SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

WORTHINGTON INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

___________________________________________________________________________________

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

200 Old Wilson Bridge Road
Columbus, OH 43085
August 15, 2008
Dear Fellow Shareholders:
     On behalf of the Board of Directors and employees of Worthington Industries, Inc. (the “Company”), I cordially invite all shareholders to be present at the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held on Wednesday, September 24, 2008, at Worthington Industries Headquarters, 200 Old Wilson Bridge Road, Columbus, Ohio 43085, beginning at 2:00 p.m., Eastern Daylight Time. I hope that you will all be able to attend and participate in the Annual Meeting, at which time we will have the opportunity to review the business and operations of our Company.
     Details of the business to be conducted at the Annual Meeting are provided in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, which you are urged to read carefully. The Company’s Annual Report to Shareholders is also being delivered to you and provides additional information regarding the financial results of the Company during the fiscal year ended May 31, 2008. If you were a shareholder of record at the close of business on August 1, 2008, you are entitled to vote in person or by proxy at the Annual Meeting.
     It is important that your Common Shares be voted on matters that come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, I urge you to participate by completing, signing, dating and returning your proxy card in the envelope provided. The prompt return of your proxy card will help ensure that as many Common Shares as possible are represented at the Annual Meeting. Alternatively, registered shareholders may transmit voting instructions for their Common Shares electronically through the Internet or by telephone by following the simple instructions on the proxy card. For those shareholders unable to attend the Annual Meeting, a live audio webcast will be available via Internet link at www.worthingtonindustries.com.
     Your continuing interest in our Company is greatly appreciated and, on behalf of the Board of Directors and management, I look forward to personally greeting those shareholders able to attend the Annual Meeting.

Sincerely,

/s/ JOHN P. McCONNELL JOHN P. McCONNELL Chairman of the Board and Chief Executive Officer

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WORTHINGTON INDUSTRIES, INC.
200 Old Wilson Bridge Road, Columbus, Ohio 43085
(614) 438-3210

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Shareholders of Worthington Industries, Inc. to be Held on September 24, 2008

TO OUR SHAREHOLDERS:
     Under new Securities and Exchange Commission rules, you are receiving this Notice that the proxy materials for the Annual Meeting of Shareholders (the “Annual Meeting”) of Worthington Industries, Inc. (the “Company”) are available on the Internet. The Company’s Proxy Statement for the Annual Meeting, a sample of the form of proxy sent or given to shareholders by the Company, and the Company’s Annual Report to Shareholders for the fiscal year ended May 31, 2008 are available at www.proxyvote.com.
     The Annual Meeting of the Company will be held at 2:00 p.m., Eastern Daylight Time, on Wednesday, September 24, 2008, at Worthington Industries Headquarters located at 200 Old Wilson Bridge Road, Columbus, Ohio 43085. For those shareholders unable to attend in person, a live audio webcast will be available via Internet link at www.worthingtonindustries.com. The Annual Meeting is being held for the following purposes:
(1)	To elect three directors, each to serve for a term of three years to expire at the 2011 Annual Meeting of Shareholders;

(2)	To approve the Worthington Industries, Inc. Annual Incentive Plan for Executives;

(3)	To reapprove material terms of performance goals under the Worthington Industries, Inc. 1997 Long-Term Incentive Plan;

(4)	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending May 31, 2009;

(5)	To consider and act upon the shareholder proposal described in the accompanying Proxy Statement, if such proposal is properly presented for consideration at the Annual Meeting; and

(6)	To transact any other business which properly comes before the Annual Meeting or any adjournment.
     Your Board of Directors recommends that you vote: (i) “FOR” the election of each of the three director nominees listed in the Company’s Proxy Statement for the Annual Meeting under the caption “PROPOSAL 1: ELECTION OF DIRECTORS”; (ii) “FOR” the approval of the Worthington Industries, Inc. Annual Incentive Plan for Executives as described in the Company’s Proxy Statement under the caption “PROPOSAL 2: APPROVAL OF THE WORTHINGTON INDUSTRIES, INC. ANNUAL INCENTIVE PLAN FOR EXECUTIVES”; (iii) “FOR” the reapproval of material terms of performance goals under the Worthington Industries, Inc. 1997 Long-Term Incentive Plan as described in the Company’s Proxy Statement under the caption “PROPOSAL 3: REAPPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS UNDER THE WORTHINGTON INDUSTRIES, INC. 1997 LONG-TERM INCENTIVE PLAN”; (iv) “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2009 as described in the Company’s Proxy Statement under the caption “PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM”; and

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(v) “AGAINST” the adoption of the shareholder proposal described in the Company’s Proxy Statement under the caption “PROPOSAL 5: SHAREHOLDER PROPOSAL” if such proposal is properly presented for consideration at the Annual Meeting.
     If you were a shareholder of record, as shown by the transfer books of the Company, at the close of business on August 1, 2008, you are entitled to receive notice of, and to vote at, the Annual Meeting. A copy of the Company’s 2008 Annual Report to Shareholders accompanies this Notice.
     This Notice also constitutes notice of the 2008 Annual Meeting of Shareholders of the Company.
     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. ALTERNATIVELY, REFER TO THE INSTRUCTIONS ON THE PROXY CARD TO TRANSMIT YOUR VOTING INSTRUCTIONS ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. Returning the proxy card or transmitting your voting instructions electronically does not deprive you of your right to attend the Annual Meeting and to vote your Common Shares in person in respect of the matters to be acted upon at the Annual Meeting.

By Order of the Board of Directors,

/s/ Dale T. Brinkman Dale T. Brinkman Secretary
August 15, 2008
     To obtain directions to attend the Annual Meeting and vote in person, please call Kim Bertino of Worthington Industries Investor Relations, at (614) 840-4082.

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WORTHINGTON INDUSTRIES, INC.
200 Old Wilson Bridge Road
Columbus, Ohio 43085
(614) 438-3210
www.worthingtonindustries.com

PROXY STATEMENT
Dated August 15, 2008
FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held On September 24, 2008

GENERAL INFORMATION ABOUT VOTING
     This Proxy Statement, along with the accompanying proxy card, is being furnished to shareholders of Worthington Industries, Inc. (the “Company”) in connection with the solicitation of proxies, on behalf of the Board of Directors of the Company (the “Board”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, September 24, 2008, at 2:00 p.m., Eastern Daylight Time, or any adjournment thereof. The Annual Meeting will be held at Worthington Industries Headquarters located at 200 Old Wilson Bridge Road, Columbus, Ohio. This Proxy Statement summarizes information you will need in order to vote.
     As used in this Proxy Statement, the term “Company” means Worthington Industries, Inc. or, where appropriate, Worthington Industries, Inc. and its subsidiaries. The term “Common Shares” means the Company’s common shares, without par value. Other than Common Shares, there are no voting securities of the Company outstanding.
Voting at the Annual Meeting
     Only shareholders of record at the close of business on August 1, 2008 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting. The Company is first sending or giving this Proxy Statement and the accompanying proxy card to those shareholders on or about August 15, 2008. The total number of issued and outstanding Common Shares on the Record Date entitled to vote at the Annual Meeting was 78,796,498. Each shareholder is entitled to one vote on each matter voted upon at the Annual Meeting for each Common Share held. Shareholders do not have cumulative voting rights in the election of directors.
     To ensure that your Common Shares will be voted at the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, shareholders may transmit voting instructions electronically via the Internet or by using the toll-free telephone number listed on the proxy card. The deadline for transmitting voting instructions electronically via the Internet or telephonically is 11:59 p.m., Eastern Daylight Time, on September 23, 2008. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ voting instructions have been properly recorded. Shareholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that such shareholders will bear.

     Those Common Shares represented by properly executed proxy cards that are received prior to the Annual Meeting and not revoked, or by properly authenticated voting instructions transmitted electronically via the Internet or by telephone prior to the deadline for transmitting those instructions and not revoked, will be voted as directed by the shareholders. The Common Shares represented by all valid forms of proxy received prior to the Annual Meeting which do not specify how the Common Shares should be voted will be voted as recommended by the Board, except in the case of broker non-votes, where applicable, as follows: (i) “FOR” the election of each of the three director nominees listed below under the caption “PROPOSAL 1: ELECTION OF DIRECTORS”; (ii) “FOR” approval of the Worthington Industries, Inc. Annual Incentive Plan for Executives as described below under the caption “PROPOSAL 2: APPROVAL OF THE WORTHINGTON INDUSTRIES, INC. ANNUAL INCENTIVE PLAN FOR EXECUTIVES”; (iii) “FOR” the reapproval of the material terms of the performance goals under the Worthington Industries, Inc. 1997 Long-Term Incentive Plan, as described below under the caption “PROPOSAL 3: REAPPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS UNDER THE WORTHINGTON INDUSTRIES, INC. 1997 LONG-TERM INCENTIVE PLAN”; (iv) “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2009 as described below under the caption “PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM”; and (v) “AGAINST” the adoption of the shareholder proposal described below under the caption “PROPOSAL 5: SHAREHOLDER PROPOSAL”, if such proposal is properly presented for consideration at the Annual Meeting. No appraisal rights exist for any action proposed to be taken at the Annual Meeting.
Voting of Common Shares Held in “Street Name”
     If you hold your Common Shares in “street name” with a broker/dealer, financial institution or other holder of record, you may be eligible to provide voting instructions to the holder of record electronically via the Internet or telephonically, but are urged to carefully review the information provided to you by the holder of record. This information will describe the procedures to be followed in instructing the holder of record how to vote the “street name” Common Shares and how to revoke previously-given instructions. If you hold your Common Shares in “street name” and do not provide voting instructions to your broker/dealer within the required time frame before the Annual Meeting, your broker/dealer will have the discretion to vote your Common Shares on matters that the New York Stock Exchange (“NYSE”) has determined are routine, such as the uncontested election of directors and the ratification of the appointment of the Company’s independent registered public accounting firm. However, your broker/dealer will not have the discretion to vote your Common Shares on non-routine matters, including approval of the Worthington Industries, Inc. Annual Incentive Plan for Executives, reapproval of the material terms of the performance goals under the Worthington Industries, Inc. 1997 Long-Term Incentive Plan, and the shareholder proposal described in this Proxy Statement (if that proposal is properly presented for consideration at the Annual Meeting), without specific instructions from you.
Solicitation of Proxies
     Proxies will be solicited by mail and may be further solicited by additional mailings, personal contact, telephone, electronic mail, facsimile or telegraph by directors, officers and employees of the Company, none of whom will receive additional compensation for such solicitation activities. In addition, the Company has retained Broadridge Financial Solutions (formerly ADP), located in Edgewood, New York, to aid in the solicitation of proxies with respect to Common Shares held by broker/dealers, financial institutions and other custodians, fiduciaries and nominees, for a fee of approximately $1,000, plus out-of-pocket expenses. The Company will reimburse its transfer agent, National City Bank, as well as broker/dealers, financial institutions and other custodians, fiduciaries and nominees, who are record holders of Common Shares not beneficially owned by them, for their reasonable costs in forwarding proxy materials to the beneficial owners of the Common Shares entitled to vote at the Annual Meeting. The Company will bear the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and any other related materials, as well as all other costs incurred in connection with the solicitation of proxies on behalf of the Board, other than the Internet access fees and telephone service fees described above.

Right to Revoke Proxy
     You may revoke your proxy at any time before it is actually voted at the Annual Meeting by giving written notice of revocation to the Secretary of the Company, by accessing the Internet site or using the toll-free number stated on the proxy card and electing revocation as instructed or, if you are a registered shareholder, by attending the Annual Meeting and giving notice of revocation in person. You may also change your vote by executing and returning to the Company a later-dated proxy card, by voting in person at the Annual Meeting (but only if you are the registered shareholder), by submitting a later-dated electronic vote through the Internet site or by voting by telephone using the toll-free telephone number stated on the proxy card at a later date. Attending the Annual Meeting will not, in itself, constitute revocation of your previously-appointed proxy.
Quorum and Tabulation of Voting Results
     The results of shareholder voting will be tabulated by the inspector of election appointed by the Board for the Annual Meeting. A quorum for the Annual Meeting is one-third of the outstanding Common Shares entitled to vote at the Annual Meeting. Common Shares represented by properly-executed proxy cards returned to the Company prior to the Annual Meeting or represented by properly-authenticated electronic votes recorded through the Internet or by telephone will be counted toward the establishment of a quorum for the Annual Meeting whether they are marked “Abstain,” “Against,” “For,” “For All,” “Withhold All,” “For All Except,” or not at all. “Broker non-votes” are Common Shares held of record by broker/dealers, financial institutions or other holders of record which are present in person or by proxy at the Annual Meeting, but which are not voted because instructions have not been received from the beneficial owner of such Common Shares with respect to a particular matter over which the record holder does not have discretionary voting authority. Broker non-votes are counted toward the establishment of a quorum.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table furnishes as of the Record Date (unless otherwise noted below), with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Shares of the Company, the name and address of such owner and the number and percentage of Common Shares beneficially owned (as determined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

	Amount and	Percent of
	Nature of	Outstanding
Name and Address of Beneficial Owner	Beneficial Ownership	Common Shares (1)
John P. McConnell
200 Old Wilson Bridge Road
Columbus, OH 43085	19,207,523 (2)	24.1%

Southeastern Asset Management, Inc.
Longleaf Partners Small-Cap Fund
O. Mason Hawkins
6410 Poplar Ave., Suite 900
Memphis, TN 38119	8,206,238 (3)	10.4%

(1)	The “Percent of Outstanding Common Shares” is based on the sum of 78,796,498 Common Shares outstanding on the Record Date and the number of Common Shares, if any, as to which the named person has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or which will first become exercisable within 60 days after the Record Date (collectively, “Currently Exercisable Options”).

(2)	Includes 12,415,982 Common Shares held of record by JDEL, Inc. (“JDEL”), a Delaware corporation. The directors of JDEL have granted John P. McConnell sole voting and dispositive power with respect to these 12,415,982 Common Shares. JDEL has the right to receive the dividends from and the proceeds from the sale of such 12,415,982 Common Shares. Includes 2,428,312 Common Shares held of record by an independent corporate trustee in trust for the benefit of John P. McConnell and his sister, Margaret Kollis. The independent corporate trustee has voting and dispositive power; however, the independent corporate trustee’s investment decisions are subject to the prior approval or disapproval of John P. McConnell, and accordingly John P. McConnell may be deemed to “share” dispositive power with the independent corporate trustee. John P. McConnell has the right to change the trustee; however, any successor trustee appointed by John P. McConnell must be an independent corporate trustee. Includes 75,119 Common Shares held as custodian for his four children. Includes 3,053 Common Shares held by John P. McConnell’s wife as custodian for the benefit of her son. Includes 127,000 Common Shares held by The McConnell Educational Foundation for the benefit of third parties, of which Mr. McConnell is one of three trustees and shares voting and dispositive power. Mr. McConnell disclaims beneficial ownership of these 127,000 Common Shares. Includes 118,000 Common Shares held by The McConnell Family Trust of which Mr. McConnell is co-trustee and has sole voting and dispositive power. Includes 255,875 Common Shares held by the Margaret R. McConnell Trust f/b/o Margaret Kollis of which Mr. McConnell is trustee and has sole voting and dispositive power. Includes 1,642,600 Common Shares held by Mr. McConnell in his capacity as co-executor of the Estate of John H. McConnell. Mr. McConnell holds shared voting and dispositive power over such 1,642,600 Common Shares. Also includes 959,000 Common Shares subject to Currently Exercisable Options. As of August 1, 2008, 11,943,067 Common Shares held by JDEL, the Estate of John H. McConnell and John P. McConnell had been pledged as security to various financial institutions, in connection with both investment and personal loans.

(3)	Information is based on the Schedule 13G jointly filed with the Securities and Exchange Commission (the “SEC”) on January 9, 2008, by Southeastern Asset Management, Inc., a registered investment adviser (“Southeastern”), Longleaf Partners Small-Cap Fund (“Longleaf”) and Mr. O. Mason Hawkins (“Hawkins”), Chairman of the Board and Chief Executive Officer of Southeastern. With respect to these 8,206,238 Common Shares: Southeastern possessed shared voting power and shared dispositive power as to 8,078,838 of these Common Shares and sole dispositive power as to 127,400 Common Shares; Longleaf possessed shared voting power and shared dispositive power as to 8,078,838 of these Common Shares and Hawkins possessed no voting power or dispositive power with respect to any of these Common Shares. In the event Hawkins could be deemed to be a controlling person of Southeastern as a result of his official positions with, or ownership of its voting securities, Hawkins expressly disclaimed the existence of such control.
     The following table furnishes the number and percentage of outstanding Common Shares beneficially owned (as determined under Rule 13d-3 under the Exchange Act) by: (a) each current director of the Company; (b) each of the Company’s director nominees; (c) each individual named in the “Summary Compensation Table for Fiscal 2008 and Fiscal 2007” (the “named executive officers” or “NEOs”); and (d) all current directors and executive officers of the Company as a group, in each case as of the Record Date. The address of each of the current executive officers and directors of the Company is c/o Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085.

	Amount and Nature of
	Beneficial Ownership(1)
	Number of Common Shares
	Presently Held and Which
	Can Be Acquired Upon			Theoretical Common
	Exercise of Options		Percent of	Shares Credited to
	Currently Exercisable or		Outstanding	Accounts in the
	Which Will First Become		Common Shares	Company’s Deferred
Name of Beneficial Owner	Exercisable Within 60 Days		(2)	Compensation Plans (3)
John B. Blystone	39,230	(4)(5)	*
John S. Christie (6)	428,530	(7)	*	3,119
William S. Dietrich, II	34,600	(4)(8)	*
Michael J. Endres	94,700	(4)(9)	*	29,910
Harry A. Goussetis (6)	99,996	(10)	*	6,562
Peter Karmanos, Jr.	82,600	(4)(11)	*	36,725
John R. Kasich	32,600	(4)(12)	*	16,508
John P. McConnell (6)	19,207,523	(13)	24.1%
Carl A. Nelson, Jr.	26,600	(4)(14)	*
Sidney A. Ribeau	32,600	(4)(15)	*	4,137
Mark A. Russell (6)	27,026	(16)	*	6,136
Mary Schiavo	36,611	(4)(17)	*
George P. Stoe (6)	125,370	(18)	*	22,471
All Current Directors and Executive Officers as a Group (19 people)	20,829,797	(19)	25.7%	136,360

*	Denotes ownership of less than 1% of the outstanding Common Shares.

(1)	Except as otherwise indicated by footnote, each named beneficial owner has sole voting and dispositive power over the listed Common Shares or shares such power with his or her spouse.

(2)	The “Percent of Outstanding Common Shares” is based on the sum of (a) 78,796,498 Common Shares outstanding on the Record Date and (b) the number of Common Shares, if any, as to which the named person or group has the right to acquire beneficial ownership upon the exercise of Currently Exercisable Options.

(3)	This column lists the theoretical Common Shares credited to the bookkeeping accounts of the named executive officers participating in the Worthington Industries, Inc. 2005 Non-Qualified Deferred Compensation Plan and the Worthington Industries, Inc. Non-Qualified Deferred Compensation Plan, as amended and restated, effective March 1, 2000 (collectively, the “Employee Deferral Plans”) and also lists the theoretical Common Shares credited to the bookkeeping accounts of the directors of the Company participating in the Worthington Industries, Inc. 2005 Deferred Compensation Plan for Directors and the Worthington Industries, Inc. Deferred Compensation Plan for Directors, as amended and restated, effective June 1, 2000 (collectively, the “Director Deferral Plans”). These theoretical Common Shares are not included in the beneficial ownership totals. Under the terms of both the Employee Deferral Plans and the Director Deferral Plans, participants do not beneficially own, nor do they have voting or dispositive power with respect to, theoretical Common Shares credited to their respective bookkeeping accounts. While the participants in the Employee Deferral Plans and the participants in the Director Deferral Plans have an economic interest in the theoretical Common Shares credited to their respective bookkeeping accounts, each participant’s only right with respect to his or her bookkeeping account (and the amounts credited thereto) is to receive a distribution of cash equal to the fair market value of the theoretical Common Shares credited to his or her bookkeeping account as of the latest valuation date determined in accordance with the terms of the Employee Deferral Plans or the Director Deferral Plans, as appropriate. For further information concerning the Employee Deferral Plans, please see the discussion under the caption “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis – Compensation Components –– Non-Qualified Deferred Compensation” beginning on page 33 of this Proxy Statement and for further information concerning the Director Deferral Plans, please see the discussion under the caption “COMPENSATION OF DIRECTORS – Director Deferral Plans” beginning on page 49 of this Proxy Statement.

(4)	Includes for each of the following non-employee directors of the Company 1,300 Common Shares underlying an award of restricted shares made to such director on September 26, 2007: Mr. Dietrich; Mr. Endres; Mr. Karmanos; Mr. Kasich; Mr. Nelson; Mr. Ribeau; and Ms. Schiavo. Mr. Blystone received an award of restricted shares covering 2,050 Common Shares on that same date underlying a restricted stock award in connection with his position as Lead Independent Director. The restricted shares will be held in escrow by the Company and may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the restrictions thereon have lapsed. Generally, the restrictions on the restricted shares will lapse and the restricted shares will become fully vested on September 24, 2008, subject to the terms of each restricted share award. Each director may exercise any voting rights associated with the restricted shares during the restriction period. In addition, any dividends or distributions paid with respect to the Common Shares underlying the restricted shares will be held by the Company, as escrow agent, during the restriction period and, at the end of the restriction period, will be distributed or forfeited in the same manner as the restricted shares with respect to which they were paid. For further information concerning the terms of the restricted shares, please see the discussion under the caption “COMPENSATION OF DIRECTORS – Equity Grants” beginning on page 49 of this Proxy Statement.

(5)	Includes 25,000 Common Shares subject to Currently Exercisable Options.

(6)	Individual named in the “Summary Compensation Table for Fiscal 2008 and Fiscal 2007” on page 37 of this Proxy Statement. John S. Christie retired from the Company on July 31, 2008, but his Common Shares are included as part of the “All Current Directors and Executive Officers as a Group” numbers.

(7)	Includes 379,500 Common Shares subject to Currently Exercisable Options.

(8)	Includes 22,000 Common Shares subject to Currently Exercisable Options.

(9)	Includes 10,000 Common Shares held by Mr. Endres’ wife, who has sole voting and dispositive power as to the 10,000 Common Shares. Beneficial ownership of these 10,000 Common Shares is disclaimed by Mr. Endres. Also includes 30,000 Common Shares subject to Currently Exercisable Options.

(10)	Includes 78,500 Common Shares subject to Currently Exercisable Options.

(11)	Includes 52,600 Common Shares held by Mr. Karmanos as trustee for a living trust and 30,000 Common Shares subject to Currently Exercisable Options.

(12)	Includes 30,000 Common Shares subject to Currently Exercisable Options.

(13)	See footnote (2) to preceding table.

(14)	Includes 19,000 Common Shares subject to Currently Exercisable Options.

(15)	Includes 26,000 Common Shares subject to Currently Exercisable Options.

(16)	Includes 26,000 Common Shares subject to Currently Exercisable Options.

(17)	Includes 30,000 Common Shares subject to Currently Exercisable Options.

(18)	Includes 123,000 Common Shares subject to Currently Exercisable Options.

(19)	The number of Common Shares shown as beneficially owned by the Company’s current directors and executive officers as a group includes 2,174,000 Common Shares subject to Currently Exercisable Options.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires that the Company’s directors and executive officers and greater-than-10% beneficial owners of the Company’s outstanding Common Shares file reports with the SEC reporting their initial beneficial ownership of Common Shares and any subsequent changes in their beneficial ownership. Specific due dates for such reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any late report or known failure to file a required report. To the Company’s knowledge, based solely on a review of the copies of the reports furnished to the Company and written representations that no other reports were required, the Company believes that, during the fiscal year ended May 31, 2008 (“Fiscal 2008”), all Section 16(a) filing requirements applicable to the Company’s directors and executive officers and greater-than-10% beneficial owners of the Company’s outstanding Common Shares were complied with, except for one late Form 4 filing made by John P. McConnell reporting two transactions relating to his acquisition of beneficial ownership of certain Common Shares following the death of his father, John H. McConnell.
CORPORATE GOVERNANCE
Corporate Governance Guidelines
     Upon the recommendation of the Nominating and Governance Committee, in accordance with applicable sections of the NYSE Listed Company Manual (the “NYSE Rules”), the Board has adopted the Board of Directors Corporate Governance Guidelines (the “Corporate Governance Guidelines”) to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board, with the assistance of the Nominating and Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements.
     The Corporate Governance Guidelines are available on the “Corporate Governance” page of the “Investor Relations” section of the Company’s web site at www.worthingtonindustries.com. Shareholders and other interested persons may also obtain a copy of the Corporate Governance Guidelines, without charge, by writing to the Investor Relations Department of the Company at Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085, Attention: Allison M. Sanders, Director of Investor Relations.
Code of Conduct
     In accordance with applicable NYSE Rules and the applicable rules and regulations of the SEC (the “SEC Rules”), the Board adopted the Worthington Industries, Inc. Code of Conduct (the “Code of Conduct”), which is available on the “Corporate Governance” page of the “Investor Relations” section of the Company’s web site at www.worthingtonindustries.com. Alternatively, shareholders and other interested persons may obtain a copy of the Code of Conduct, without charge, by writing to the Investor Relations Department of the Company at Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085, Attention: Allison M. Sanders, Director of Investor Relations.
Director Independence
     Pursuant to the Corporate Governance Guidelines, a director is determined to be independent if he or she is independent of management and has no material relationship with the Company either personally or as a partner, shareholder or officer of an organization that has such a relationship with the Company, as affirmatively determined by the Board. The Board observes any additional criteria for independence established by NYSE or other governing laws and regulations.

     The Board has been advised of the nature and extent of any direct or indirect personal and business relationships between the Company (including its subsidiaries) and John B. Blystone, William S. Dietrich, II, Michael J. Endres, Peter Karmanos, Jr., John R. Kasich, Carl A. Nelson, Jr., Sidney A. Ribeau or Mary Schiavo, individually (collectively, the “Independent Directors”), or any entities for which any Independent Director is a partner, officer, employee or shareholder. The Board has reviewed, considered and discussed such relationships, and the compensation that each Independent Director receives, directly or indirectly, from the Company, in order to determine whether each Independent Director meets the independence requirements of the Corporate Governance Guidelines, the applicable NYSE Rules, and the applicable SEC Rules. The Board has affirmatively determined that (a) none of the Independent Directors has any relationship with the Company, either directly or indirectly, including, without limitation, any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship, which: (i) may interfere with his or her independence from management and the Company or the exercise of his or her independent judgment; (ii) would be inconsistent with a determination of independence under applicable NYSE Rules and SEC Rules or (iii) would impair his or her independence under the Corporate Governance Guidelines, and that (b) each of the eight Independent Directors qualifies as an “independent director” under the Corporate Governance Guidelines. As required by applicable NYSE Rules, the eight Independent Directors represent a majority of the Company’s directors. John P. McConnell does not qualify as independent under applicable NYSE Rules or SEC Rules or the Corporate Governance Guidelines because he is an executive officer of the Company. During the period he served as a director, John S. Christie did not qualify as an Independent Director under applicable NYSE Rules or SEC Rules or the Corporate Governance Guidelines because he was also then serving as an executive officer of the Company.
     Barring any unusual circumstances, the Board has determined that a director’s independence would not be impaired if: (a) the director is an executive officer or an employee (or his or her immediate family member is an executive officer or employee) of a company that makes payments to, or receives payments from, the Company for property or services performed in the ordinary course of business in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of the Company’s or such other company’s consolidated gross revenues; (b) the Company makes contributions to a charitable organization for which the director (or his or her immediate family member) serves as an executive officer if the contributions, in any single fiscal year, do not exceed the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues; or (c) the Company uses facilities (dining, clubs, etc.) in which the director is a greater than 5% owner if charges to the Company are consistent with charges paid by others and are fair, reasonable, and consistent with similar services available for similar facilities.
     The Board specifically considered a number of circumstances in the course of reaching the conclusion that each of the Independent Directors qualifies as independent under the Corporate Governance Guidelines as well as applicable NYSE Rules and SEC Rules, including the relevant relationships described below under the caption “TRANSACTIONS WITH CERTAIN RELATED PERSONS” beginning on page 19 of this Proxy Statement, as well as the fact that William S. Dietrich, II retired from his employment with the Company effective as of June 1, 2003, more than five years ago.
Lead Independent Director
     The Board has a Lead Independent Director whose purpose is to serve as a channel of communication between the Company’s directors who are not employees of the Company (“non-employee directors”), each of whom also qualifies as an independent director, and the Chairman of the Board and Chief Executive Officer. Mr. Blystone was appointed to serve as the Company’s Lead Independent Director on January 22, 2007. A copy of the Charter of the Lead Independent Director is available on the “Corporate Governance” page of the “Investor Relations” section of the Company’s web site located at www.worthingtonindustries.com. This Charter is also available in print, without charge, by writing to the Investor Relations Department of the Company at Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085, Attention: Allison M. Sanders, Director of Investor Relations.
     The Lead Independent Director’s responsibilities include:

•	providing input to the Chairman of the Board and Chief Executive Officer in establishing the agenda for Board meetings;

•	chairing executive sessions of the non-employee directors;

•	working with the Chairman of the Board and Chief Executive Officer to ensure that the Board has adequate information and resources to support its decision-making requirements;

•	assisting the Board, the Board’s Nominating and Governance Committee, and the officers of the Company to ensure compliance with and implementation of the Corporate Governance Guidelines; and

•	working with the Nominating and Governance Committee and the Chairman of the Board and Chief Executive Officer to recommend the members and chairs of the various Board committees.
The Lead Independent Director also meets regularly with the Chairman of the Board and Chief Executive Officer outside of Board meetings to discuss agendas and meeting schedules, and such other Board and Company matters as they deem appropriate.
Nominating Procedures
     The Board’s Nominating and Governance Committee has responsibility for providing oversight on a broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board.
     When considering candidates for the Board, the Nominating and Governance Committee evaluates the entirety of each candidate’s credentials but does not have specific eligibility requirements or minimum qualifications which must be met by a Nominating and Governance Committee-recommended nominee. However, the Corporate Governance Guidelines provide that the retirement age for directors is 70, and a director is to submit his or her resignation to be effective at the conclusion of the three-year term immediately after attaining age 70. The Nominating and Governance Committee considers those factors it deems appropriate, including, but not limited to, judgment, skill, diversity, strength of character, experience with businesses and organizations of comparable size or scope, experience as an executive of or adviser to public and private companies, experience and skill relative to other Board members, specialized knowledge or experience, and the desirability of the candidate’s membership on the Board and any committees of the Board. Depending on the current needs of the Board, the Nominating and Governance Committee may weigh certain factors more or less heavily. The Nominating and Governance Committee does, however, believe that all members of the Board should have strong character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters, and no conflict of interest that would interfere with his or her performance as a director.
     The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including shareholder recommendations, but does not evaluate candidates differently based on the source of the recommendation. Pursuant to its charter, the Nominating and Governance Committee has the authority to retain consultants and search firms to assist with the process of identifying and evaluating director candidates and to approve the fees and other retention terms for any such consultant or search firm. The Nominating and Governance Committee has never used a consultant or search firm for such purpose, and, accordingly, the Company has paid no such fees.
     Shareholders may recommend director candidates for consideration by the Nominating and Governance Committee by sending the recommendation to the Chair of the Nominating and Governance Committee, in care of the Company, to the Company’s executive offices at 200 Old Wilson Bridge Road, Columbus, Ohio 43085. The recommendation should include the candidate’s name, age, business address, residence address and principal occupation. The recommendation should also describe the qualifications, attributes, skills or other qualities possessed by the recommended director candidate. A written statement from the candidate consenting to serve as a director, if elected, and a commitment by the candidate to meet personally with Nominating and Governance Committee members should accompany any such recommendation.
     The Board, taking into account the recommendations of the Nominating and Governance Committee, selects nominees for election as directors at each annual meeting of shareholders. In addition, shareholders wishing to nominate directors for election may do so, provided they comply with the nomination procedures set forth in the Company’s Code of Regulations and applicable SEC Rules. In order to nominate an individual for election as a director at a meeting, a shareholder must give written notice of the shareholder’s intention to make such nomination. The notice must be sent to the Company’s Secretary, either delivered in person to, or mailed to and received at, the Company’s principal executive offices at 200 Old Wilson Bridge Road, Columbus, Ohio 43085 not less than 14 days or more than 50 days prior to any meeting called for the election of directors. However, if notice or public disclosure of the date of the meeting is given or made less than 21 days prior to the meeting, the shareholder notice must be received by the Company’s Secretary not later than the close of business on the seventh day following the day on which notice of the date of the meeting was mailed or publicly disclosed. The Company’s Secretary will deliver any shareholder notice received in a timely manner to the Nominating and Governance Committee for review. Each shareholder notice must include the following information as to each individual the shareholder proposes to nominate for election or re-election as a director: (a) the name, age, business address and, if known, residence address of the proposed nominee; (b) the principal occupation or employment of the proposed nominee; (c) the number of Common Shares of the Company beneficially owned by the proposed nominee; and (d) any other information relating to the proposed nominee that is required to be disclosed concerning nominees in proxy solicitations under applicable SEC Rules, including the individual’s written consent to be named in the proxy statement as a nominee and to serve as a director, if elected. The nominating shareholder must also provide (i) the name and address of the nominating shareholder and (ii) the number of Common Shares of the Company beneficially owned by the nominating shareholder. No individual may be elected as a director unless he or she has been nominated by a shareholder in the manner described above or by the Board or the Nominating and Governance Committee of the Board.
Compensation Committee Interlocks and Insider Participation
     The Compensation and Stock Option Committee of the Board (the “Compensation Committee”) is currently comprised of John B. Blystone (Chair), Michael J. Endres, Peter Karmanos, Jr. and John R. Kasich. Each of Messrs. Blystone, Endres, Karmanos and Kasich also served on the Compensation Committee throughout Fiscal 2008. None of the members of the Compensation Committee is a present or past employee or officer of the Company. During Fiscal 2008 and through the date of this Proxy Statement, none of the Company’s executive officers has served on the board of directors or compensation committee (or other committee performing equivalent functions) of any other entity, one of whose executive officers served on the Company’s Board or Compensation Committee. Mr. Karmanos is the only member of the Compensation Committee who has a relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K.
     During Fiscal 2008, the Company paid Compuware Corporation (“Compuware”), a software development company of which Mr. Karmanos is Chairman of the Board, Chief Executive Officer and a 5.8% shareholder, approximately $2.4 million, primarily for Compuware’s services as the Company’s project coordinator in connection with the Company’s Oracle ERP system project. Compuware was selected for this position from a number of competing service providers which had responded to the Company’s request for proposal and were interviewed by the Company. Compuware’s selection was based on a number of factors including price, experience and capabilities. In this position, Compuware supplies resources and tools for project coordination, organization and testing, and, in general, assists the Company in ensuring that the Oracle ERP system is installed, tested, operated and integrated with the Company’s information technology system in a proper manner. Compuware also provides general information technology consulting services, as requested by the Company. The payments made to Compuware for Fiscal 2008 amounted to approximately .2% of Compuware’s consolidated total revenues for its most recent fiscal year, and approximately .08% of the Company’s consolidated net revenues for Fiscal 2008.

Communications with the Board
     The Board believes it is important for shareholders and other interested persons to have a process by which to send communications to the Board and its individual members, including the Lead Independent Director. Accordingly, shareholders and other interested persons who wish to communicate with the Board, the non-management directors as a group, the Lead Independent Director or any other individual director may do so by addressing such correspondence to the name(s) of the specific director(s), to the “Non-Management Directors” as a whole or to the “Board of Directors” as a whole, and sending it in care of the Company, to the Company’s executive offices at 200 Old Wilson Bridge Road, Columbus, Ohio 43085. The mailing envelope must contain a clear notation indicating that the enclosed correspondence is a “Shareholder/Interested Person – Non-Management Director Communication,” “Shareholder/Interested Person – Board Communication”, “Shareholder/Interested Person – Lead Independent Director Communication”, or “Shareholder/Interested Person – Director Communication”, as appropriate. All such correspondence must identify the author as a shareholder or other interested person (identifying such interest) and clearly indicate whether the communication is directed to all members of the Board, to the non-management directors as a group or to a certain specified individual director(s). Copies of all such correspondence will be circulated to the appropriate director(s). Correspondence marked “personal and confidential” will be delivered to the intended recipient without opening. There is no screening process in respect of communications from shareholders or other interested persons. This process for forwarding communications to the appropriate Board member(s) has been approved by the Company’s Independent Directors.
     Questions, complaints and concerns may also be submitted to Company directors by telephone through the Business Ethics Help Line by calling 877-263-9893 inside the United States and 770-613-6395 outside the United States.
PROPOSAL 1: ELECTION OF DIRECTORS
     There are currently nine directors – three in the class whose terms expire at the Annual Meeting, three in the class whose terms expire at the Annual Meeting of Shareholders in 2009 and three in the class whose terms expire in Annual Meeting of Shareholders in 2010. On May 2, 2008, John S. Christie notified the Company that he wished to retire as President and Chief Financial Officer of the Company effective July 31, 2008. On July 25, 2008, Mr. Christie, who served in the class whose terms will expire at the Annual Meeting, notified the Company that he intended to resign as a director of the Company effective July 31, 2008. Mr. Christie, age 58, had served as the President and a director of the Company since June 1999 and as Chief Financial Officer of the Company since January 2004. He served as Interim Chief Financial Officer of the Company from September 2003 to January 2004 and as Chief Operating Officer of the Company from June 1999 until September 2003. The Board determined that they would accept Mr. Christie’s resignation from the Board at the time of his retirement from the Company on July 31, 2008.
     To make the number of directors in each class equal, effective as of August 1, 2008, the directorship of Carl A. Nelson, Jr. was changed from a director in the class of directors whose term ends at the Annual Meeting of Shareholders in 2009 to a director in the class of directors whose term ends at the Annual Meeting to fill the vacancy created by Mr. Christie’s resignation.  The Board has also taken action to reduce the size of the Board from ten to nine directors, with three directors in each class, effective upon Mr. Nelson’s change in class.
     Each individual elected as a director at the Annual Meeting will hold office for a three-year term, expiring at the 2011 Annual Meeting of Shareholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal from office. The individuals named as proxies in the form of proxy solicited by the Board intend to vote the Common Shares represented by the proxies received under this solicitation for the Board’s nominees, unless otherwise instructed on the form of proxy. If any nominee becomes unable to serve or for good cause will not serve as a candidate for election as a director, the individuals designated to vote the proxies will have full discretion to vote the Common Shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board, following recommendation by the Nominating and Governance Committee. The Board has no reason to believe that any of the nominees of the Board will be unable to serve or for good cause will not serve as a director of the Company if elected.

     The information set forth below, concerning the age, principal occupation, other affiliations and business experience of each director has been furnished to the Company by such director as of August 1, 2008. Except where otherwise indicated, each director has had the same principal occupation for the last five years. There are no family relationships among any of the current directors (including those nominated for re-election) and executive officers of the Company.
Nominees Standing for Re-Election to the Board of Directors
Michael J. Endres
     Michael J. Endres, age 60, has served continuously as a director of the Company since 1999 and is a member of the Executive Committee, the Audit Committee and the Compensation Committee. Mr. Endres has served as a partner in Stonehenge Financial Holdings, Inc., a private equity investment firm he co-founded in August 1999, for more than five years. Mr. Endres also serves as a director of Huntington Bancshares Incorporated and Tim Hortons Inc. Mr. Endres serves as a member of the Executive Committee and the Risk Committee for Huntington Bancshares Incorporated and as the Chair of the Audit Committee for Tim Hortons Inc.
Peter Karmanos, Jr.
     Peter Karmanos, Jr., age 65, has served continuously as a director of the Company since 1997, is the Chair of the Nominating and Governance Committee and is a member of the Executive Committee and the Compensation Committee. Mr. Karmanos has held the position of Chairman of the Board, Chief Executive Officer and Co-Founder of Compuware, a software development company, for more than five years. Mr. Karmanos also serves as a director of Compuware and Taubman Centers, Inc. Mr. Karmanos serves as a member of the Compensation Committee for Taubman Centers, Inc.
Carl A. Nelson, Jr.
     Carl A. Nelson, Jr., age 63, has served continuously as a director of the Company since 2004, and is the Chair of the Audit Committee.  Mr. Nelson has served as an independent business consultant since March 2002, when he retired as a partner from Arthur Andersen, LLP after 31 years of service. Mr. Nelson served as Managing Partner of the Arthur Andersen Columbus, Ohio office from 1994 until his retirement, and was the leader of the firm’s consulting services for the products industry in the United States.
Directors Whose Terms Continue Until the 2009 Annual Meeting
John B. Blystone
     John B. Blystone, age 55, has served continuously as a director of the Company since 1997 and as the Lead Independent Director of the Company since January 2007. He is the Chair of the Compensation Committee and is a member of the Executive Committee. Mr. Blystone served as Chairman of the Board, President and Chief Executive Officer of SPX Corporation, a global provider of technical products and systems, industrial products and services, flow technology, cooling technologies and services and service solutions, for more than five years prior to December 2004, when he retired.
William S. Dietrich, II
     William S. Dietrich, II, age 70, has served continuously as a director of the Company since 1996 and is a member of the Nominating and Governance Committee. Mr. Dietrich served as Chairman of the Board of Dietrich Industries, Inc., a subsidiary of the Company, for more than five years prior to June 2003, when he retired.

Sidney A. Ribeau
     Sidney A. Ribeau, age 60, has served continuously as a director of the Company since 2000 and is a member of the Audit Committee and the Nominating and Governance Committee. Mr. Ribeau became President of Howard University on August 1, 2008. For more than five years prior to that time, Mr. Ribeau served as President of Bowling Green State University. Mr. Ribeau serves as a director of The Andersons, Inc. and Convergys Corporation. Mr. Ribeau serves as a member of the Compensation Committee and the Governance/Nominating Committee for The Andersons, Inc., and as a member of the Audit Committee and the Finance Committee for Convergys Corporation.
Directors Whose Terms Continue Until the 2010 Annual Meeting
John R. Kasich
     John R. Kasich, age 56, has served continuously as a director of the Company since 2001 and is a member of the Compensation Committee and the Nominating and Governance Committee. Mr. Kasich has been Managing Director of the Investment Banking Group of Lehman Brothers Holdings Incorporated, in Columbus, Ohio, since January 2001. For more than five years prior to that time, Mr. Kasich was a member of the U. S. House of Representatives. Mr. Kasich is a contributor on the Fox News Channel. Mr. Kasich is also a director of Invacare Corporation and serves as the Chair of its Nominating Committee.
John P. McConnell
     John P. McConnell, age 54, has served as the Company’s Chief Executive Officer since June 1993, as a director of the Company continuously since 1990, and as Chairman of the Board of the Company since September 1996. Mr. McConnell also serves as the Chair of the Executive Committee.
Mary Schiavo
     Mary Schiavo, age 52, has served continuously as a director of the Company since 1998 and is a member of the Audit Committee and the Nominating and Governance Committee. Ms. Schiavo has been a partner in the law firm of Motley Rice LLC, Mount Pleasant, South Carolina, since October 2003. From 2002 to October 2003, Ms. Schiavo was an attorney with Baum, Hedlund, Aristei, Guilford & Schiavo, P.C., a law firm in Los Angeles, California.  From 1997 to 2002, Ms. Schiavo served as a professor at The Ohio State University and as a consultant for NBC News. Ms. Schiavo served as Inspector General for the U. S. Department of Transportation from 1990 to 1996.
Meetings of the Board
     The Board held five meetings during Fiscal 2008, including regularly scheduled and special meetings. During Fiscal 2008, each incumbent director attended at least 75% of the aggregate of (a) the total number of meetings held by the Board and (b) the total number of meetings held by all committees of the Board on which such director served.
     The Board and management are committed to effective corporate governance practices. The Company’s Corporate Governance Guidelines describe the governance principles and procedures by which the Board functions. The Board annually reviews and updates, as appropriate, the Corporate Governance Guidelines and the Board committee charters in response to corporate governance developments, including applicable NYSE Rules and SEC Rules, and recommendations by directors in connection with Board and committee evaluations. In accordance with the Company’s Corporate Governance Guidelines and applicable NYSE Rules, non-management directors of the Company meet (without management present) at regularly scheduled executive sessions at least twice per year and at such other times as the directors deem necessary or appropriate. These executive sessions are typically held in conjunction with regularly scheduled Board meetings and are led by the Lead Independent Director. The non-

management directors met in executive session after each of the four regularly scheduled Board meetings held in Fiscal 2008.
Board Member Attendance at Annual Shareholder Meetings
     The Company does not have a formal policy with respect to attendance by our directors at the annual meetings of the shareholders. However, directors are encouraged to attend annual meetings of the shareholders, and the Board’s current schedule provides for its quarterly meetings to fall in March, June, September and December. It is anticipated that the September board meeting will occur on or about the date of the Annual Meeting, and directors are encouraged to attend the Annual Meeting. All ten of the then incumbent directors attended the Company’s 2007 Annual Meeting of Shareholders.
Committees of the Board
     The Board has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The charter for each committee has been reviewed and approved by the Board and is available on the “Corporate Governance” page of the “Investor Relations” section of the Company’s web site located at www.worthingtonindustries.com. These documents are also available in print, without charge, by writing to the Investor Relations Department of the Company at Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085, Attention: Allison M. Sanders, Director of Investor Relations.
Committees of the Board

Nominating and
	Executive	Audit	Compensation	Governance
John B. Blystone*	X		Chair
William S. Dietrich, II*				X
Michael J. Endres*	X	XÄ	X
Peter Karmanos, Jr.*	X		X	Chair
John R. Kasich*			X	X
John P. McConnell	Chair
Carl A. Nelson, Jr.*	X	Chair Ä
Sidney A. Ribeau*		X		X
Mary Schiavo*		X		X

*	Independent director under NYSE Rules

Ä	Audit Committee Financial Expert
Executive Committee
     The Executive Committee acts in place of, and on behalf of, the Board during times when the Board is not in session. The Executive Committee may exercise, to the fullest extent permitted by law and not delegated to another committee of the Board, all of the powers and authority granted to the Board other than the authority to fill vacancies on the Board or on any committee of the Board.
Audit Committee
     The Board has determined that each member of the Audit Committee qualifies as an independent director under the applicable NYSE Rules and under SEC Rule 10A-3. The Board believes each member of the Audit Committee is qualified to discharge his or her duties on behalf of the Company and satisfies the financial literacy requirement of the NYSE Rules. The Board has also determined that each of Messrs. Nelson and Endres qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of SEC Regulation S-K by virtue of his experience, including that described on page 12 of this Proxy Statement. No member of the Audit Committee serves on the audit committee of more than two other public companies.
     At least annually, the Audit Committee evaluates its performance, reviewing and assessing the adequacy of its charter and recommending any proposed changes to the full Board, as necessary, to reflect changes in regulatory requirements, authoritative guidance and evolving practices.
     The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board which sets forth the Audit Committee’s duties and responsibilities. The primary function of the Audit Committee is to assist the Board in the oversight of the financial and accounting functions, controls, reporting processes and audits of the Company. Specifically, the Audit Committee, on behalf of the Board, monitors and evaluates: (a) the integrity and quality of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements, including the financial reporting process; (c) the Company’s systems of disclosure controls and procedures and internal control over financial reporting and its accounting and financial controls; (d) qualifications and independence of the Company’s independent registered public accounting firm; (e) the performance of the Company’s internal audit function and its independent registered public accounting firm; and (f) the annual independent audit of the Company’s financial statements. The Audit Committee also prepares the report that the SEC Rules require to be included in the Company’s annual proxy statement.
     The Audit Committee’s specific responsibilities include:
•	selecting, evaluating and, where appropriate, replacing the Company’s independent registered public accounting firm for each fiscal year and approving the audit engagement, including fees and terms, and non-audit engagements, if any, of the Company’s independent registered public accounting firm;

•	reviewing the independence, qualifications and performance of the Company’s independent registered public accounting firm;

•	reviewing and approving in advance both audit and permitted non-audit services;

•	setting hiring policies for employees or former employees of the Company’s independent registered public accounting firm;

•	monitoring the partner rotation of the Company’s independent registered public accounting firm;

•	reviewing, with the Company’s financial management, internal auditors and independent registered public accounting firm, the Company’s accounting procedures and policies and audit plans, including staffing, professional services to be provided, audit procedures to be used, and fees to be charged by the Company’s independent registered public accounting firm;

•	reviewing the activities of the internal auditors and the Company’s independent registered public accounting firm;

•	preparing an annual report for inclusion in the Company’s proxy statement;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submissions by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	receiving reports concerning any non-compliance with the Company’s Code of Conduct by any officers of the Company and approving, if appropriate, any waivers therefrom;

•	approving, if appropriate, any “related person” transactions with respect to the Company’s directors or executive officers;

•	directing and supervising any special investigations into matters which may come within the scope of its duties; and

•	other matters required by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the SEC, NYSE and other similar bodies or agencies which could have an effect on the Company’s financial statements.
Pursuant to its charter, the Audit Committee has the authority to engage and terminate such counsel and other consultants as it deems appropriate to carry out its functions, including the sole authority to approve the fees and other terms of such consultants’ retention.
     The Audit Committee met six times during Fiscal 2008. The Audit Committee’s report relating to Fiscal 2008 begins on page 72.
Compensation Committee
     The Board has determined that each member of the Compensation Committee qualifies as an independent director under the applicable NYSE Rules. All members other than Mr. Karmanos also qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Mr. Karmanos abstains from voting on matters where his failure to qualify as an “outside director” or a “non-employee director” is relevant.
     The Compensation Committee will periodically review and reassess the adequacy of its charter and recommend changes to the full Board, as necessary, to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Compensation Committee evaluates its performance at least annually.
     The Compensation Committee’s charter sets forth the duties and responsibilities of the Compensation Committee, which include:
•	discharging the Board’s responsibilities relating to compensation of the Company’s executive management;

•	preparing, producing, reviewing and/or discussing with management, as appropriate, such reports and other information required by applicable law, rules, regulations or other standards with respect to executive and director compensation including those required for inclusion in the Company’s proxy statement;

•	reviewing and advising the Board with respect to Board compensation;

•	administering the Company’s stock option and other equity-based incentive compensation plans and its other executive incentive compensation programs as well as any other plans and programs which the Board designates; and

•	carrying out such other roles and responsibilities as the Board may designate or delegate to it.
Pursuant to its charter, the Compensation Committee has the authority to retain compensation consultants, legal counsel and other consultants, as it deems appropriate to carry out its functions, and to approve the fees and other retention terms for any such consultants.

     The Compensation Committee met four times during Fiscal 2008. The Compensation Discussion and Analysis regarding executive compensation for Fiscal 2008 begins on page 22, and the Compensation Committee Report for Fiscal 2008 is on page 36.
Nominating and Governance Committee
     The Board has determined that each member of the Nominating and Governance Committee qualifies as an independent director under the applicable NYSE Rules. The Nominating and Governance Committee will periodically review and assess the adequacy of its charter and recommend any proposed changes to the full Board, as necessary, to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Nominating and Governance Committee evaluates its performance at least annually.
     The purposes of the Nominating and Governance Committee are to:
•	ensure that the Board is comprised of members with the appropriate skills, qualities and experience;

•	identify and recommend individuals to be nominated for election as directors by the shareholders and to fill vacancies on the Board;

•	develop and recommend to the Board corporate governance principles of the Company; and

•	carry out the duties and responsibilities outlined in its charter.
     Under the terms of its charter, the Nominating and Governance Committee is to:
•	develop principles of corporate governance and recommend them to the Board for its approval;

•	periodically review the principles of corporate governance approved by the Board to insure that they remain relevant and are being complied with;

•	recommend to the Board for its approval the Corporate Governance Guidelines;

•	periodically review the Articles of Incorporation and Code of Regulations of the Company and recommend changes to the Board in respect of good corporate governance;

•	review the procedures and communication plans for shareholder meetings and ensure that required information regarding the Company is adequately presented;

•	review the composition and size of the Board in order to ensure that the Board has the proper expertise and its membership consists of persons with sufficiently diverse backgrounds;

•	recommend criteria for the selection of Board members and Board committee members;

•	review and recommend Board policies on age and term limits for Board members;

•	plan for continuity on the Board as existing Board members retire or rotate off the Board;

•	with the participation of the Chairman of the Board, identify and recruit candidates for Board membership and arrange for appropriate interviews and inquiries into the qualifications of the candidates;

•	with the Compensation Committee, provide for an annual review of succession plans for the Chairman of the Board and Chief Executive Officer in the case of his resignation, retirement or death;

•	evaluate the performance of current Board members proposed for re-election, and recommend to the Board whether or not members of the Board should stand for re-election;

•	review and recommend to the Board an appropriate course of action upon the resignation of a current Board member or upon other vacancies on the Board;

•	lead an annual evaluation of the Board as a whole;

•	conduct an annual evaluation of the Nominating and Governance Committee;

•	provide oversight with respect to the evaluation of the Board committees and of management;

•	with the Chairman of the Board, periodically review the charter and composition of each Board committee and make recommendations to the Board for the creation of additional Board committees or the change in mandate or dissolution of Board committees;

•	with the Chairman of the Board, recommend to the Board individuals to be chairs and members of Board committees; and

•	ensure that each Board committee is comprised of members with the appropriate qualities, skills and experience for the tasks of the committee and that each committee conducts the required number of meetings and makes appropriate reports to the Board on its activities and findings.
     To the extent not otherwise delegated to the Audit Committee, the Nominating and Governance Committee is also to:
•	review the relationships between the Company and each director, whether direct or as an officer or equity owner of an organization, for conflicts of interest, and all members of the Board are required to report any such relationships to the corporate general counsel;

•	address clear actual and potential conflicts of interest a Board member may have and issue to the Board member having an actual or potential conflict of interest instructions on how to conduct himself/herself in matters before the Board which may pertain to such an actual or potential conflict of interest; and

•	make appropriate recommendations to the Board concerning determinations necessary to find a director to be an independent director.
     The Nominating and Governance Committee met two times during Fiscal 2008.
Required Vote and Board of Directors’ Recommendation
     Under Ohio law and the Company’s Code of Regulations, the three nominees for election to the Board receiving the greatest number of votes “FOR” their election will be elected as directors of the Company.
     Common Shares represented by properly-executed and returned proxy cards or properly-authenticated electronic voting instructions recorded through the Internet or by telephone will be voted “FOR” the election of the Board’s nominees, unless authority to vote for one or more of the nominees is withheld. Common Shares as to which the authority to vote is withheld will not be counted toward the election of directors or the election of the individual nominees specified on the form of proxy. Proxies may not be voted for more than three nominees.
     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

TRANSACTIONS WITH CERTAIN RELATED PERSONS
Review, Approval or Ratification of Transactions with Related Persons
     The Company’s with respect to related person transactions is addressed in the Company’s written Related Person Transaction Policy, which supplements the Company’s written Code of Conduct provisions addressing “Conflicts of Interest.” Conflicts of Interest can arise when an employee’s or director’s personal or family relationships, financial affairs or outside business involvement may adversely influence the judgment or loyalty required in performance of his or her duties to the Company. In cases where there is an actual or even the appearance of a conflict of interest, the individual involved is to notify his or her supervisor or the Company’s Ethics Officer. Management and the Ethics Officer are consulted as appropriate. The Code of Conduct provides that any action or transaction in which the personal interest of an executive officer or a director may be in conflict with those of the Company is to be reported to the Audit Committee. The Audit Committee can then determine in advance whether such action or transaction would constitute a conflict of interest in violation of the Code of Conduct.
     The Board has adopted a written Related Person Transaction Policy (the “Policy”), which is administered by the Audit Committee and the Company’s General Counsel. The Policy applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company participates, the amount involved exceeds or is expected to exceed $120,000, and a “related person” has, had or will have a direct or indirect material interest. Under the Policy, a “related person” is any person:
•	who is or was an executive offer, a director or a director nominee of the Company, or an immediate family member of any such individual; or

•	who is or was the beneficial owner of more than 5% of the Company’s outstanding Common Shares, or an immediate family member of any such individual.
     All related person transactions are to be brought to the attention of the Company’s management who will then refer each matter to the Company’s General Counsel and the Audit Committee. Each director, director nominee or executive officer of the Company must notify the Company’s General Counsel in writing of any interest that such individual or an immediate family member of such individual has, had or may have, in a related person transaction. In addition, any related person transaction proposed to be entered into by the Company must be reported to the Company’s General Counsel by the employee of the Company who has authority over the transaction. On an annual basis, each director, director nominee and executive officer of the Company will complete a questionnaire designed to elicit information about existing and potential related person transactions. Any potential related person transaction that is raised will be analyzed by the Company’s General Counsel, in consultation with management and with outside counsel, as appropriate, to determine whether the transaction, arrangement or relationship does, in fact, qualify as a related person transaction requiring review by the Audit Committee under the Policy.
     Under the Policy, all related person transactions (other than those deemed to be pre-approved or ratified under the terms of the Policy) will be referred to the Audit Committee for approval (or disapproval), ratification, revision or termination. Whenever practicable, a related person transaction is to be reviewed and approved or disapproved by the Audit Committee prior to the effectiveness or consummation of the transaction. If the Company’s General Counsel determines that advance consideration of a related person transaction is not practicable, the Audit Committee will review and, in its discretion, may ratify the transaction at the Audit Committee’s next meeting. However, the Company’s General Counsel may present a related person transaction arising between meetings of the Audit Committee to the Chair of the Audit Committee who may review and approve (or disapprove) the transaction, subject to ratification by the Audit Committee at its next meeting if appropriate. If the Company becomes aware of a related person transaction not previously approved under the Policy, the Audit Committee will review the transaction, including the relevant facts and circumstances, at its next meeting and evaluate all options available to the Company, including ratification, revision, termination or rescission of the transaction, and take the course of action the Audit Committee deems appropriate under the circumstances.

     No director may participate in any approval or ratification of a related person transaction in which the director or an immediate family member of the director is involved. The Audit Committee may only approve or ratify those transactions the Committee determines to be in the Company’s best interest. In making this determination, the Audit Committee will review and consider all relevant information available to it, including:
•	the related person’s interest in the transaction;

•	the terms (including the amount involved) of the transaction;

•	the amount of the related person’s interest in the transaction;

•	whether the transaction was undertaken in the ordinary course of the Company’s business;

•	whether the terms of the transaction are fair to the Company and no less favorable to the Company than terms that could be reached with an unrelated third party;

•	the business reasons for the transaction and its potential benefits to the Company;

•	the impact of the transaction on the related person’s independence; and

•	whether the transaction would present an improper conflict of interest for any director, director nominee or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of the related person’s interest in the transaction and the ongoing nature of any proposed relationship and any other factors the Audit Committee deems relevant.
     Any related person transaction previously approved or ratified by the Audit Committee or otherwise already existing that is ongoing in nature is to be reviewed by the Audit Committee annually.
     Under the terms of the Policy, the following related person transactions are deemed to be pre-approved or ratified (as appropriate) by the Audit Committee even if the aggregate amount involved would exceed $120,000:
•	interests arising solely from ownership of the Company’s Common Shares if all shareholders receive the same benefit on a pro rata basis (i.e., dividends);

•	compensation to an executive officer of the Company, as long as the executive officer is not an immediate family member of another executive officer or director of the Company and the compensation has been approved by the Compensation Committee or is generally available to the Company’s employees;

•	compensation to a director for services as a director if the compensation is required to be reported in the Company’s proxy statements;

•	interests deriving solely from a related person’s position as a director of another entity that is a party to the transaction;

•	interests deriving solely from the related person’s direct or indirect ownership of less than 10% of the equity interest (other than a general partnership interest) in another person which is a party to the transaction; and

•	transactions involving competitive bids.

     In addition, the Audit Committee will presume that the following transactions do not involve a material interest:
•	transactions in the ordinary course of business with an entity for which a related person serves as an executive officer, provided (i) the affected related person did not participate in the decision of the Company to enter into the transaction and (ii) the amount involved in any related category of transactions in a 12-month period is not greater than the lesser of (a) $1,000,000 or (b) 2% of the other entity’s gross revenues for its most recently completed fiscal year or (c) 2% of the Company’s consolidated gross revenues for its most recently completed fiscal year;

•	donations, grants or membership payments to nonprofit organizations, provided (i) the affected related person did not participate in the decision of the Company to make such payments and (ii) the amount in a 12-month period does not exceed the lesser of $1,000,000 or 2% of the recipient’s gross revenues for its most recently completed fiscal year; and

•	Company use of facilities (such as dining facilities and clubs) if the charges for such use are consistent with charges paid by unrelated third parties and are fair, reasonable and consistent with similar services available for similar facilities.
Transactions with Related Persons
     The Company is a party to certain agreements relating to the rental of aircraft to and from JMAC, Inc., a private investment company (“JMAC”) and McAir, Inc. (“McAir”), a corporation wholly-owned by the John H. McConnell Trust. Following the death of his father, John H. McConnell, beneficial ownership of certain family-owned businesses and Common Shares transferred to John P. McConnell. Under the agreements with JMAC and McAir, the Company may lease aircraft owned by JMAC and McAir as needed for a rental fee per flight; and under the agreements with the Company, JMAC and McAir are allowed to lease aircraft operated by the Company, on a per-flight basis, when the Company is not using the aircraft. The Company also makes its pilots available to McAir and JMAC for a per-day charge. The rental fees paid to and by the Company under the per-flight rental agreements are set based on Federal Aviation Administration (“FAA”) regulations. The Company believes the rental fees set in accordance with such FAA regulations for Fiscal 2008 exceeded the direct operating costs of the aircraft for such flights. Also, based on quotes for similar services provided by unrelated third parties, the Company believes that the rental rates paid to McAir and JMAC are no less favorable to the Company than those that could be obtained from unrelated third parties.
     For Fiscal 2008, (a) the Company paid an aggregate amount of $53,778 under the JMAC lease agreement and $148,276 under the McAir lease agreement and (b) the Company received an aggregate amount of $53,917 from JMAC for aircraft rental and pilot charges and $240,222 from McAir for aircraft rental and pilot charges.
     During Fiscal 2008, the Company, either directly or through business expense reimbursement, paid approximately $177,120 to Double Eagle Club, a private golf club owned by the McConnell Family (the “Club”). The Company uses the Club’s facilities for Company functions and meetings, and for meetings, entertainment and overnight lodging for customers, suppliers and other business associates. Amounts charged by the Club to the Company are no less favorable to the Company than those that are charged to unrelated members of the Club.
     During Fiscal 2008, the Company paid Mr. Dietrich approximately $60,000 for gas sold at market rates from wells in which Mr. Dietrich has an interest. This arrangement has been in place since before the Company purchased Dietrich Industries, Inc. in 1996.
     During Fiscal 2008, the Company paid Compuware, a software development company of which Mr. Karmanos is Chairman of the Board, Chief Executive Officer and a 5.8% shareholder, approximately $2.4 million, primarily for Compuware’s services as the Company’s project coordinator in connection with the Company’s Oracle ERP system project. Compuware was selected for this position from a number of competing service providers which had responded to the Company’s request for proposal and were interviewed by the Company. Compuware’s selection was based on a number of factors including price, experience and capabilities. In this position, Compuware supplies resources and tools for project coordination, organization and testing, and, in general, assists the Company in ensuring that the Oracle ERP system is installed, tested, operated and integrated with the Company’s information technology system in a proper manner. Compuware also provides general information technology consulting services, as requested by the Company. The payments made to Compuware for Fiscal 2008 amounted to approximately 0.2% of Compuware’s consolidated total revenues for its most recent fiscal year, and approximately 0.08% of the Company’s consolidated net revenues for Fiscal 2008.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Role of the Compensation Committee
     The Compensation Committee reviews and administers the compensation for the Chief Executive Officer (“CEO”) and other members of executive management, including the named executive officers (“NEOs”) identified in the “Summary Compensation Table for Fiscal 2008 and Fiscal 2007” appearing on page 37 of this Proxy Statement. The Compensation Committee also oversees the Company’s long-term incentive plan, stock option plans, and non-qualified deferred compensation plans.
     The Compensation Committee is comprised of four directors who qualify as “independent” under the applicable NYSE Rules. Messrs. Blystone, Endres and Kasich also qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Since Mr. Karmanos may not qualify as an outside director for purposes of Section 162(m) or as a non-employee director for purposes of Rule 16b-3, he abstains from voting on Section 162(m) and Rule 16b-3 related matters.
     The Compensation Committee operates under a written charter adopted by the Board, a copy of which is posted on the “Corporate Governance” page of the “Investor Relations” section of the Company’s web site at www.worthingtonindustries.com. Among its other duties, the Compensation Committee is responsible for setting and administering the policies that govern executive compensation. These include: reviewing and approving the compensation philosophy and guidelines for the Company’s executive management; reviewing and approving corporate goals and objectives relevant to CEO and executive management compensation; evaluating the CEO’s performance in light of the corporate goals and objectives; setting the CEO’s compensation level; setting or making recommendations with respect to the compensation of the Company’s other executive officers and directors, as appropriate; and producing, reviewing and/or discussing with management, as appropriate, such reports and other information required by applicable law, rules, regulations or other standards with respect to executive and director compensation.
     The Compensation Committee has retained an independent compensation consultant, Towers Perrin, for the purpose of assisting the Committee in fulfilling its responsibilities in Fiscal 2008. The Committee has authority to retain and terminate such compensation consultant, legal counsel and other consultants, as it deems appropriate to fulfill its responsibilities, including sole authority to approve the fees and other terms of such consultants’ retention.
     The agendas for the Compensation Committee’s meetings are determined by the Committee’s Chair with assistance from the CEO, the Vice-President of Human Resources and the Corporate Secretary. These individuals, with input from the compensation consultant, make compensation recommendations for the NEOs and other top executive officers. After each regularly scheduled meeting, the Compensation Committee may meet in executive session. When meeting in executive session, the Compensation Committee will generally have a session with the CEO only, a session with the compensation consultant only, and conclude with a members-only session. The Compensation Committee Chair reports on Committee actions to the full Board at the following Board meeting.

Stock Ownership Guidelines
     In order to further emphasize the stake that the Company’s directors and officers have in fulfilling the goal of building and increasing shareholder value, and to deepen the resolve of executive leadership to fulfill that goal, in August 2004, the Company established stock ownership guidelines for directors and senior executives. These guidelines were adjusted in March 2008 due to the implementation of the Company’s new compensation program discussed below. Target ownership levels are structured as a multiple of the executive’s annual base compensation or the director’s annual retainer, as applicable, with directors and the CEO set at five times, the Chief Financial Officer and the Chief Operating Officer set at 3.5 times, business unit presidents and Senior Vice Presidents set at 2.5 times, and other senior executives set at 1.25 times. For purposes of these guidelines, stock ownership includes Common Shares held directly or indirectly, Common Shares held in an officer’s 401(k) plan account and theoretical Common Shares credited to the bookkeeping account of an officer or a director in one of the Company’s non-qualified deferred compensation plans. Each covered officer or director is expected to attain the targeted level by 2011 or within five years from the date he or she is promoted to the position, whichever is later.
Company Compensation Philosophy
     A basic philosophy of the Company has long been that employees should have a meaningful portion of their total compensation tied to performance and that the Company should use incentives which are intended to drive and reward performance. In furtherance of this philosophy, most full-time, non-union employees of the Company participate in some form of incentive compensation program. These programs include cash profit-sharing, which is computed as a fixed percentage of profits, and bonus programs under which bonuses are tied primarily to the operating results of the Company or the applicable business unit.
Executive Compensation Philosophy and Objectives
     The Company’s objectives with respect to executive compensation are to attract and retain highly qualified executives, to align the interest of management with the interest of shareholders and to provide incentives, based primarily on Company performance, for reaching established Company goals and objectives. To achieve these objectives, the Compensation Committee has determined that total compensation for executives will exhibit three characteristics:
•	It will be competitive in the aggregate using broad-based business comparators to gauge the competitive market;

•	It will be performance-oriented and highly leveraged, with a substantial portion of the total compensation tied to performance, primarily that of the Company and/or that of the applicable business unit; and

•	It will promote long-term careers at the Company.
     The Company’s practice has long been that executive compensation be highly leveraged.
     The compensation program emphasizes performance based compensation (pay-at-risk) that promotes the achievement of short-term and long-term Company objectives. The Company believes it is appropriate to provide a balance between incentives for current short-term performance and incentives to ensure long-term profitability of the Company. The Company’s executive compensation program, therefore, includes both a short-term cash incentive bonus program and a long-term incentive compensation program. The Company also believes it appropriate for long-term incentives to have a cash compensation component and an equity-based compensation component, which incentivizes executives to drive Company performance and aligns their interest with those of the Company’s shareholders. Individual components of executive pay are discussed below.
     In fulfilling its responsibilities, the Committee annually reviews certain market compensation information with the assistance of an independent compensation consultant, Towers Perrin, who is directly engaged by the

Committee to prepare the information. This information includes information regarding compensation paid to officers with similar responsibilities by a broad-based group of more than 120 manufacturing companies with revenues between $1 billion and $10 billion (the “comparator group”). For comparison purposes, due to variance in size of the companies in the comparator group, regression analysis, which is an objective analytical tool used to determine the relationship between data, is used to adjust data. The Compensation Committee believes that using this broad-based comparator group minimizes the effects of changes to the group due to changes in data base participation or mergers/acquisitions, lessens the impact a single entity can have on the overall data, provides more consistent results and better reflects the market in which the Company competes for executive talent.
     During its review process, the Compensation Committee meets directly with the compensation consultant to review and evaluate comparator group information with respect to base salaries, bonuses and long-term incentive programs. The Company and the Compensation Committee are committed to reviewing compensation for market competitiveness, and to employing incentive compensation vehicles and practices that continue to drive Company performance and that are aligned with shareholder interests. The Compensation Committee reviews the information provided by the compensation consultant as an important factor in determining the appropriate levels and mix of executive compensation.
     The Compensation Committee uses tally sheets as a tool to assist in its review of executive compensation. These tally sheets contain the components of the CEO’s and other NEOs’ current and historical total compensation, including base salary, bonuses and long-term incentives. These tally sheets also show the estimated compensation that would be received by the CEO and other NEOs under various scenarios, including in connection with a change in control of the Company.
     While prior compensation or amounts realized or realizable from prior awards are given some consideration, the Compensation Committee believes that the current and future performance of the Company and the executive officers should be the most significant factors in setting the compensation for the Company’s executive officers.
     Annually, the CEO’s performance is evaluated by the Compensation Committee and/or the full Board. The criteria considered include: overall Company performance; overall leadership; the CEO’s performance in light of, and his development and stewardship of, the Company’s philosophy and its current and long-term strategic plans, goals and objectives; development of an effective senior management team; appropriate positioning of the Company for future success; and effective communications with the Board and stakeholders.
Change in Executive Compensation Program
     Effective December 1, 2007, the Compensation Committee revised the Company’s executive compensation program. The changes to the executive compensation program primarily involved adjusting the relationship between base salaries and bonuses by moving base salaries closer to market levels (but keeping them at the lower end of market) with an appropriate decrease to targeted bonuses in light of the base salary increase. The revised executive compensation program (the “New Compensation Program”) resulted in:
•	Increased base salaries, but new base salaries remained at the lower end of market comparables.

•	A new bonus program which:
•	Changed the bonus from quarterly payments to semi-annual or annual payments;

•	Changed from a discretionary to a non-discretionary program tied to specific performance measures; and

•	Ties bonus to specific targeted amounts (threshold, target, and maximum) based on operating income, earnings per share and economic value added (EVA), with the intended result being that there would likely be a lower bonus paid when performance is weak or at target and potentially a higher bonus paid when performance is strong.
•	A change in the overall mix of compensation by increasing base (fixed) compensation while moderating incentive (variable) compensation, while still remaining more highly leveraged than typical market practices.
     For the first performance bonus period under the New Compensation Program (the six-month period ending May 31, 2008), the Compensation Committee intended that the total cash compensation to executives would generally be similar to that paid for the same period in the prior year (and cost neutral) for similar Company performance, and lower than in the prior year if Company performance declined. The only exception was where specific individuals were to receive an increase in total cash compensation in order to reflect a new position, a merit increase, or for similar reasons. Executive compensation increased in the six-month period ending May 31, 2008 compared to the same period in the prior year, as the Company’s financial performance (excluding restructuring costs) was significantly better.
     The Company’s old compensation program (the “Old Compensation Program”) had been in place for many years and was unique. The Old Compensation Program provided for very low base salaries, substantially below normal market levels. Bonuses were expected to make up a large percentage of total cash compensation, putting a very large percentage of the executive’s pay “at risk.” The intent behind the Old Compensation Program was that bonuses were paid such that when the Company performed well, executive pay would be above market median range for total annual cash compensation for comparator companies, and during periods of weaker company performance, bonuses declined so that total annual compensation would fall below the market median range. Under the Old Compensation Program, bonuses were paid as long as the Company was profitable, which it has been in every year of its existence. Also, although the starting point for bonus calculations was year-over-year earnings performance, bonuses could be adjusted up or down by the Compensation Committee, the CEO or the executive’s supervisor, as appropriate.
     The Old Compensation Program served the Company well for a number of years, but it required executives to take a leap of faith that the bonus each year would be sufficient to provide them with a competitive pay package, since base salaries were far below market levels.
     The Compensation Committee elected to move to the New Compensation Program for a number of reasons:
•	Because base salaries were set so far below the competitive market, both current and prospective employees were required to take a leap of faith that their total cash compensation would be within market levels, particularly in years of lower performance. In those years, it was possible for the Company’s compensation system to provide compensation well below even the low end of the market. In some cases, potential new hires elected not to pursue positions at the Company because they were not willing to have such a large percentage of their total compensation “at risk.”

•	Under the Old Compensation Program, the starting point for bonuses was based primarily on year-over-year operating income and earnings per share performance and, thus, targets were somewhat self-setting. The Compensation Committee, the CEO or the executive’s supervisor, as appropriate, was then able to adjust the bonus up or down after the end of the quarter. Under the New Compensation Program, the Compensation Committee takes a much more hands-on approach in setting targets in advance of the performance period based on the factors which it deems appropriate. The New Compensation Program does not provide for discretionary adjustments after the end of the performance period with respect to most, if not all, bonus awards.

•	As noted above, with the increase in base salaries under the New Compensation Program, bonuses will not be paid unless threshold levels are attained; whereas, under the Old Compensation Program, a bonus would be paid as long as the Company remained profitable. The New Compensation Program substantially increases the risk that no bonus will be paid and, thus, more tightly aligns pay with performance.

•	The overall goal of the bonus targets to be set under the New Compensation Program is to encourage executives to drive Company performance and growth. However, other factors are considered, such as the overall conditions in the economy in general and the Company’s specific markets, the strength and weakness of the performance in the prior year (for example, growth would generally be expected to be stronger following a weak year), long-term growth targets of the Company, and such other factors as the Compensation Committee deems appropriate.

•	Under the Old Compensation Program, because base salaries were so low, bonuses were paid quarterly to support an employee’s cash flow. With the increase in base salaries, bonuses will now be paid semi-annually or annually.

•	Although the Old Compensation Program was clearly tied to performance, since bonuses were driven in large part by the Company’s earnings per share, it permitted the exercise of discretion and therefore did not comply with the technical requirements of Section 162(m) of the Internal Revenue Code for “qualified performance based compensation.” Consequently, the Company could have lost tax deductions on some portion of the bonuses in some situations. Most, if not all, of the bonuses for the NEOs and other top executives under the New Compensation Program are intended to meet the requirements for “qualified performance based compensation” under Section 162(m) of the Internal Revenue Code, which would make them tax deductible in full for the Company.

•	Since the Old Compensation Program was so unique, it was hard for investors and new employees to understand.

•	In recent years, there has been heightened scrutiny of executive compensation by investors and the SEC, and new disclosure requirements under the SEC Rules were adopted. Although there have been, to the Compensation Committee’s knowledge, no concerns raised about the Company providing above-market compensation to its executives (in fact, CEO compensation has been well below market levels at the request of the CEO), the Old Compensation Program was so unique it did not seem to fit well into the new disclosure rules.
Compensation Components
     Base Salaries
     Base salaries for the NEOs and other executive officers are set to reflect the duties and responsibilities inherent to each position, individual levels of experience, performance, market compensation information, internal equity among positions in the Company, and the Compensation Committee’s judgment. The Compensation Committee annually reviews information regarding compensation paid by the comparator group to executives with similar responsibilities. It is the Compensation Committee’s intent, in general, to set base salaries at the low end of market median levels and have total annual cash compensation be driven by bonuses.
     Annual Base Salaries Approved for Named Executive Officers
     In implementing the New Compensation Program, effective December 1, 2007, the Compensation Committee approved increases in the base salaries for the NEOs identified below based on the intent of the New Compensation Program, individual performance assessments and market data, but at the request of Mr. McConnell, his base salary was not changed at that time. In connection with its annual compensation review in June 2008, the Compensation Committee also approved increases in the base salaries of the NEOs. The following table shows the increases in base salaries:

			Base Salary
	Prior Annual	Base Salary	Effective
Name and Principal Position	Base Salary	Effective 12/1/07	6/29/08
John P. McConnell Chairman of the Board and Chief Executive Officer	$550,000	$550,000	$600,000

George P. Stoe Executive Vice President and Chief Operating Officer	$340,000	$510,000	$550,000

John S. Christie President and Chief Financial Officer	$350,000	$440,000	$440,000

Mark A. Russell President – The Worthington Steel Company	$230,000	$370,000	$385,000

Harry A. Goussetis President – Worthington Cylinder Corporation	$165,000	$300,000	$307,000
     Incentive Compensation – Bonuses
     Until December 1, 2007, the NEOs and certain other key employees of the Company participated in the Company’s old executive bonus program (the “Old Bonus Plan”) in which discretionary quarterly bonuses were paid to participants based largely on corporate, business unit or operating unit results, and individual performance. Although operating results was the largest variable in determining the amount of the bonus, an individual’s bonus could be adjusted up or down based on the individual’s performance as determined by the individual’s manager, the CEO or the Compensation Committee, as applicable. Bonuses were targeted and paid so that if the Company performed well, annual total cash compensation paid to the executive would be above market median, and if the Company did not perform well, annual total compensation paid to the executive would be below market median.
     Under the New Compensation Program, cash performance bonus awards are now generally tied to achieving specified levels (threshold, target and maximum) of corporate economic valued added and earnings per share (in each case excluding restructuring charges and non-recurring items) for the applicable six-month or twelve-month performance period with each performance measure carrying a 50% weighting. For business unit executives, including Mr. Russell and Mr. Goussetis, the corporate earnings per share measure carries a 20% weighting, business unit operating income carries a 30% weighting, and business unit economic value added carries a 50% weighting. For performance falling between threshold and target or between target and maximum, the award is prorated. If threshold levels are not reached for any performance measure, no bonus will be paid. Performance award payouts will be made within a reasonable time following the end of the performance period in cash, unless the Board specifically provides for a different form of payment. In the event of a change in control of the Company followed by the termination of the participant’s employment during the relevant performance period, the cash performance bonus award of the participant would be considered to be earned at target and payable as of the date of termination of employment.
     Consistent with the New Compensation Program effective December 1, 2007, the Compensation Committee made the following cash performance bonus awards to the NEOs under the Worthington Industries, Inc. 1997 Long-Term Incentive Plan (the “1997 LTIP”) for the six-month period ended May 31, 2008.

Name	Threshold ($)	Target ($)	Maximum ($)
John P. McConnell	183,750	367,500	735,000
George P. Stoe	147,500	295,000	590,000
John S. Christie	115,000	230,000	460,000
Mark A. Russell	115,000	230,000	460,000
Harry A. Goussetis	75,000	150,000	300,000

     Payouts of these cash performance bonus awards were tied to achieving specified levels (threshold, target and maximum) of corporate economic valued added and earnings per share (in each case, excluding restructuring charges and non-recurring items) for the six-month performance period, with each performance measure carrying a 50% weighting. For Mr. Russell and Mr. Goussetis, the corporate earnings per share measure carried a 20% weighting, business unit operating income carried a 30% weighting, and business unit economic value added carried a 50% weighting. If the performance level fell between threshold and target or between target and maximum, the award was to be prorated. If threshold levels were not reached for any performance measure, no bonus was to be paid. For the six-month period ended May 31, 2008, the Company’s performance fell between target and maximum.
     Bonuses earned under these awards for the six-month period ended May 31, 2008 are shown in the “Summary Compensation Table for Fiscal 2008 and Fiscal 2007” on page 37 of this Proxy Statement. Total bonuses paid under the Old Bonus Plan for the first half of Fiscal 2008 are also shown in the “Summary Compensation Table for Fiscal 2008 and Fiscal 2007”.
     Consistent with the New Compensation Program, the Compensation Committee also granted cash performance bonus awards at its June 2008 meeting for periods during Fiscal 2009 which are shown under “Cash Performance Bonus Awards Granted in Fiscal 2009” on page 46 of this Proxy Statement.
     Long-Term Incentives
     The Compensation Committee has implemented a long-term incentive program for the NEOs and other executive officers, which consists of: (a) annual option grants; (b) long-term performance share awards based on achieving measurable financial results over a multiple-year period; and (c) long-term cash performance awards based on achieving measurable financial results over a multiple-year period. Performance share awards and cash performance awards are made under the Company’s 1997 LTIP. Options are generally granted under one of the Company’s stock option plans. All of these plans have been approved by the Company’s shareholders.
     The size of long-term incentive cash performance awards, performance share awards and option grants are set based upon market median values for the comparator group, the officer’s time in the position, internal equity, performance and such other factors as the Compensation Committee deems appropriate. In the fiscal year ended May 31, 2006, performance share awards were added and the size of the option grants was reduced as the Compensation Committee determined that performance shares would be less dilutive to shareholders than options and would link more of the executive’s long-term incentives to Company financial performance.
     The Compensation Committee believes that using a blend of options, performance share awards and cash performance awards represents a particularly appropriate and balanced method of motivating and rewarding senior executives. Options align the interests of employee option holders with those of shareholders by providing value tied to the stock price appreciation. Cash performance awards motivate long-term results because the value is tied to sustained financial achievement over a multiple-year period. Performance share awards blend both of these features because the number of performance shares received is tied to sustained financial achievement over a multiple year period, and the value of those performance shares is tied to the price of the Company’s Common Shares. The Compensation Committee believes the combination of the three forms of incentives is superior to a reliance upon only one form and is consistent with the Company’s compensation philosophy and objectives.
     For a number of years, it had been the practice of the Compensation Committee to approve the long-term incentive grants at its annual meeting in May. Option grants were made effective as of the first business day of June following this meeting with a price equal to the closing price of the Company’s Common Shares on that date. In 2007, the Company changed the timing of its annual Compensation Committee and Board meeting dates from May to June and the Compensation Committee determined to grant options effective as of the first business day in July following the June meeting. The timing for these grants was also considered appropriate by the Compensation Committee as earnings for the prior fiscal year will have been reported and the Company’s trading window has historically been open on this date. Long-term performance share awards and long-term cash performance awards have been, and will continue to be, based on performance over a three-fiscal-year period beginning with the first day of the first fiscal year in that period. An explanation of the calculation of the compensation expense relative to the options is set forth under the heading “Long-Term Incentive Accounting” on page 32 of this Proxy Statement.
     Neither the Company nor the Compensation Committee has backdated stock option grants to obtain lower exercise prices.
     Options
     Options are generally awarded annually to the NEOs and a select group of executives. It has been the practice of the Company to award options to a broader group of key employees every three years and options may also be granted to selected new key employees when their employment begins. In practice, the number of Common Shares covered by an option award generally depends upon the employee’s position and external market data. Options provide employees with the opportunity to participate in increases in shareholder value as a result of stock price appreciation, and further the Company’s objective of aligning the interest of management with the interest of shareholders.
     All options granted to employees since 1984 have been non-qualified options, which generally vest at a rate of 20% per year with full vesting at the end of five years. In the event an optionee’s employment terminates as a result of retirement, death or total disability, any unexercised options outstanding and exercisable on that date will remain exercisable by the optionee or, in the event of death, by his beneficiary, until the earlier of either the fixed expiration date, as stated in the option award agreement, or, depending on the option, either 12 or 36 months after the last day of employment due to retirement, death or disability. Should termination occur for any reason other than retirement, death or disability, all unexercised options will be forfeited. In the event of a change in control of the Company (as defined in the option plans), all options then outstanding will become fully vested and exercisable as of the date of the change in control. The Compensation Committee may allow an optionee to elect, during the 60-day period following a change in control, to surrender an option or a portion thereof in exchange for a cash payment equal to the excess of the change in control price per share over the exercise price per share.
     Effective July 2, 2007, the Company made annual awards of options to 35 employees to purchase an aggregate of 467,500 Common Shares, with an exercise price equal to $22.73, the fair market value of the Common Shares on the grant date. Of those options granted, 242,500 Common Shares were covered by options awarded to the NEOs. Effective December 3, 2007, the Company made awards of options to 757 employees to purchase an aggregate of 1,334,000 Common Shares, with an exercise price equal to $20.80, the fair market value of the Common Shares on the grant date, and on December 12, 2007, the Company made awards of options to five employees to purchase an aggregate of 10,000 Common Shares, with an exercise price equal to $21.61, the fair market value of the Common Shares on the date of grant. None of those options were granted to NEOs. The option grants to the NEOs in Fiscal 2008 are detailed in the “Grants of Plan-Based Awards for Fiscal 2008” table on page 40. For purposes of the Grants of Plan-Based Awards for Fiscal 2008 table, options are valued at “fair value” calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). The compensation expense associated with all outstanding NEO options and recognized in Fiscal 2008 is reported within the amount shown in the “Options Awards” column of the “Summary Compensation Table for Fiscal 2008 and Fiscal 2007” on page 37 of this Proxy Statement.
     Effective July 1, 2008, the Company made annual awards of options to 34 employees to purchase an aggregate of 455,750 Common Shares, with an exercise price equal to $20.21, the fair market value of the Common Shares on the grant date. Of those options granted, 212,500 Common Shares were covered by options awarded to the NEOs. Information on the options to the NEOs awarded is shown in the “Long-Term Performance Awards and Option Awards Granted in Fiscal 2009” table on page 47 of this Proxy Statement.
     Performance Awards – General
     Beginning in Fiscal 1998, the Company has awarded a selected group of key executives, including the NEOs, cash performance awards based upon results over a prospective three-year performance period. Starting with the three-year performance period that began on June 1, 2006, the Company reduced the size of the targeted option awards to executives and added long-term incentive performance share awards.
     Payouts of the cash performance awards and the performance share awards are tied to achieving specified levels (threshold, target and maximum) of cumulative corporate economic value added and earnings per share growth over the performance period, with each performance measure carrying a 50% weighting. For business unit executives, cumulative corporate economic value added and earnings per share growth measures together carry a 50% weighting, and business unit operating income targets are weighted 50%. If the performance level falls between threshold and target or between target and maximum, the award is prorated. Payouts would generally be made in the quarter following the end of the applicable performance period. Calculation of the Company results and attainment of performance measures are made solely by the Compensation Committee based upon the Company’s financial statements. The Compensation Committee has the right to make changes and adjustments in calculating the performance measures to take into account unusual or non-recurring events, including, without limitation, changes in tax and accounting rules and regulations, extraordinary gains and losses, mergers and acquisitions, and purchases or sales of substantial assets, provided that, if Section 162(m) of the Internal Revenue Code would be applicable to the payout of the award, any such change or adjustment must be permissible under Section 162(m). These performance measurements are chosen because the Compensation Committee believes that: (i) the earnings per share growth metric strongly correlates with the Company’s growth and equity value; (ii) operating income at a business unit ties directly into Company earnings per share growth; and (iii) the cumulative corporate economic value added target, which is driven by net operating profit in excess of the cost of capital employed, keeps management focused on the most effective use of existing assets and pursuing only those growth opportunities which provide returns in excess of the cost of capital.
     The Company has used these, or similar performance measures, since cash performance awards were first granted for the performance period ended May 31, 1998. The Company’s executives have attained some portion of a cash performance award related to overall Company performance in five out of the eleven three-year performance periods which have ended on or prior to May 31, 2008.
     Three-year performance levels (threshold, target and maximum) are generally set based upon achieving set levels of (i) cumulative economic value generated over the three-year performance period and (ii) compounded growth in Company earnings per share or business unit operating income from the levels attained in the fiscal year prior to the start of the performance period (i.e. Fiscal 2007 levels with respect to the three-year performance period ending May 31, 2010). Based on the Company’s performance for Fiscal 2007, Fiscal 2008 and through the date of this Proxy Statement, it appears that it will be difficult for the Company to attain the target performance measures applicable to the NEOs for the three-year period ending May 31, 2009, except for that portion of an award to certain NEOs relative to operating income performance at the Company’s Pressure Cylinders business unit.
     Performance Share Awards
     The Compensation Committee granted performance share awards for the first time beginning with the awards granted for the three-fiscal-year period beginning June 1, 2006. The performance share program provides grants of performance share awards to selected key executives, which are earned only if the specified performance objectives discussed above under “Performance Awards – General” are met over a three-year period. Performance share awards are intended to reward executives for both achieving pre-established financial goals over a three-year period and at the same time rewarding them for an increase in share price, since the value of the Common Shares earned will depend upon the share price at the end of the three-year performance period. The awards also facilitate stock ownership among the executives by delivering full-value Common Shares (if the financial targets are met) and are less dilutive to shareholders than options.
     The performance measures for the performance share awards are discussed in the prior section, “Performance Awards – General”. All performance share awards are paid in Common Shares. No Common Shares are awarded if none of the three-year financial threshold measures are met. Common Shares, if any, which are earned are issued to participants after the Company’s financial results for the three-year period are finalized and it is determined which performance levels have been attained. In general, termination of employment results in termination of awards. However, if termination is due to death, disability or retirement, a pro rata payout will be made for performance periods ending 24 months or less after termination of employment based on the number of months of employment completed by the participant during the performance period before the effective date of termination, provided that the applicable performance goals are achieved. No payout will be made for performance periods ending more than 24 months after termination of employment. Unless the Board specifically provides otherwise, in the event of a change in control of the Company, all performance share awards would be considered to be earned and payable in full at the maximum level and immediately settled or distributed.
     Performance share awards granted in Fiscal 2008 for the three-year performance period ending May 31, 2010 can be found in the table headed “Grants of Plan-Based Awards for Fiscal 2008” on page 40 of this Proxy Statement. For purposes of the Grants of Plan-Based Awards for Fiscal 2008 table, the performance share award is valued at “fair value” calculated in accordance with SFAS 123R. The compensation expense associated with the performance share awards and recognized during Fiscal 2008 is reported in the “Stock Awards” column of the “Summary Compensation Table for Fiscal 2008 and Fiscal 2007” on page 37 of this Proxy Statement. An explanation of the calculation of the compensation expense relative to those awards is set forth under the heading “Long-Term Incentive Accounting” below. If the performance criteria are met, the performance shares earned would generally be issued in the quarter following the end of the performance period.
     Information on performance share awards granted in Fiscal 2009 for the three-year performance period ending May 31, 2011 is shown in the “Long-Term Performance Awards and Option Awards Granted in Fiscal 2009” table on page 47 of this Proxy Statement.
     Long-Term Cash Performance Awards
     Three-year cash performance awards are intended to reward executives for achieving pre-established financial goals over a three-fiscal-year period. These cash performance awards are granted to selected key executives and are earned only if the specified performance objectives, as discussed above, are met over the three-year performance period. Three-year cash performance awards may be paid in cash, Common Shares or any combination thereof, as the Compensation Committee determines at the time of payment. If the performance criteria are met, payouts would generally be made in the quarter following the end of the performance period.
     The performance measures for the cash performance awards are discussed above under “Performance Awards – General.” Nothing is paid under the cash performance awards if none of the three-year financial threshold measures are met. In general, termination of employment results in termination of awards. However, if termination is due to death, disability or retirement, a pro rata payout will be made for performance periods ending 24 months or less after termination of employment based on the number of months of employment completed by the participant during the performance period before the effective date of termination, provided that the applicable performance goals are achieved. No payout will be made for performance periods ending more than 24 months after termination of employment. Unless the Board specifically provides otherwise, in the event of a change in control of the Company, all cash performance awards would be considered to be earned and payable in full at the maximum level, and immediately settled or distributed.
     Cash performance awards earned for the three-year performance period ended May 31, 2008 by the NEOs can be found in the “Summary Compensation Table for Fiscal 2008 and Fiscal 2007” on page 37 of this Proxy Statement in the “Non-Equity Incentive Plan Compensation” column. As noted in footnote (6) to the “Summary Compensation Table for Fiscal 2008 and Fiscal 2007”, the payments for Mr. Goussetis and Mr. Stoe reflect cash performance awards earned for the three-year period as a result of the achievement of the specified maximum level of operating income from the Company’s Pressure Cylinders business unit, for the time each was President of the Company’s Pressure Cylinders business unit. No other thresholds applicable to NEOs were met for the three-year performance period ended May 31, 2008.
     Cash performance awards granted in Fiscal 2008 for the three-year performance period ending May 31, 2010 can be found in the table headed “Grants of Plan-Based Awards for Fiscal 2008” on page 40 of this Proxy Statement.

     Information on cash performance awards granted in Fiscal 2009 for the three-year performance period ending May 31, 2011 is shown in the “Long-Term Performance Awards and Option Awards Granted in Fiscal 2009” table on page 47 of this Proxy Statement.
     Claw Back Policy
     The Company does not have a specific claw back policy. If the Company is required to restate its earnings as a result of non-compliance with a financial reporting requirement due to misconduct, under Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX”), the CEO and the Chief Financial Officer would have to reimburse the Company for any bonus or other incentive-based or equity-based compensation received by them from the Company during the twelve-month period following the first filing with the SEC of the financial document that embodied the financial reporting requirement, and any profits realized from the sale of Common Shares during that twelve-month period, to the extent required by SOX.
     Long-Term Incentive Accounting
     The accounting treatment for long-term incentive compensation is governed by SFAS 123R, which the Company adopted effective June 1, 2006. Options are valued using the Black-Scholes pricing model based upon the grant date price per Common Share underlying the option award, the expected life of the option, risk-free interest rate, dividend yield, and expected volatility. In adopting SFAS 123R, the Company selected the modified prospective transition method, which requires that compensation expense be recorded prospectively over the remaining vesting period of the options on a straight-line basis using the fair value of options on the date of grant and the assumptions set forth above. Further information concerning the valuation of options and the assumptions used in that valuation is contained in “Note A — Summary of Significant Accounting Policies” and “Note F - Stock-Based Compensation” of the Notes to Consolidated Financial Statements in “Item 8. — Financial Statements and Supplementary Data” of the Company’s Annual Report on Form 10-K for Fiscal 2008 filed on July 30, 2008 (the “2008 Form 10-K”).
     Performance share awards payable in Common Shares are initially valued using the grant date price per Common Share and the “target” award and then a compensation expense is recorded prospectively over the performance period on a straight-line basis. These amounts are then adjusted on a quarterly basis based upon an estimate of the performance level anticipated to be achieved for the performance period in light of actual and forecasted results.
     Cash performance awards are initially valued at the “target” level and for compensation expense are recorded prospectively over the performance period on a straight-line basis. These amounts are then adjusted on a quarterly basis based on an estimate of the performance level anticipated to be achieved for the performance period in light of actual and forecasted results.
     Deferred Profit Sharing Plan
     The NEOs participate in the Worthington Industries, Inc. Deferred Profit Sharing Plan (the “DPSP”), together with most other full-time, non-union employees of the Company. The DPSP is a 401(k) plan and is the Company’s primary retirement plan. Annual contributions made by the Company to participant accounts under the DPSP are generally based on profits and are allocated to employee accounts based on eligible compensation (subject to certain limitations) and length of service, provided that Company contributions must, at a minimum, equal 3% of the participant’s eligible compensation. Eligible compensation is normal annual cash compensation (“Annual Compensation”) and includes base salaries, profit sharing bonus and performance bonus payments, overtime and commissions, up to the maximum limit set by the Internal Revenue Service (“IRS”) from year to year ($230,000 for calendar 2008). In addition, the NEOs and other participants in the DPSP may elect to make voluntary contributions up to set IRS limits. These voluntary contributions are matched by Company contributions of 50% of the first 4% of eligible compensation contributed by the participant. Distributions under the DPSP are generally deferred until retirement, death or total and permanent disability.

     Non-Qualified Deferred Compensation
     Our NEOs and other highly compensated employees are eligible to elect to participate in the Worthington Industries, Inc. 2005 Non-Qualified Deferred Compensation Plan (the “2005 NQ Plan”). The 2005 NQ Plan is a voluntary, non-tax qualified, unfunded deferred compensation plan available only to select highly compensated employees for the purpose of providing deferred compensation, and thus potential tax benefits, to these employees.
     Under the 2005 NQ Plan, executive officers of the Company may defer the payment of up to 50% of their base salary, bonus and/or cash performance bonus awards. Amounts so deferred are credited to the participants’ accounts under the 2005 NQ Plan at the time the base salary or bonus compensation would have otherwise been paid. In addition, the Company may make discretionary employer contributions to the participants’ accounts in the 2005 NQ Plan. In recent years, the Company has made Company contributions in order to provide the same percentage of retirement-related deferred compensation to executives compared to other employees that would have been made but for the IRS limits on annual compensation that may be considered under the DPSP. For the 2008 calendar year, the Company made contributions to the 2005 NQ Plan for participants equal to (i) 3% of an executive’s Annual Compensation in excess of the IRS maximum; and (ii) a matching contribution of 50% of the first 4% of Annual Compensation contributed by the executive to a Company retirement plan to the extent not matched by the Company under the DPSP. Participants in the 2005 NQ Plan may elect to have their accounts invested at a rate reflecting (a) the increase or decrease in the fair market value per share of the Company’s Common Shares with dividends reinvested, (b) a fixed rate which is set annually by the Compensation Committee, or (c) returns on any funds available for investment under the DPSP. Employee accounts are fully vested under the 2005 NQ Plan. Payouts under the 2005 NQ Plan are made in cash, as of a specified date selected by the participant or when the participant is no longer employed by the Company, either in a lump sum or installment payments, all as chosen by the participant at the time the deferral is elected. The Compensation Committee may permit hardship withdrawals from a participant’s accounts under defined guidelines. In the event of a defined change in control, the participants’ accounts under the 2005 NQ Plan will generally be paid out as of the date of the change in control.
     Contributions or deferrals for the period before January 1, 2005, are maintained under the Worthington Industries, Inc. Non-Qualified Deferred Compensation Plan, effective March 1, 2000 (the “2000 NQ Plan”). Contributions and deferrals for periods on or after January 1, 2005, are maintained under the 2005 NQ Plan, which was adopted to replace the 2000 NQ Plan in order to comply with the provisions of the then newly-adopted Section 409A of the Internal Revenue Code applicable to non-qualified deferred compensation plans. Among other things, the provisions of Section 409A generally are more restrictive with respect to the timing of deferral elections and the ability of participants to change the time and manner in which accounts will be paid. The 2005 NQ Plan and the 2000 NQ Plan are collectively referred to as the “Employee Deferral Plans”.
     Perquisites
     The Company makes club memberships available to NEOs and other executives because it believes that such memberships can be useful for business entertainment purposes. In 2007, the Company elected to no longer provide executives with leased Company vehicles and generally eliminated leased Company vehicles for all employees unless a substantial portion of their business time involved travel, as is the case with outside sales people.
     For security reasons, the CEO is encouraged to use Company airplanes for personal travel and the CEO reimburses the Company in an amount that approximates the incremental costs to the Company associated with those flights. Other NEOs who use the Company airplanes for personal use are charged an amount equal to the SIFL rate set forth in the regulations promulgated by the United States Treasury Department (“Treasury Regulations”), which is generally less than the Company’s incremental costs.
     Other Company Benefits
     The Company provides employees, including the NEOs, a variety of employee welfare benefits including medical benefits, disability benefits, life insurance, accidental death and dismemberment insurance, and the DPSP noted above. These benefits are generally provided to employees on a Company-wide basis.

Change in Control
     The Company’s stock option plans generally provide that, unless the Board or the Compensation Committee provides otherwise, upon a change in control of the Company, all options then outstanding will become fully vested and exercisable as of the date of the change in control. In addition, the Compensation Committee may allow the optionee to elect, during the 60-day period following the change in control, to surrender the options or a portion thereof in exchange for a cash payment equal to the excess of the change in control price per share over the exercise price per share. If the change in control is within six months of the date of grant of an option held by an optionee who is subject to Section 16(b) of the Exchange Act (including the named executive officers other than Mr. Christie), no election may be made by the optionee with respect to the option prior to six months from the date of grant. If the end of the 60-day period following the change in control is within six months of the date of grant of an option held by an optionee subject to Section 16(b), the option (to the extent not exercised) will be cancelled in exchange for a cash payment to the optionee, made on the day which is six months and one day after the grant date of the option, equal to the change in control price per share over the exercise price per share.
     For purposes of the Company’s stock option plans (the 1997 LTIP and the 2003 Stock Option Plan), a change in control will be deemed to have occurred when any person, alone or together with its affiliates or associates, has acquired or obtained the right to acquire the beneficial ownership of 25% or more of the Company’s outstanding Common Shares, unless such person is: (a) the Company; (b) any employee benefit plan of the Company or a trustee of or fiduciary with respect to any such plan when acting in that capacity; or (c) any person who, on the date the applicable plan became effective, was an affiliate of the Company owning in excess of 10% of the Company’s outstanding Common Shares and the respective successors, executors, legal representatives, heirs and legal assigns of such person (an “Acquiring Person Event”). In addition, in the case of options granted under the 2003 Stock Option Plan, a change in control will also be deemed to have occurred if there is a change in the composition of the Board with the effect that a majority of the directors are not “continuing directors” (as defined in the 2003 Stock Option Plan).
     If a change in control had occurred on May 31, 2008, the value of the unvested options which would have vested upon the change in control (based upon (a) the difference, if any, between (i) the closing market price of the Company’s Common Shares on the last business day of the Company fiscal year end, May 30, 2008 ($19.94), and (ii) the per share exercise price of each such option, multiplied by (b) the number of Common Shares subject to the unvested portion of each such option), for each of the NEOs would have totaled:

John P. McConnell	$681,080

George P. Stoe	$183,320

John S. Christie	$255,440

Mark A. Russell	$122,400

Harry A. Goussetis	$102,280
     All long-term cash performance awards and performance share awards provide that, unless the Board or the Compensation Committee provides otherwise, upon a change in control of the Company, all such awards would be considered earned and payable in full at the maximum amounts and would be immediately settled or distributed.
     For purposes of the 1997 LTIP (under which the long-term cash performance awards and performance share awards have been granted), a change in control will be deemed to have occurred when there is an Acquiring Person Event.
     If a change in control had occurred on May 31, 2008, the aggregate value of the long-term cash performance awards and the performance share awards (based on the May 30, 2008 closing market price of $19.94) which would have been paid to each of the NEOs would have totaled:

John P. McConnell	$6,669,150

George P. Stoe	$2,712,750

John S. Christie	$2,848,910

Mark A. Russell	$1,604,344

Harry A. Goussetis	$1,458,903
     Cash performance bonus awards provide that if during a performance period, (a) a change in control of the Company (as defined in the relevant plan) occurs and (b) the participant’s employment with the Company terminates on or after the change in control, the participant’s award would be considered earned and payable as of the date of the participant’s termination of employment in the amount designated as “Target” for such award and would be settled or distributed following the date of the participant’s termination of employment. The target amounts for the cash performance bonus awards granted to the NEOs for the six-month performance period ended May 31, 2008, are shown in the “Grants of Plan-Based Awards for Fiscal 2008” table on page 40 of this Proxy Statement. However, if a change in control had occurred on May 31, 2008, since the performance period would have been completed, each of the NEOs would be paid the amount actually earned in respect of the performance period as shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table for Fiscal 2008 and Fiscal 2007” beginning on page 37 of this Proxy Statement.
     Under the Employee Deferral Plans, participants’ accounts will generally be paid out as of the date of the change in control. See the “Non-Qualified Deferred Compensation for Fiscal 2008” table on page 45 of this Proxy Statement for further information.
     The Compensation Committee believes that these change in control provisions are appropriate and well within market norms, particularly because the Company has no formal employment contracts or other formal change in control provisions relative to the NEOs or other executives.
Tax Deductibility
     Section 162(m) of the Internal Revenue Code generally limits the deduction that the Company may take for certain remuneration paid in excess of $1,000,000 to any “covered employee” of the Company in any one taxable year. Currently, Section 162(m) of the Internal Revenue Code only applies to the Company’s CEO as well as the three other highest compensated officers of the Company (not including the Company’s Chief Financial Officer). Compensation which qualifies as “qualified performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code and the related Treasury Regulations will not be taken into account in determining whether this $1,000,000 deduction limitation has been exceeded. Awards granted under the Company’s stock option plans generally qualify as “qualified performance based compensation” under Section 162(m) of the Internal Revenue Code. The Compensation Committee intends to tailor the incentive programs under the 1997 LTIP and the cash performance bonus awards granted to executive officers to so qualify. In Fiscal 2008, executive officers were granted certain cash performance bonus awards under the 1997 LTIP which were tied to the Company’s earnings per share and economic value added performance, and for business unit executives business unit operating income, for the six-month performance period ended May 31, 2008 which the Compensation Committee believes qualify for the “qualified performance based compensation” exemption under Section 162(m).
     The Compensation Committee intends to continue to examine the best method to pay short-term incentive bonus compensation to executive officers, which will include consideration of the application of Section 162(m) of the Internal Revenue Code. The Board is submitting the Worthington Industries, Inc. Annual Incentive Plan for Executives to the shareholders of the Company for approval at the Annual Meeting. This Plan provides for the payment of cash incentive compensation to participants if specified performance objectives during a performance period, each as determined by the Compensation Committee, are achieved. Any such compensation is intended to qualify as “qualified performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. See the discussion under the caption “PROPOSAL 2: APPROVAL OF THE WORTHINGTON

INDUSTRIES, INC. ANNUAL INCENTIVE PLAN FOR EXECUTIVES” beginning on page 53 of this Proxy Statement. In addition, shareholder reapproval of performance goals to which restricted stock, performance awards and other stock unit awards settled in Common Shares granted under the 1997 LTIP may be subject, is being sought to enable the Compensation Committee to structure such awards so that any compensation which may be paid in respect of such awards will also qualify as “qualified performance based compensation”. See the discussion under the caption “PROPOSAL 3: REAPPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS UNDER THE WORTHINGTON INDUSTRIES, INC. 1997 LONG-TERM INCENTIVE PLAN” beginning on page 58 of this Proxy Statement.
     In all cases, whether or not some portion of a covered employee’s compensation is tax deductible, the Compensation Committee will continue to carefully consider the net cost and value to the Company of its compensation policies.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement with management.
     Based upon such review and discussion, the Compensation Committee recommended to the full Board, and the Board approved, that the CD&A be included in this Proxy Statement and incorporated by reference into the 2008 Form 10-K.
     The foregoing report is provided by the Compensation Committee of the Board.
Compensation Committee
John B. Blystone, Chair
Michael J. Endres
Peter Karmanos, Jr.
John R. Kasich

Summary Compensation Table
     The following table lists the Fiscal 2008 and Fiscal 2007 compensation of the Company’s CEO, Chief Financial Officer and three other most highly compensated executive officers (the “NEOs”).
Summary Compensation Table for Fiscal 2008 and Fiscal 2007

						Non-Equity Incentive Plan
						Compensation		Change in
						Short-Term / Long-Term		Pension Value
						Short-		and
						Term	3-year	Nonqualified
						Incentive	Perfor-	Deferred	All Other
			Bonus	Stock	Option	Bonus	mance	Compensation	Compen-
Name and	Fiscal	Salary	($)	Awards	Awards	Award	Award	Earnings	sation
Principal Position	Year	($)(1)	(1)(2)	($) (3)	($) (4)	($) (1)(5)	($) (6)	($) (7)	($) (8)	Total ($)
John P. McConnell, Chairman of the Board and Chief	2008	550,000	18,200	165,000	621,203	781,626	-0-	3,396	37,274	2,176,699
Executive Officer	2007	550,000	54,000	-0-	593,570	456,190	750,000	1,560	61,167	2,466,487

George P. Stoe, Executive Vice President and Chief	2008	428,269	180,600	74,250	193,875	508,950	29,167	-0-	54,835	1,469,946
Operating Officer	2007	340,000	523,000	-0-	136,620	-0-	328,657	-0-	91,244	1,419,521

John S. Christie, Former President and Chief Financial	2008	397,823	132,344	68,750	249,895	396,809	-0-	18,483	37,099	507,585
Officer (9)	2007	350,000	483,487	-0-	242,440	-0-	300,000	8,739	86,580	1,471,246

Mark A. Russell, President, The Worthington Steel	2008	302,370	263,551	20,625	162,770	305,506	-0-	-0-	5,089	1,059,911
Company (10)	2007	70,622	166,132	-0-	124,600	-0-	-0-	-0-	255	361,609

Harry A. Goussetis, President, Worthington Cylinder	2008	234,423	168,750	57,441	105,668	206,067	120,833	-0-	42,843	936,025
Corporation	2007	165,000	425,000	18,878	96,960	-0-	151,550	-0-	56,015	816,443

(1)	The amounts shown in these columns include that portion of salaries, bonuses and short-term incentive bonus awards the NEOs may have deferred to the DPSP or to the 2005 NQ Plan. Amounts deferred to the 2005 NQ Plan are shown in the “Non-Qualified Deferred Compensation for Fiscal 2008” table beginning on page 45 of this Proxy Statement.

(2)	The amounts in this column include the amount of the bonuses paid to the NEOs with respect to Fiscal 2007 and the first six months of Fiscal 2008 under the Old Bonus Plan which is described under the caption “Compensation Discussion and Analysis — Compensation Components — Incentive Compensation — Bonuses” beginning on page 27 of this Proxy Statement.

(3)	The amounts shown in this column represent the dollar amount associated with the NEOs performance share awards for the three-year performance periods ending May 31, 2009 and 2010 that the Company recognized for financial statement reporting purposes with respect to Fiscal 2008 and Fiscal 2007 in accordance with SFAS 123R. The amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC Rules. The amounts shown in this column reflect the Company’s accounting expense for the fair value of these performance share awards and do not correspond to the actual values that will be recognized by the NEOs. See “Note F — Stock-Based Compensation” of the Notes to Consolidated Financial Statements in “Item 8. — Financial Statements and Supplementary Data” of the Company’s 2008 Form 10-K for assumptions used and additional information regarding the performance share awards. The performance measures associated with the performance share awards are described under the caption “Compensation Discussion and Analysis — Compensation Components — Performance Awards — General” beginning on page 29 of this Proxy Statement.

(4)	The amounts shown in this column represent the dollar amount that the Company recognized for financial statement reporting purposes in Fiscal 2008 and Fiscal 2007 for the fair value of options granted to the NEOs in Fiscal 2008 and Fiscal 2007 and prior years (Fiscal 2006, 2005, 2004 and 2003) in accordance with SFAS 123R. The amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC Rules. The amounts shown in this column reflect the Company’s accounting expense for the fair value of option awards and do not correspond to the actual values that will be recognized by the NEOs. See “Note A — Summary of Significant Accounting Policies” and “Note F — Stock-Based Compensation” of the Notes to Consolidated Financial Statements in “Item 8. — Financial Statements and Supplementary Data” of the Company’s 2008 Form 10-K for assumptions used and additional information regarding the options. The “Grants of Plan-Based Awards for Fiscal 2008” table on page 40 of this Proxy Statement provides information on options granted in Fiscal 2008.

(5)	The amounts in this column include: (i) bonus awards earned by Mr. McConnell in the aggregate amount of $147,595 for Fiscal 2008 and $456,190 for Fiscal 2007, based on earnings per share performance for each quarter in Fiscal 2007 and the first two quarters of Fiscal 2008; and (ii) for each NEO the cash performance bonus award payments for the performance period encompassing the last six months of Fiscal 2008.

(6)	The amounts shown in this column reflect cash performance awards earned for the three-year performance periods ended May 31, 2008 (for Fiscal 2008) and May 31, 2007 (for Fiscal 2007), as a result of the Company’s achievement of the specified maximum level of cumulative corporate economic value added for the three-year performance period ended May 31, 2007 and, for Mr. Stoe and Mr. Goussetis, for the time each served as President of the Company’s Pressure Cylinders business unit, achievement of the specified maximum level of operating income from the Pressure Cylinders business unit for the three-year performance periods ended May 31, 2008 and 2007.

(7)	The fixed rate applicable to the Employee Deferral Plans for Fiscal 2008 and Fiscal 2007 exceeded 120% of the corresponding applicable federal long-term rate (the “Applicable Comparative Rate”) by an annual rate equal to 1.08% for Fiscal 2008 and 0.60% for Fiscal 2007. The amounts shown in this column represent the amount by which earnings on accounts of the NEOs in the Employee Deferral Plans invested at the fixed rate exceeded the Applicable Comparative Rate (generally the amount invested under the fixed rate fund multiplied by 1.08% for Fiscal 2008 and 0.60% for Fiscal 2007).

(8)	The following table describes each component of the “All Other Compensation” column for Fiscal 2008:

	Fiscal	401(k) Plan	2005 NQ Plan	Group Term Life	Perquisites
	Year	Contributions (a)	Contributions (b)	Insurance Premium (c)	(d)
	2008	$10,585	$25,159	$1,530
John P. McConnell	2007	$12,927	$46,308	$1,819	N/A
					N/A
	2008	$9,817	$29,302	$1,530	$14,186
George P. Stoe	2007	$11,068	$59,237	$1,819	$15,395

	2008	$8,989	$26,580	$1,530	N/A
John S. Christie	2007	$11,273	$60,086	$1,819	$11,609

	2008	$3,559	$0.00	$1,530	N/A
Mark A. Russell	2007	$0.00	$0.00	$255	N/A

	2008	$7,888	$19,000	$1,530	$14,425
Harry A. Goussetis	2007	$11,696	$23,504	$1,435	$26,338

(a)	The amounts in this column include Company contributions and matching Company contributions made under the DPSP with respect to the applicable fiscal year to the accounts of the NEOs. The DPSP is described under the caption “Compensation Discussion and Analysis — Compensation Components — Deferred Profit Sharing Plan” beginning on page 32 of this Proxy Statement.

(b)	The amounts in this column include Company contributions and matching Company contributions made under the 2005 NQ Plan with respect to the applicable fiscal year to the accounts of the NEOs. See the “Non-Qualified Deferred Compensation for Fiscal 2008” table on page 45 of this Proxy Statement for more information concerning the contributions made by the Company under the 2005 NQ Plan.

(c)	The amounts in this column represent the dollar value of the group term life insurance premiums paid by the Company attributable to Fiscal 2007 and Fiscal 2008.

(d)	Perquisites include dues and similar fees paid by the Company for club memberships used by the NEOs for both business and personal use. Perquisites also include personal use of a Company airplane for Mr. Stoe and Mr. Goussetis. The above table does not reflect the value of perquisites and other personal benefits for Fiscal 2008 for Messrs. McConnell, Christie or Russell or for Fiscal 2007 for Messrs. McConnell or Russell because, in each case, the aggregate value of the perquisites and other personal benefits that he received was less than $10,000.
(9)	On May 2, 2008, John S. Christie, who was then serving as President and Chief Financial Officer of the Company, requested early retirement from the Company. The Company and Mr. Christie agreed that Mr. Christie would retire on July 31, 2008, after the Company’s financial statements for Fiscal 2008 were completed and the Company’s 2008 Form 10-K was filed with the SEC. In connection with Mr. Christie’s retirement: (a) for the months of June and July 2008, Mr. Christie received $66,666 per month in total cash compensation, and no longer participated in the Company’s normal base salary, bonus and cash performance bonus programs; (b) Mr. Christie is subject to a covenant not to compete for three years following his retirement; (c) Mr. Christie will be paid an aggregate amount of $800,000 (which approximates Mr. Christie’s average annual cash compensation (base salary and bonus) for the Company’s fiscal years ended May 31, 2006 and 2007) in bi-monthly installments following his retirement, with a final lump sum payment to be made in March 2009; (d) the Company will pay or waive Mr. Christie’s healthcare premiums under the Company’s employee-paid retiree healthcare program for up to three years; and (e) the normal provisions applicable to retirement will apply in determining Mr. Christie’s benefits and rights under the Company’s stock option plans, incentive compensation plans, DPSP, Employee Deferral Plans and other benefit programs.
(10)	Mr. Russell began employment with the Company in February 2007.

Grants of Plan-Based Awards
     The following table provides information about the equity and non-equity awards granted to the NEOs in Fiscal 2008:
Grants of Plan-Based Awards for Fiscal 2008

										All Other
										Option
										Awards:
										Number of	Exercise	Grant
							Estimated Future Payouts Under			Common	or Base	Date
		Compen-					Equity Incentive Plan Awards (3)			Shares	Price of	Fair
		sation		Estimated Future Payouts Under			Threshold	Target	Maximum	Under-	Option	Value of
		Committee		Non-Equity Incentive Plan Awards			(# of	(# of	(# of	lying	Awards	Option
	Grant	Approval		Threshold	Target	Maximum	Common	Common	Common	Options	($/Sh)	Awards
Name	Date	Date		($)	($)	($)	Shares)	Shares)	Shares)	(4)	(4)	($)(5)
	06/21/07	06/21/07
	06/21/07	06/21/07
	07/02/07	06/21/07	(1)	475,000	950,000	1,425,000
John P. McConnell	12/01/07	11/29/07	(2)	183,750	367,500	735,000	15,000	30,000	45,000	100,000	22.73	694,000

	06/21/07	06/21/07
	06/21/07	06/21/07
	07/02/07	06/21/07	(1)	300,000	600,000	900,000
George P. Stoe	12/01/07	11/29/07	(2)	147,500	295,000	590,000	6,750	13,500	20,250	45,000	22.73	312,300

	06/21/07	06/21/07
	06/21/07	06/21/07
John S. Christie (6)	07/02/07	06/21/07	(1)	250,000	500,000	750,000
	12/01/07	11/29/07	(2)	115,000	230,000	460,000	6,250	12,500	18,750	45,000	22.73	312,300

	06/21/07	06/21/07
	06/21/07	06/21/07
	07/02/07	06/21/07	(1)	175,000	350,000	525,000
Mark A. Russell	12/01/07	11/29/07	(2)	115,000	230,000	460,000	3,750	7,500	11,250	30,000	22.73	208,200

	06/21/07	06/21/07
	06/21/07	06/21/07
	07/02/07	06/21/07	(1)	125,000	250,000	375,000
Harry A. Goussetis	12/01/07	11/29/07	(2)	75,000	150,000	300,000	3,250	6,500	9,750	22,500	22.73	156,150

(1)	These rows show the potential payouts under cash performance awards granted to the NEOs under the 1997 LTIP for the three-year performance period from June 1, 2007 to May 31, 2010. Payouts of cash performance awards are tied to achieving specified levels (threshold, target and maximum) of cumulative corporate economic value added for the three-year period and earnings per share growth over the performance period, with each performance measure carrying a 50% weighting. For business unit executives, including Mr. Goussetis and Mr. Russell, cumulative corporate economic value added and earnings per share growth measures together carry a 50% weighting, and business unit operating income targets are weighted 50%. No cash is paid if none of the three-year financial measures are met. If the performance levels fall between threshold and target or between target and maximum, the award is prorated. In the event of a defined change in control, the participant’s outstanding cash performance awards under the 1997 LTIP will be paid out at the maximum level as of the date of the change in control. In general, termination of employment terminates cash performance awards, but on termination for reasons of death, disability or retirement, a pro rata payout will be made for a performance period ending 24 months or less after termination of employment based on the number of months of employment completed by the participant during the performance period before the effective date of termination, provided that the applicable performance goals are achieved. For further information on the terms of the cash performance awards, see the discussion under the captions “Compensation Discussion and Analysis — Compensation Components — Performance Awards - General” and — “Long-Term Cash Performance Awards” beginning on pages 29 and 31, respectively, of this Proxy Statement. For further information on the effect of a change in control, see the discussion under the caption “Compensation Discussion and Analysis - Change in Control” beginning on page 34 of this Proxy Statement.

(2)	These rows show the performance bonus awards made to the NEOs for the second six-months of Fiscal 2008. Amounts earned and paid under these awards are included in the “Non-Equity Incentive Plan Compensation — Short-Term / Long-Term — Short-Term Incentive Bonus Award” column in the “Summary Compensation Table for Fiscal 2008 and Fiscal 2007” on page 37 of this Proxy Statement, and footnote (5) thereto which also describes the quarterly bonus awards in the aggregate amount of $147,595 paid to Mr. McConnell under a performance award program under the 1997 LTIP tied to earnings per share of the Company for the first two quarters of Fiscal 2008.

(3)	These columns show the potential payouts under performance share awards granted to the NEOs under the 1997 LTIP for the three-year performance period from June 1, 2007 to May 31, 2010. Payouts of performance share awards are tied to achieving specified levels (threshold, target and maximum) of cumulative corporate economic value added for the three-year period and earnings per share growth over the performance period, with each performance measure carrying a 50% weighting. For Mr. Goussetis and Mr. Russell, business unit executives, cumulative corporate economic value added and earnings per share growth measures together carry a 50% weighting, and business unit operating income targets are weighted 50%. No Common Shares are awarded if none of the three-year financial threshold measures are met. If the performance level falls between threshold and target or between target and maximum, the award is prorated. In the event of a defined change in control, the participant’s outstanding performance share awards under the 1997 LTIP will be paid out at the maximum level as of the date of the change in control. In general, termination of employment terminates performance share awards, but on termination for reasons of death, disability or retirement, a pro rata payout will be made for a performance period ending 24 months or less after termination of employment based on the number of months of employment completed by the participant during the performance period before the effective date of termination, provided that the applicable performance goals are achieved at the end of that performance period. For further information on the terms of the performance share awards, including those applicable to a change in control, see the discussion under the captions “Compensation Discussion and Analysis — Change in Control” beginning on page 34 of this Proxy Statement and “Compensation Discussion and Analysis — Compensation Components - Performance Awards — General” and — “Performance Share Awards” beginning on pages 29 and 30, respectively, of this Proxy Statement.

(4)	All reported options were granted as of July 2, 2007 under the Worthington Industries, Inc. 2003 Stock Option Plan (the “2003 Stock Option Plan”) with exercise prices equal to the fair market value of the underlying Common Shares on the date of grant. The options become exercisable in increments of 20% per year on each anniversary of their grant date. In the event an optionee’s employment terminates as a result of retirement, death or total disability, any options outstanding and exercisable on that date will remain exercisable by the NEO, or, in the event of death, by his beneficiary, until the earlier of either the fixed expiration date, as stated in the option award agreement, or 36 months after the last day of employment due to retirement, death or disability. Should termination occur for any reason other than retirement, death or disability, all options will be forfeited immediately. In the event of a defined change in control, unless the Board or the Compensation Committee explicitly provides otherwise, all outstanding options will become fully vested and exercisable as of the date of the change in control. The Compensation Committee may allow an optionee to elect, during the 60-day period following a change in control, to surrender an option or portion thereof in exchange for a cash payment equal to the excess of the change in control price per share over the exercise price per share. For further information on the terms of the options, see the discussion under the caption “Compensation Discussion and Analysis — Compensation Components — Options” beginning on page 29 of this Proxy Statement. For further information on the effect of a change in control, see the discussion under the caption “Compensation Discussion and Analysis - Change in Control” beginning on page 34 of this Proxy Statement.

(5)	This column shows the full grant date fair value computed in accordance with SFAS 123R of the options granted to the NEOs in Fiscal 2008. Generally, the full grant date fair value is the aggregate amount the Company would include as a compensation expense in its financial statements over each award’s five-year vesting schedule. The fair value of each option on the grant date was $6.94. See “Note A — Summary of Significant Accounting Policies” and “Note F — Stock-Based Compensation” of the Notes to Consolidated Financial Statements in “Item 8. — Financial Statements and Supplementary Data” of the 2008 Form 10-K for the method (Black-Scholes) and assumptions used in calculating the options’ fair value and additional information regarding the options.

(6)	Because Mr. Christie retired on July 31, 2008, his three-year cash performance awards and performance share awards, if earned, will be prorated based on the number of months in the performance period during which he was employed. Also, vesting of Mr. Christie’s stock options will be frozen as of July 31, 2008.
Outstanding Equity Awards at Fiscal Year-End
     The following table summarizes the outstanding option awards and performance share awards held by the NEOs as of May 31, 2008. Each option grant is shown separately for each NEO. The vesting schedule for unexercised options is shown in the footnotes following this table. For additional information about the option awards and the performance share awards, see the description under the caption “Compensation Discussion and Analysis — Compensation Components — Long-Term Incentives” beginning on page 28 of this Proxy Statement.
Outstanding Equity Awards at Fiscal Year-End for Fiscal 2008

						Stock Awards
							Equity
							Incentive
							Plan
							Awards:
						Equity	Market or
						Incentive Plan	Payout
	Option Awards (1)					Awards:	Value of
	Number of					Number of	Unearned
	Common	Number of				Unearned	Shares,
	Shares	Common Shares				Shares, Units or	Units or	Equity
	Underlying	Underlying				Other Rights	Other Rights	Incentive Plan
	Unexercised	Unexercised		Option	Option	That Have Not	That Have	Awards:
	Options (#)	Options (#)		Exercise	Expiration	Vested (#)	Not Vested	Performance
Name	Exercisable	Unexercisable		Price	Date	(2)	(3)	Period Ending Date
John P. McConnell	120,000	0		$13.00	11/18/2008	17,500	$348,950	05/31/2009
	63,000	0		$15.00	08/25/2009	15,000	$299,100	05/31/2010
	70,000	0		$12.00	05/19/2010
	74,000	0		$9.30	03/30/2011
	200,000	0		$15.15	06/03/2012
	80,000	20,000	(4)	$15.26	06/02/2013
	105,000	70,000	(5)	$19.20	06/01/2014
	80,000	120,000	(6)	$17.01	06/01/2015
	26,000	104,000	(7)	$18.17	06/01/2016
	0	100,000	(8)	$22.73	07/02/2017

George P. Stoe	32,000	8,000	(4)	$15.26	06/02/2013	6,250	$124,625	05/31/2009
	24,000	16,000	(5)	$19.20	06/01/2014	6,750	$134,595	05/31/2010
	16,000	24,000	(6)	$17.01	06/01/2015
	9,000	36,000	(7)	$18.17	06/01/2016
	0	45,000	(8)	$22.73	07/02/2017

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2008

						Stock Awards
							Equity
							Incentive
							Awards:
						Equity	Market or
						Incentive Plan	Payout
	Option Awards (1)					Awards:	Value of
	Number of					Number of	Unearned
	Common	Number of				Unearned	Shares,	Equity
	Shares	Common Shares				Shares, Units or	Units or	Incentive Plan
	Underlying	Underlying				Other Rights	Other Rights	Awards:
	Unexercised	Unexercised		Option	Option	That Have Not	That Have	Performance
	Options (#)	Options (#)		Exercise	Expiration	Vested (#)	Not Vested	Period Ending
Name	Exercisable	Unexercisable		Price	Date	(2)	(3)	Date
John S. Christie	30,000	0		$12.781	06/01/2009	6,250	$124,625	05/31/2009
	40,000	0		$15.00	08/25/2009	6,250	$124,625	05/31/2010
	10,000	0		$12.00	05/19/2010
	50,500	0		$9.30	03/30/2011
	100,000	0		$15.15	06/03/2012
	56,000	14,000	(4)	$15.26	06/02/2013
	42,000	28,000	(5)	$19.20	06/01/2014
	24,000	36,000	(6)	$17.01	06/01/2015
	9,000	36,000	(7)	$18.17	06/01/2016
	0	45,000	(8)	$22.73	07/02/2017

Mark A. Russell	20,000	80,000	(9)	$18.41	02/12/2017	3,375	$67,298	05/31/2009
	0	30,000	(8)	$22.73	07/02/2017	3,750	$74,775	05/31/2010

Harry A. Goussetis	14,000	0	(4)	$15.15	06/03/2012	4,000	$79,760	05/31/2009
	16,000	4,000	(5)	$15.26	06/02/2013	3,250	$64,805	05/31/2010
	12,000	8,000	(6)	$19.20	06/01/2014
	8,000	126,000	(7)	$17.01	06/01/2015
	6,000	24,000	(8)	$18.17	06/01/2016
	0	22,500		$22.73	07/02/2017

(1)	All options outstanding as of May 31, 2008, were granted under the 1997 LTIP or the 2003 Stock Option Plan with exercise prices equal to the fair market value of the underlying Common Shares on the date of grant. The options become exercisable in increments of 20% per year on each anniversary of their grant date for the first five years. In the event of a change in control of the Company (as defined in each of the plans), unless the Board or the Compensation Committee explicitly provides otherwise, all options outstanding immediately before the date of such a change in control will become fully vested and exercisable. In the event an optionee’s employment terminates as a result of retirement, death or total disability, any options outstanding and exercisable on that date will remain exercisable by the named individual, or, in the event of death, by his beneficiary, until the earlier of either the fixed expiration date, as stated in the option award agreement, or either 12 or 36 months, depending on the option, after the last day of employment due to retirement, death or disability. Should termination occur for any reason other than retirement, death or disability, the unexercised options will be forfeited.

(2)	The amounts shown in this column assume that the performance share awards granted for each of the three-year periods ending May 31, 2009 and ending May 31, 2010 will be earned at the threshold amount based upon achieving the specified performance levels. See the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the “Grants of Plan-Based Awards for Fiscal 2008” table on page 40 of this Proxy Statement for the threshold, target and maximum performance share amounts that may be received for the performance period ending May 31, 2010.

(3)	The amounts shown in this column are calculated assuming that the related performance share awards for each of the three-year periods ending May 31, 2009 and ending May 31, 2010 will be earned at the threshold amount based upon achieving the specified performance levels and multiplying that amount by the closing price of the Common Shares ($19.94), on May 30, 2008, the last business day of Fiscal 2008.

(4)	Unexercisable options vested on June 2, 2008.

(5)	Unexercisable options vested 50% on June 1, 2008 and will, except for Mr. Christie’s, vest 50% on June 1, 2009.

(6)	Unexercisable options vested 33% on June 1, 2008 and will, except for Mr. Christie’s, vest 33% on June 1, 2009 and 33% on June 1, 2010.

(7)	Unexercisable options vested 25% on June 1, 2008 and will, except for Mr. Christie’s, vest 25% on June 1, 2009, 25% on June 1, 2010 and 25% on June 1, 2011.

(8)	Unexercisable options vested 20% on July 2, 2008 and will, except for Mr. Christie’s, vest 20% on July 2, 2009, 20% on July 2, 2010, 20% on July 2, 2011 and 20% on July 2, 2012.

(9)	Unexercisable options will vest 20% on February 12, 2009, 20% on February 12, 2010, 20% on February 12, 2011 and 20% on February 12, 2012.
Option Exercises and Stock Vested
     The following table sets forth information about options exercised by the NEOs in Fiscal 2008, including the number of Common Shares acquired upon exercise and the value realized. No stock awards vested or were paid in Fiscal 2008 to the NEOs.
Option Exercises and Stock Vested for Fiscal 2008

	Option Awards
	Number of Common Shares
Name	Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
John P. McConnell	60,000	362,298
George P. Stoe	0	0
John S. Christie	45,000	471,686
Mark A. Russell	0	0
Harry A. Goussetis	20,000	189,918

(1)	The value realized on exercise of options is calculated based on the difference between the market price of the Company’s Common Shares at exercise and the exercise price of each option exercised, multiplied by the number of Common Shares acquired on exercise, and does not necessarily indicate that the optionee sold such Common Shares.
Non-Qualified Deferred Compensation
     As discussed above in “Compensation Discussion and Analysis — Compensation Components - Non-Qualified Deferred Compensation” beginning on page 33 of this Proxy Statement, the Company maintains two Employee Deferral Plans which have provided for the deferral of compensation on a basis that is not tax-qualified — the 2000 NQ Plan and the 2005 NQ Plan. Contributions and deferrals for the period from March 1, 2000 to

January 1, 2005 are maintained under the 2000 NQ Plan. Contributions and deferrals for periods on or after January 1, 2005 are maintained under the 2005 NQ Plan, which was adopted to replace the 2000 NQ Plan in order to comply with the provisions of Section 409A of the Internal Revenue Code. The terms of the 2005 NQ Plan, which are discussed below, are similar to those of the 2000 NQ Plan but are more restrictive with respect to the timing of deferral elections and the ability of participants to change the time and manner in which accounts will be paid. The Employee Deferral Plans are intended to supplement the 401(k) plans sponsored by the Company.
     Only select highly compensated employees of the Company, including the NEOs, are eligible to participate in the Employee Deferral Plans. Currently, 102 employees of the Company are eligible to participate in the 2005 NQ Plan and 62 employees of the Company have accounts in the 2000 NQ Plan.
     Under the 2005 NQ Plan, participants may defer the payment of up to 50% of their base salary, bonus and/or cash performance bonus. Deferred amounts are credited to the participants’ accounts under the 2005 NQ Plan at the time the base salary or bonus compensation would have otherwise been paid. In addition, the Company may make discretionary employer contributions to participants’ accounts in the 2005 NQ Plan. For the 2007 calendar year, in order to provide the same percentage of retirement-related deferred compensation contributions to participants compared to other employees that would have been made but for the IRS limits on annual compensation that may be considered under tax-qualified plans, the Company made contributions to the 2005 NQ Plan for participants equal to (i) 3% of a participant’s Annual Compensation (base salary plus bonus) in excess of the IRS maximum and (ii) a matching contribution of 50% of the first 4% of Annual Compensation contributed by the participant to a Company retirement plan to the extent not matched by the Company under the DPSP.
     Participants in the 2005 NQ Plan may elect to have their accounts invested at a rate reflecting (a) the increase or decrease in the fair market value per share of the Company’s Common Shares with dividends reinvested, (b) a fixed rate which is set annually by the Compensation Committee (6.75% for Fiscal 2008), or (c) returns on any funds available for investment under the DPSP.
     Employee accounts are fully vested under the 2005 NQ Plan. Payouts under the 2005 NQ Plan are made in cash, as of a specified date selected by the participant or when the participant is no longer employed by the Company, either in a lump sum or in up to 10 annual installment payments, all as chosen by the participant at the time the deferral election is made. The Compensation Committee may permit hardship withdrawals from a participant’s account under the 2005 NQ Plan in accordance with defined guidelines. In the event of a change in control of the Company, the aggregate balance of each participant’s account will be accelerated and paid out as of the date of the change in control unless otherwise determined by three-fourths of the members of the Board.
     The following table provides information concerning the participation by the NEOs in the Employee Deferral Plans for Fiscal 2008.
Non-Qualified Deferred Compensation for Fiscal 2008

		Executive	Company	Aggregate Earnings	Aggregate	Aggregate
		Contributions in	Contributions in	in	Withdrawals/	Balance at
Name	Name of Plan	Fiscal 2008 ($) (1)	Fiscal 2008 ($)(2)	Fiscal 2008 ($) (3)	Distributions ($)	May 31, 2008 ($)
John P. McConnell	2000 NQ Plan	-0-	-0-	17,322	-0-	265,673
	2005 NQ Plan	-0-	25,159	3,639	-0-	76,558

George P. Stoe	2000 NQ Plan	-0-	-0-	589	-0-	25,340
	2005 NQ Plan	322,762	29,302	30,482	-0-	1,223,180

John S. Christie	2000 NQ Plan	-0-	-0-	82,251	-0-	1,345,021
	2005 NQ Plan	30,109	26,580	30,419	-0-	495,781

Mark A. Russell	2000 NQ Plan	-0-	-0-	-0-	-0-	-0-
	2005 NQ Plan	71,153	-0-	11,884	-0-	83,037

Harry A. Goussetis	2000 NQ Plan	-0-	-0-	(763)	-0-	33,063
	2005 NQ Plan	18,525	19,000	1,248	-0-	84,618

(1)	The amounts in this column reflect contributions to the 2005 NQ Plan as a result of deferrals of salary, bonuses and/or cash performance bonus awards which would otherwise have been paid to the NEO. These amounts are included in the “Salary”, “Bonus” or “Short-Term Incentive Bonus” column totals reported in the “Summary Compensation Table for Fiscal 2008 and Fiscal 2007” on page 37 of this Proxy Statement.

(2)	These contributions are also included in the “All Other Compensation” column totals reported for Fiscal 2008 in the “Summary Compensation Table for Fiscal 2008 and Fiscal 2007” on page 37 of this Proxy Statement.

(3)	The amounts included for Fiscal 2008 in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reported in the “Summary Compensation Table for Fiscal 2008 and Fiscal 2007” on page 37 of this Proxy Statement represent the amount by which earnings in Fiscal 2008 on accounts of the NEOs in the Employee Deferral Plans invested at the fixed rate exceeded the Applicable Comparable Rate. The amounts which are included as part of the aggregate earnings reported in this “Aggregate Earnings in Fiscal 2008” column are (a) for Mr. McConnell, $3,396; and (b) for Mr. Christie, $18,483.
Cash Performance Bonus Awards Granted In Fiscal 2009
     The following supplemental table sets forth the cash performance bonus awards granted to the NEOs under the 1997 LTIP in Fiscal 2009 through the date of this Proxy Statement
Cash Performance Bonus Awards Granted in Fiscal 2009

	Cash Performance Bonus Award for Six-Month			Cash Performance Bonus Award for Twelve -Month
	Performance Period Ending November 30, 2008 (2)			Performance Period Ending May 31, 2009 (1)
Name	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
John P. McConnell	100,000	200,000	400,000	300,000	600,000	1,200,000
George P. Stoe	76,875	153,750	307,500	230,625	461,250	922,500
John S. Christie (2)	0	0	0	0	0	0
Mark A. Russell	59,375	118,750	237,500	178,125	356,250	712,500
Harry A. Goussetis	39,125	78,250	156,500	117,375	234,750	469,500

(1)	Payouts of these cash performance bonus awards are generally tied to achieving specified levels (threshold, target and maximum) of corporate economic valued added and earnings per share (in each case excluding restructuring charges and non-recurring items) for the six-month or twelve-month performance period with each performance measure carrying a 50% weighting. For business unit executives, including Mr. Russell and Mr. Goussetis, the corporate earnings per share measure carries a 20% weighting, business unit operating income carries a 30% weighting, and business unit economic value added carries a 50% weighting. If the performance level falls between threshold and target or between target and maximum, the award is prorated. If threshold levels are not reached for any performance measure, no cash performance bonus would be paid. Cash performance bonus award payouts will be made within a reasonable time following the end of the performance period. In the event of a change in control of the Company, all cash performance bonus awards would be considered to be earned at target, payable in full, and immediately settled or distributed.

(2)	On May 2, 2008, John S. Christie, who was then President and Chief Financial Officer of the Company, requested early retirement from the Company. The Company and Mr. Christie agreed that Mr. Christie would retire on July 31, 2008, after the Company’s financial statements for Fiscal 2008 were completed and the Company’s 2008 Form 10-K was filed with the SEC. In connection with Mr. Christie’s retirement, for the months of June and July 2008, Mr. Christie received $66,666 per month in total cash compensation, and no longer participated in the Company’s normal base salary, bonus and cash performance bonus programs. Please see note (9) to the “Summary Compensation Table for Fiscal 2008 and Fiscal 2007”

beginning on page 37 of this Proxy Statement. Mr. Christie received no bonus awards in Fiscal 2009 under this arrangement.
Long-Term Performance Awards and Option Awards Granted in Fiscal 2009
     The following supplemental table sets forth the long-term performance awards (consisting of cash performance awards and performance share awards) for the fiscal three-year period ending May 31, 2011 and the stock option awards granted to the NEOs in Fiscal 2009.
Long-Term Performance Awards and Option Awards Granted in Fiscal 2009

							Stock
							Option
							Awards:
							Number of
				Performance Share Awards for Three-Year Period			Common	Exercise or
	Cash Performance Awards for Three-Year			Ending May 31, 2011 (1)			Shares	Base Price
	Period Ending May 31, 2011 (1)			Threshold	Target	Maximum	Underlying	of Option
	Threshold	Target	Maximum	(# of Common	(# of Common	(# of Common	Options	Awards
Name	($)	($)	($)	Shares)	Shares)	Shares)	(2)	($/Sh) (2)
John P. McConnell	475,000	950,000	1,900,000	17,500	35,000	70,000	100,000	20.21
George P. Stoe	400,000	800,000	1,600,000	10,000	20,000	40,000	60,000	20.21
John S. Christie (3)	0	0	0	0	0	0	0	00.00
Mark A. Russell	175,000	350,000	700,000	4,000	8,000	16,000	30,000	20.21
Harry A. Goussetis	125,000	250,000	500,000	3,250	6,500	13,000	22,500	20.21

(1)	These columns show the potential payouts under cash performance awards and performance share awards granted to the NEOs under the 1997 LTIP for the three-year performance period from June 1, 2008 to May 31, 2011. Payouts of cash performance awards and performance share awards are tied to achieving specified levels (threshold, target and maximum) of cumulative corporate economic value added for the three-year period and earnings per share growth over the performance period, with each performance measure carrying a 50% weighting. For business unit executives, including Mr. Goussetis and Mr. Russell, cumulative corporate economic value added and earnings per share growth measures together carry a 50% weighting, and business unit operating income targets are weighted 50%. No awards are paid or distributed if none of the three-year financial measures are met. If the performance levels fall between threshold and target or between target and maximum, the award is prorated. In the event of a defined change in control, the participant’s outstanding cash performance awards and performance share awards under the 1997 LTIP will be paid out at the maximum level as of the date of the change in control. In general, termination of employment terminates the performance awards, but on termination for reasons of death, disability or retirement, a pro rata payout will be made for a performance period ending 24 months or less after termination of employment based on the number of months of employment completed by the participant during the performance period before the effective date of termination, provided that the applicable performance goals are achieved at the end of that performance period. For further information on the terms of the cash performance awards and the performance share awards, see the discussion under the captions “Compensation Discussion and Analysis — Compensation Components — Performance Awards — General” - “Long-Term Cash Performance Awards” and — “Performance Share Awards” beginning on pages 29 , 31 and 30, respectively, of this Proxy Statement. For further information on the effect of a change in control, see the discussion under the caption “Compensation Discussion and Analysis — Change in Control” beginning on page 34, of this Proxy Statement.

(2)	All listed options were granted as of July 1, 2008, under the 2003 Stock Option Plan with exercise prices equal to the fair market value of the underlying Common Shares on the date of grant. The options become exercisable over five years in increments of 20% per year on each anniversary of their grant date. In the event an optionee’s employment terminates as a result of retirement, death or total disability, any options outstanding and exercisable on that date will remain exercisable by the NEO or, in the event of death, by his beneficiary, until the earlier of either the fixed expiration date, as stated in the option award agreement, or 36 months after the last day of employment due to retirement, death or disability. Should termination occur for any reason other than retirement, death or disability, all options will be forfeited immediately. In the event of a defined change in control, unless the Board or the Compensation Committee explicitly provides otherwise, all outstanding options will become fully vested and exercisable as of the date of the change in control. The Compensation Committee may allow an optionee to elect, during the 60-day period following a change in control, to surrender an option or portion thereof in exchange for a cash payment equal to the excess of the change in control price per share over the exercise price per share. For further information on the terms of the options, see the discussion under the caption “Compensation Discussion and Analysis — Compensation Components — Options” beginning on page 29 of this Proxy Statement. For further information on the effect of a change in control, see the discussion under the caption “Compensation Discussion and Analysis — Change in Control” beginning on page 34 of this Proxy Statement.

(3)	On May 2, 2008, John S. Christie, who was then President and Chief Financial Officer of the Company, requested early retirement from the Company. The Company and Mr. Christie agreed that Mr. Christie would retire on July 31, 2008, after the Company’s financial statements for Fiscal 2008 were completed and the Company’s 2008 Form 10-K was filed with the SEC. In connection with Mr. Christie’s retirement for the months of June and July 2008, Mr. Christie received $66,666 per month in total cash compensation, and no longer participated in the Company’s normal base salary, bonus, cash performance bonus, performance share award or option grant programs. Please see note (9) to the “Summary Compensation Table for Fiscal 2008 and Fiscal 2007” beginning on page 37 of this Proxy Statement. Mr. Christie received no long-term performance awards or options awards in Fiscal 2009 under this arrangement.
COMPENSATION OF DIRECTORS
     The Compensation Committee annually reviews, with the assistance of its compensation consultant, Towers Perrin, certain market information provided by the consultant concerning compensation (both cash and non-cash) paid to directors. Based upon such information, the Company’s past practices concerning directors’ compensation and such other information as the Compensation Committee deems appropriate, the Compensation Committee makes recommendations to the Board with respect to directors’ compensation. Following such recommendations, the compensation payable to the directors is set by the entire Board.
     Although the information provided by the compensation consultant for the Compensation Committee showed that director compensation was below the median level for the comparator group, the Board elected not to increase either the cash portion or the equity portion of director compensation for Fiscal 2008. Information from the compensation consultant for Fiscal 2009 indicated that director compensation (both the cash portion and the equity portion) continued to be below market median levels for the comparator group. For Fiscal 2009, the Board increased the equity portion of director compensation to approximate such median level but elected to leave the cash portion unchanged.
Cash Compensation
     The following table sets forth the cash compensation payable to the Company’s non-employee directors. Directors who are employees of the Company receive no additional compensation for serving as members of the

Board or as members of Board committees. All directors are reimbursed for out-of-pocket expenses incurred in connection with their serving as directors, including travel expenses.

Annual Retainer	$45,000
Lead Independent Director Annual Retainer	$25,000
Attendance at a Board Meeting (including telephonic meetings)	$1,500
Audit Committee Chair Annual Retainer	$10,000
Committee Chair (other than Audit) Annual Retainer	$7,500
Attendance at a Board Committee Meeting (including telephonic meetings)	$1,500
Director Deferral Plans
     Under the Company’s Director Deferral Plans, non-employee directors are able to defer payment of all or a portion of their directors’ fees until a specified date or until they are no longer associated with the Company. Any fees deferred are credited to the director’s account at the time the fees would have otherwise been paid. Participants in the Director Deferral Plans may elect to have their accounts invested at a rate reflecting (a) the increase or decrease in the fair market value per share of the Company’s Common Shares with dividends reinvested, (b) a fixed rate (6.75% for Fiscal 2008) which is set annually by the Compensation Committee, or (c) rates of return on any of the funds available for investment under the DPSP. The Director Deferral Plans are administered by the Compensation Committee. All accounts are fully vested. The Compensation Committee may permit hardship withdrawals from a participant’s account under defined guidelines. In the event of a defined change in control, participants’ accounts under the Director Deferral Plans will be accelerated and paid out as of the date of change in control unless otherwise determined by three-fourths of the members of the Board. The Worthington Industries, Inc. Deferred Compensation Plan for Directors, as Amended and Restated effective June 1, 2000 (the “Directors 2000 NQ Plan”) governs deferrals prior to January 1, 2005. Deferrals with respect to the period on or after January 1, 2005, are governed by the Worthington Industries, Inc. 2005 Deferred Compensation Plan for Directors (the “Directors 2005 NQ Plan”) which was adopted in order to comply with new requirements imposed by Section 409A of the Internal Revenue Code applicable to non-qualified deferred compensation plans. Among other things, the applicable provisions of Section 409A generally are more restrictive with respect to the timing of deferral elections and the ability of participants to change the time and manner in which accounts will be paid.
Equity Grants
     Under the Worthington Industries, Inc. 2006 Equity Incentive Plan for Non-Employee Directors (the “2006 Directors Equity Plan”), the Board may grant non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights and whole Common Shares to non-employee directors of the Company. Awards under the 2006 Directors Equity Plan are made by the Board in its discretion.
     On September 26, 2007, each individual then serving as a non-employee director was granted: (a) an option to purchase 5,000 Common Shares, with an exercise price equal to the $22.95 fair market value of the Common Shares on the grant date; and (b) an award of 1,300 shares of restricted stock. Mr. Blystone, as Lead Independent Director, was also granted on September 26, 2007: (a) an option to purchase an additional 2,500 Common Shares, with an exercise price equal to the $22.95 fair market value of the Common Shares on the grant date; and (b) an additional award of 750 shares of restricted stock.
     Each option granted to the non-employee directors has a ten-year term and becomes vested and fully exercisable on the first to occur of (i) the first anniversary of the grant date; or (ii) the date of the Annual Meeting. Upon a business combination or change in control (as defined in the 2006 Directors Equity Plan), each option will become vested and fully exercisable. Vesting of an option also accelerates upon death, total disability or retirement after a non-employee director attains age 65 or has served at least nine years as a member of the Board. If a non-employee director becomes totally disabled or dies while in service as a member of the Board, he or she (or, in the event of death, his or her beneficiary) has three years from the date of the occurrence to exercise any vested options, subject to the stated term of the options. In the event a non-employee director retires after he or she has attained age 65 or has served at least nine years as a member of the Board, the non-employee director may exercise any vested options for a period of three years after the date of retirement, subject to the stated term of the options. If a non-employee director ceases to be a member of the Board for cause, all options terminate immediately. If a non-employee director ceases to be a member of the Board for any reason other than those listed above, the non-employee director’s options may be exercised (to the extent then exercisable) for a period of one year following the date of termination, subject to the stated term of the options.
     Each share of restricted stock granted to the non-employee directors vests upon the first to occur of: (i) the first anniversary of the grant date or (ii) the date of the Annual Meeting. Upon a business combination or change in control, all shares of restricted stock will become fully vested. In the case of death, total disability or retirement, all shares of restricted stock will also immediately become fully vested. If a non-employee director’s service on the Board terminates for any other reason, unvested shares of restricted stock will be forfeited. During the time between the grant date and the vesting date, a non-employee director may exercise full voting rights in respect of the shares of restricted stock and dividends paid to the Company’s shareholders of record would be accrued and paid in respect of the shares of restricted stock upon the vesting date if the underlying shares of restricted stock vest.
     The Board has taken action providing that each individual then serving as a non-employee director will be granted, effective as of the date of the Annual Meeting: (a) an option to purchase 8,200 Common Shares (12,300 for Mr. Blystone to reflect his position as Lead Independent Director), with an exercise price equal to the fair market value of the Common Shares on the grant date and with terms which would be the same as those applicable to the options granted on September 26, 2007; and (b) an award of 2,100 shares of restricted stock (3,150 shares of restricted stock for Mr. Blystone to reflect his position as Lead Independent Director) with terms which would be the same as those applicable to the shares of restricted stock awarded on September 26, 2007.
Director Compensation for Fiscal 2008
     The following table sets forth information concerning the compensation earned by non-employee directors of the Company during Fiscal 2008:
Director Compensation for Fiscal 2008 (1)

				Change in Pension Value
	Fees Earned	Stock		and Nonqualified Deferred
	or Paid in	Awards	Option Awards	Compensation Earnings
Name	Cash ($)(2)	($) (3)	($) (4)	(5)	Total ($)
John B. Blystone (6)	92,500	22,849	26,957	-0-	142,306
William S. Dietrich, II	55,500	11,444	14,327	-0-	81,271
Michael J. Endres	66,000	11,444	14,327	-0-	91,771
Peter Karmanos, Jr.	67,500	11,444	14,327	-0-	93,271
John R. Kasich	61,500	11,444	14,327	-0-	87,271
Carl A. Nelson	73,000	11,444	14,327	-0-	98,771
Sidney A. Ribeau	58,500	11,444	14,327	3,088	87,359
Mary Schiavo	63,000	11,444	14,327	6,121	94,892

(1)	John P. McConnell, the Company’s Chairman of the Board and CEO, and John S. Christie, the former President and Chief Financial Officer of the Company, are not included in this table because they were employees of the Company during Fiscal 2008 and thus received no additional compensation for their services as directors. The compensation received by John P. McConnell and John S. Christie as employees of the Company is shown in the “Summary Compensation Table for Fiscal 2008 and Fiscal 2007” on page 37 of this Proxy Statement.

(2)	Represents cash earned in Fiscal 2008 for annual retainer fees and Board and Board committee meeting fees in accordance with the cash compensation program outlined under the caption “Cash Compensation” beginning on page 48 of this Proxy Statement.

(3)	The amounts shown in this column represent the dollar amount associated with the restricted stock awards granted to the non-employee directors during Fiscal 2007 and Fiscal 2008 that the Company recognized for financial statement reporting purposes with respect to Fiscal 2008 in accordance with SFAS 123R. These amounts exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC Rules. These amounts reflect the Company’s accounting expense for the fair value of the restricted stock awards and do not correspond to the actual values that will be recognized by the non-employee directors. See “Note F — Stock-Based Compensation” of the Notes to Consolidated Financial Statements in “Item 8 — Financial Statements and Supplementary Data” of the Company’s 2008 Form 10-K for assumptions used and additional information regarding the restricted stock awards. For financial statement reporting purposes, the restricted stock is valued at the closing market price of the Common Shares on the date of grant. Accordingly, the restricted stock awards made as of September 26, 2007 (which were the only restricted stock awards outstanding at the end of Fiscal 2008) covering 1,300 Common Shares granted to each non-employee director other than Mr. Blystone (2,050 Common Shares for Mr. Blystone) had a grant date fair value of $22.95 per share (the closing price of the Common Shares on that date), computed in accordance with SFAS 123R.

(4)	The amounts shown in this column represent the dollar amount associated with the director’s options granted in Fiscal 2007 and Fiscal 2008 that the Company recognized for financial statement reporting purposes with respect to Fiscal 2008 in accordance with SFAS 123R. These amounts exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC Rules. These amounts reflect the Company’s accounting expense for the fair value of option awards and do not correspond to the actual values that will be recognized by the non-employee directors. See “Note A — Summary of Significant Accounting Policies” and “Note F — Stock-Based Compensation” of the Notes to Consolidated Financial Statements in “Item 8. — Financial Statements and Supplementary Data” of the Company’s 2008 Form 10-K for the valuation method and assumptions used and additional information regarding the options. The grant date fair value of the options covering 5,000 Common Shares granted to each of the non-employee directors other than Mr. Blystone (7,500 for Mr. Blystone) on September 26, 2007, was $34,700 ($52,050 for Mr. Blystone) computed in accordance with SFAS 123R. The outstanding options held by the non-employee directors at the end of Fiscal 2008 covered the following number of Common Shares: Mr. Blystone — 15,000 Common Shares; Mr. Dietrich — 17,000 Common Shares; Mr. Endres — 25,000 Common Shares; Mr. Karmanos — 25,000 Common Shares; Mr. Kasich — 25,000 Common Shares; Mr. Nelson — 14,000 Common Shares; Mr. Ribeau — 21,000 Common Shares; and Ms. Schiavo — 25,000 Common Shares.

(5)	The fixed rate applicable to the Director Deferral Plans for Fiscal 2008 exceeded the Applicable Comparative Rate by an amount equal to 1.08%. The amounts shown in this column represent the amount by which earnings on accounts of the named directors in the Director Deferral Plans invested at the fixed rate exceeded the Applicable Comparative Rate (generally the amount invested at the fixed rate fund multiplied by 1.08%).

(6)	Mr. Blystone is the Company’s Lead Independent Director.
EQUITY COMPENSATION PLAN INFORMATION
     The Company maintains five equity compensation plans (the “Equity Plans”) under which Common Shares are authorized for issuance to eligible directors, officers and employees: (a) the 1990 Stock Option Plan; (b) the 1997 LTIP; (c) the 2000 Stock Option Plan for Non-Employee Directors; (d) the 2003 Stock Option Plan; and (e) the 2006 Directors Equity Plan. Each Equity Plan has been approved by the shareholders of the Company.
     The following table shows for the Equity Plans, as a group, the number of Common Shares issuable upon the exercise of outstanding options and upon payout of outstanding performance share awards, the weighted-average exercise price of outstanding options, and the number of Common Shares remaining available for future issuance, excluding Common Shares issuable upon exercise of outstanding options or upon payout of outstanding performance share awards, in each case as of May 31, 2008.

Equity Compensation Plan Information

Number of Common Shares
	Number of Common	Weighted-average	Remaining Available for
	Shares to Be Issued	Exercise Price of	Future Issuance under Equity
	upon Exercise of	Outstanding	Compensation Plans
	Outstanding Options,	Options, Warrants	[excluding Common Shares
Plan Category	Warrants and Rights	and Rights	reflected in column (a)]
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	7,460,239 (1)	$17.84 (2)	4,499,687 (3)
Equity compensation plans not approved by shareholders	—	—	—
TOTAL	7,460,239 (1)	$17.84 (2)	4,499,687 (3)

(1)	Includes 365,070 Common Shares issuable upon exercise of outstanding options granted under the 1990 Stock Option Plan, 1,396,500 Common Shares issuable upon exercise of outstanding options granted under the 1997 LTIP, 127,000 Common Shares issuable upon exercise of the outstanding options granted under the 2000 Directors Option Plan, 3,984,850 Common Shares issuable upon exercise of outstanding options granted under the 2003 Stock Option Plan, and 85,000 Common Shares issuable upon exercise of outstanding options granted under the 2006 Directors Equity Plan. Also includes 1,501,819 Common Shares which represents the maximum number of Common Shares which may be paid out in respect of outstanding performance share awards granted under the 1997 LTIP.

Does not include Common Shares which may be paid out in respect of outstanding cash performance awards granted under the 1997 LTIP, as to date all such awards have been paid in cash. If all cash performance awards granted under the 1997 LTIP which were outstanding as of May 31, 2008, were paid out at their maximum amount and the Compensation Committee were to elect to make all payments in the form of Common Shares, then, based on the closing price ($19.94) of the Company’s Common Shares on May 30, 2008, the last business day of Fiscal 2008, the number of Common Shares which would be issued upon payout of the cash performance awards would be 399,427 Common Shares. The number of Common Shares, if any, actually issued with respect to cash performance awards granted under the 1997 LTIP would be based on (i) the percentage of the cash performance awards determined by the Compensation Committee to be paid in Common Shares rather than cash, (ii) the actual performance level used to determine the payout in respect of each cash performance award and (iii) the price of the Company’s Common Shares at the time of payout.

(2)	Represents the weighted-average exercise price of options outstanding under the Equity Plans as of May 31, 2008. Also see the discussion in note (1) above with respect to performance share awards and cash performance awards granted under the 1997 LTIP. The weighted-average exercise price does not take these awards into account.

(3)	Includes 970,200 Common Shares available under the 1990 Stock Option Plan, 757,387 Common Shares available under the 1997 LTIP (which number excludes the 1,501,819 Common Shares representing the maximum number of Common Shares which may be paid out in respect of outstanding performance share awards granted under the 1997 LTIP as described in note (1) above), 2,457,100 Common Shares available under the 2003 Stock Option Plan, and 315,000 Common Shares available under the 2006 Directors Equity Plan. No Common Shares remain available for grants of future awards under the 2000 Directors Option Plan. In addition to options, performance share awards and cash performance awards, the 1997 LTIP authorizes the Compensation Committee to grant awards in the form of stock appreciation rights, restricted stock, performance units, dividend equivalents, and other stock unit awards that are valued in whole or in part by reference to, or are otherwise based on, Common Shares or other property. In addition to options, the 2006 Directors Equity Plan authorizes the Board to grant awards in the form of restricted stock, restricted stock units, stock appreciation rights and whole Common Shares.

PROPOSAL 2: APPROVAL OF THE
WORTHINGTON INDUSTRIES, INC.
ANNUAL INCENTIVE PLAN FOR EXECUTIVES
General
     On June 21, 2008, the Board adopted, subject to approval by the Company’s shareholders, the Worthington Industries, Inc. Annual Incentive Plan for Executives (the “Executive Incentive Plan”). The Executive Incentive Plan provides for the payment of cash incentive compensation to participants if specified performance objectives are achieved. Set forth below is a brief summary of the material features of the Executive Incentive Plan. This summary is qualified in its entirety by reference to the full text of the Executive Incentive Plan, a copy of which is attached to this Proxy Statement as Appendix I.
Purpose
     The purpose of the Executive Incentive Plan is to advance the interests of the Company by providing designated officers and key employees with cash incentive compensation that is correlated with the achievement of specified performance objectives.
Section 162(m) of the Internal Revenue Code
     The Executive Incentive Plan is intended to provide compensation which qualifies as “qualified performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code and the related Treasury Regulations Section 162(m) of the Internal Revenue Code generally limits the deduction that the Company may take for certain remuneration paid in excess of $1,000,000 to any “covered employee” of the Company in any one taxable year. Currently, Section 162(m) of the Internal Revenue Code only applies to the Company’s CEO as well as the three other highest compensated officers of the Company (not including the Company’s Chief Financial Officer). Compensation payable under the Executive Incentive Plan will not be taken into account in determining whether this $1,000,000 deduction limitation has been exceeded if such compensation is contingent on the achievement of one or more performance objectives based on the performance criteria listed in the Executive Incentive Plan and otherwise satisfies the requirements for “qualified performance based compensation” under Section 162(m) of the Internal Revenue Code.
Administration
     The Executive Incentive Plan will be administered by the Compensation Committee. Consistent with the objectives of the Executive Incentive Plan, the Compensation Committee has the authority to make all decisions necessary or advisable for the administration and interpretation of the Executive Incentive Plan and any determination made by the Compensation Committee will be final and conclusive. However, the Executive Incentive Plan may not be interpreted in a manner that would cause any performance award intended to be qualified performance based compensation under Section 162(m) of the Internal Revenue Code to fail to so qualify with respect to any “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code. Under the terms of the Executive Incentive Plan, the Compensation Committee is authorized to: (1) designate participants, including officers and other key employees of the Company, who may be granted performance awards under the Executive Incentive Plan; (2) identify performance objectives that must be achieved during a performance period specified by the Compensation Committee as a condition to the payment of incentive compensation; and (3) specify the amount of incentive compensation to be paid if those performance objectives are achieved. The Compensation Committee may establish different terms and conditions for each performance award granted under the Executive Incentive Plan.

Eligibility
     The Executive Incentive Plan authorizes the Compensation Committee to grant performance awards subject to the satisfaction of performance criteria to officers and other key employees of the Company and its 50%-owned subsidiaries. As of the date of this Proxy Statement, the Company estimates that approximately 110 individuals will be eligible for selection by the Compensation Committee to participate in the Executive Incentive Plan.
Performance Award Grants
     The Compensation Committee may grant performance awards under the Executive Incentive Plan, in such amounts and on such terms as the Compensation Committee determines, consistent with the terms and conditions of the Executive Incentive Plan.
     Amount of Performance Awards
     The Compensation Committee will establish the amount of each performance award payable under the Executive Incentive Plan subject to the achievement of specified performance objectives during a performance period, each as determined by the Compensation Committee. The amount of a performance award may be stated as a specific dollar amount, a percentage of a participant’s base salary, a percentage (the sum of which may not be greater than 100%) of an aggregate amount allocable to all or specified groups of participants or in any other objectively determinable manner as determined by the Compensation Committee. Additionally, the amount of the performance award payable under the Executive Incentive Plan may be stated as a target amount due if applicable performance objectives are satisfied and in larger or smaller increments if the applicable performance objectives are exceeded or only partially satisfied. During any fiscal year of the Company, no participant may receive more than $3,000,000 through the Executive Incentive Plan with respect to any single performance award.
     The benefits or amounts, if any, that will be allocated to or received by eligible officers and key employees under the Executive Incentive Plan are dependent upon the future performance of the Company, its subsidiaries or its business units, in light of performance objectives which will be established by the Compensation Committee and, accordingly, cannot be determined at this time.
     Performance Objectives and Criteria
     The performance objectives that participants must achieve to be paid incentive compensation under the Executive Incentive Plan will be derived from one or more of the performance criteria listed in the Executive Incentive Plan (or a combination thereof), which include:
•	Income or earnings (before or after interest, taxes, depreciation, amortization and/or other items);

•	Earnings per Common Share;

•	Economic value added;

•	Sales or revenues;

•	Growth;

•	Operating income;

•	Return measures (including, but not limited to, return on assets, capital, invested capital, equity or revenue);

•	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity or cash flow return on investment);

•	Gross, operating or other margins;

•	Productivity ratios or other productivity measures;

•	Common Share price (including, but not limited to, growth measures and total shareholder return);

•	Expense reduction, expense targets or cost control;

•	Operating or other efficiencies;

•	Market share;

•	Developing new markets, new products and/or new lines of revenue; or

•	Identifying and completing acquisitions.
     Different performance criteria may be used for performance awards granted to individual participants or to groups of participants. Additionally, the Compensation Committee may apply performance criteria solely with reference to the Company or any subsidiary or business unit of the Company or relatively between the Company or a subsidiary or business unit of the Company and one or more unrelated entities, business units or indices and may state performance objectives in absolute terms or relative to comparison entities, indices or other measures to be achieved during a performance period.
     The Compensation Committee may provide in any performance award that the impact of any of the following events occurring during the relevant performance period will be taken into account when determining whether the applicable performance objectives have been satisfied:
•	asset write-downs;

•	litigation or claim judgments or settlements;

•	changes in tax laws, accounting principles, or other laws or provisions affecting reported results;

•	any reorganization and restructuring programs;

•	extraordinary or nonrecurring items;

•	acquisitions or divestitures; and

•	foreign exchange gains and losses.
     To the extent these adjustments affect performance awards to covered employees, they will be prescribed in a manner that meets the requirements of Section 162(m) of the Internal Revenue Code. Additionally, the Compensation Committee will, to the extent permitted under Section 162(m) of the Internal Revenue Code, make appropriate adjustments to the performance criteria and/or performance objectives to reflect any stock dividend, stock split, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or similar corporate change. To the extent permitted under Section 162(m) of the Internal Revenue Code, the Compensation Committee may also make adjustments to the performance criteria and/or performance objectives to take into account extraordinary or unusual events, the disposition or purchase of a business or a change in accounting practice.
     The Compensation Committee must establish performance objectives for each performance award in writing before the outcome of those performance objectives is substantially certain but in no event later than 90 days after the beginning of the performance period or, if earlier, the expiration of 25% of the performance period.

Certification and Payment of Performance Awards
     At the end of each performance period, the Compensation Committee will determine whether each participant achieved the applicable performance objectives with respect to the participant’s performance award and certify those results to the Board along with a statement of the amount of any incentive compensation earned under the performance award and whether any other material terms were satisfied. If a participant has not achieved any of the applicable performance objectives, the participant will not receive incentive compensation related to the performance award for that performance period and no substitute amount will be paid under any other arrangement.
     Unless a participant makes a valid election under a deferred compensation plan maintained by the Company, if the participant achieves the applicable performance objectives, the stipulated incentive compensation will be paid in a single lump sum cash payment no later than 2 1/2 months following the end of the participant’s first taxable year in which such incentive compensation is no longer subject to a substantial risk of forfeiture or, if later, the end of the first taxable year of the Company in which such incentive compensation is no longer subject to a substantial risk of forfeiture. The Company will withhold from the incentive compensation to be paid an amount sufficient to satisfy federal, state and local withholding tax requirements.
Termination of Employment
     A participant whose employment terminates for any reason other than death, disability (as defined in the Executive Incentive Plan) or retirement (as defined in the Executive Incentive Plan) before the end of a performance period will forfeit any right to receive any incentive compensation under a performance award for that performance period. However, a participant whose employment terminates because of death, disability or retirement will receive a prorated amount of incentive compensation for the performance period, but only if the applicable performance objectives are achieved at the end of that performance period. The amount paid in these circumstances is the product of (a) the incentive compensation the deceased, disabled or retired participant would have received at the end of the performance period, multiplied by (b) the quotient of (i) the number of whole calendar months in which the deceased, disabled or retired participant was employed by the Company and was a participant in the Executive Incentive Plan during the performance period, divided by (ii) the total number of whole calendar months in the performance period. If a participant’s employment terminates for any reason except cause (as defined in the Executive Incentive Plan) after the end of the performance period but prior to the payment of any incentive compensation earned with respect to that performance period, the participant will be entitled to payment of the incentive compensation in accordance with the terms of the Executive Incentive Plan.
Change in Control
     In general, unless otherwise determined by the Compensation Committee or specified in a written agreement between a participant and the Company, if, during a performance period, (a) a change in control (as defined in the Executive Incentive Plan) occurs and (b) on or after the date of the change in control, the participant’s employment terminates for any reason, the performance award of such participant will be considered earned and payable as of the date of the participant’s termination of employment in the amount designated as “target” for such performance award and, unless the participant has made a valid election under a deferred compensation plan maintained by the Company, will be paid within 30 days following the date of the participant’s termination of employment.
Sections 280G and 4999 of the Internal Revenue Code
     Some participants in the Executive Incentive Plan could receive “parachute payments” in connection with a change in control. Sections 280G and 4999 of the Internal Revenue Code impose penalties on persons that pay and persons who receive “excess parachute payments.” A parachute payment occurs when the value of all amounts paid to a “disqualified individual” within the meaning of Section 280G of the Internal Revenue Code in connection with a change in control is equal to or greater than three times the disqualified individual’s taxable compensation averaged over the five calendar years ending before the change in control (or over the disqualified individual’s entire period of service if that period is less than five calendar years). This average is called the “Base Amount.” An

“excess parachute payment” is an amount equal to the excess of any parachute payments over 100% of the Base Amount.
     Under Section 4999 of the Internal Revenue Code, if a disqualified individual receives an excess parachute payment, the disqualified individual is subject to an excise tax equal to 20% of such excess parachute payment. This tax is due in addition to other federal, state and local income, wage and employment taxes. Also, under Section 280G of the Internal Revenue Code, the Company would not be able to deduct the amount of any disqualified individual’s excess parachute payment.
     If a participant in the Executive Incentive Plan is a disqualified individual and would otherwise receive an excess parachute payment, the amounts paid to the participant under the Executive Incentive Plan will be reduced to avoid the penalties under Sections 280G and 4999 of the Internal Revenue Code but only if this reduction provides the participant with an after-tax amount that is greater than the after-tax amount that would result if no such reduction were made.
Amendment and Termination
     The Compensation Committee may at any time, and without the consent of any participant, amend, revise, suspend or discontinue the Executive Incentive Plan, in whole or in part, subject to any shareholder approval requirement of applicable law, rules or regulations. However, the Compensation Committee may not amend the Executive Incentive Plan to change the method for determining incentive compensation which may be paid or the performance criteria without the approval of the majority of votes cast by the shareholders of the Company in a separate vote to the extent required by Section 162(m) of the Internal Revenue Code.
Transferability
     Performance awards granted under the Executive Incentive Plan may not be alienated, assigned, pledged, encumbered, transferred, sold or otherwise disposed of prior to actual receipt and any attempt to alienate, assign, pledge, encumber, transfer, sell or otherwise make a disposition prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits, will be null and void. The Executive Incentive Plan does, however, permit a participant to designate one or more beneficiaries to whom the Company will distribute any amount payable under the Executive Incentive Plan following the death of the participant.
Section 409A of the Internal Revenue Code
     Section 409A of the Internal Revenue Code imposes certain restrictions on amounts deferred under non-qualified deferred compensation plans and a 20% additional tax on amounts that are subject to, but do not comply with, Section 409A of the Internal Revenue Code. It is intended that the performance awards granted and incentive compensation paid under the Executive Incentive Plan will be exempt from the requirements of Section 409A of the Internal Revenue Code and the related Treasury Regulations.
U.S. Federal Income Tax Consequences
     The following is a brief summary of the general U.S. federal income tax consequences relating to incentive compensation payable under the Executive Incentive Plan. This summary is based on U.S. federal tax laws and Treasury Regulations in effect on the date of this Proxy Statement and does not purport to be a complete description of the U.S. federal income tax laws. In addition, this summary is not intended to be exhaustive, does not constitute tax advice, and does not describe federal employment, state, local or foreign tax consequences. Each participant should consult with his or her tax advisor concerning the U.S. federal income tax and other tax consequences of participating in the Executive Incentive Plan.
     A participant will not recognize ordinary income at the time a performance award is granted, and the Company will not be entitled to a deduction at that time. In general, a participant will recognize ordinary income when incentive compensation relating to a performance award is paid equal to the amount of the incentive compensation, and the Company will be entitled to a corresponding deduction.
Recommendation and Vote Required to Approve the Executive Incentive Plan
     The Board believes that the Executive Incentive Plan and the ability of the Compensation Committee to grant performance awards thereunder are important to the Company’s new executive compensation program.
     The proposal to approve the Executive Incentive Plan will be submitted to the Company’s shareholders in the form of the following resolution:
     RESOLVED, that the Worthington Industries, Inc. Annual Incentive Plan for Executives, and the performance criteria set forth therein, each as discussed and set forth in Appendix I to the Company’s Proxy Statement for the Annual Meeting of Shareholders held on September 24, 2008, be, and the same hereby are, approved by the shareholders.
     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE “FOR” THE PROPOSAL TO APPROVE THE WORTHINGTON INDUSTRIES, INC. ANNUAL INCENTIVE PLAN FOR EXECUTIVES.
     Shareholder approval of the Executive Incentive Plan will require the affirmative vote of the holders of a majority of the Common Shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. The effect of an abstention is the same as a vote “AGAINST” the proposal. Broker non-votes will not be counted in determining the number of Common Shares necessary for approval.
PROPOSAL 3: REAPPROVAL OF MATERIAL TERMS
OF PERFORMANCE GOALS UNDER THE
WORTHINGTON INDUSTRIES, INC. 1997 LONG-TERM INCENTIVE PLAN
Introduction
     The Worthington Industries, Inc. 1997 Long-Term Incentive Plan (the “1997 LTIP”) was adopted by the Board as of August 7, 1997, and approved by the Company’s shareholders at the 1997 Annual Meeting of Shareholders held on September 18, 1997. At the 2003 Annual Meeting of Shareholders held on September 25, 2003, the Company’s shareholders reapproved performance goals which may be selected by the Compensation Committee in granting restricted stock, performance awards and other stock unit awards settled in Common Shares intended to be “qualified performance based compensation” under Section 162(m) of the Internal Revenue Code.
     The purpose of the 1997 LTIP is to enhance the value of the Company for the benefit of shareholders by generating an increased incentive to key employees of the Company to contribute to the Company’s future success and prosperity. The 1997 LTIP is also designed to encourage key employees to acquire a proprietary and vested interest in the growth and performance of the Company and enhance the ability of the Company to attract and retain talented individuals. The 1997 LTIP will remain in effect until terminated by the Board; however, incentive stock options may no longer be granted under the 1997 LTIP.
     Set forth below is a brief summary of the material features of the 1997 LTIP. This summary is qualified in its entirety by reference to the full text of the 1997 LTIP, a copy of which is attached to this Proxy Statement as Appendix II.
Administration
     The 1997 LTIP is administered by the Compensation Committee. The Compensation Committee has the authority to select the employees to whom awards are granted, to determine the type of awards granted and the number of Common Shares covered by such awards, to set the terms, conditions and provisions of such awards and to cancel or suspend awards, in each case in a manner not inconsistent with the 1997 LTIP. The Compensation Committee is authorized to interpret the 1997 LTIP and to establish, amend and rescind any rules and regulations relating to the 1997 LTIP, to determine the terms and provisions of any agreements entered into with participants in the 1997 LTIP, and to make all other determinations which may be necessary or advisable for the administration of the 1997 LTIP. Any determination made by the Compensation Committee will be final and conclusive. However, the 1997 LTIP may not be interpreted in a manner that would cause any award intended to be qualified performance based compensation under Section 162(m) of the Internal Revenue Code to fail to so qualify with respect to any “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code.
Eligibility
     Any salaried employee of the Company or of a 50%-owned subsidiary of the Company is eligible to be selected by the Compensation Committee to receive an award under the 1997 LTIP. As of the date of this Proxy Statement, the Company, together with its 50%-owned subsidiaries, had approximately 36 salaried employees eligible for awards under the 1997 LTIP. Because the granting of awards under the 1997 LTIP is discretionary, the number of employees granted awards under the 1997 LTIP and the number of Common Shares subject to awards granted to each participant has varied and will continue to vary from year to year.
Types of Awards
     Under the 1997 LTIP, the Compensation Committee may grant the following types of awards: (a) non-qualified options (“Options”); (b) stock appreciation rights (“SARs”), in tandem with Options or free-standing; (c) restricted stock; (d) performance awards (in the form of performance shares or performance units) subject to the achievement of performance criteria during a specified performance period; and (e) other awards of Common Shares or awards valued in whole or in part by reference to, or otherwise based upon, Common Shares or other property. Although the 1997 LTIP permitted the granting of incentive stock options prior to August 7, 2007, no incentive stock options were granted under the 1997 LTIP. Subject to the provisions of the 1997 LTIP, in its discretion, the Compensation Committee may also provide that the recipient of an award may receive interest or dividends, or interest or dividend equivalents, with respect to the number of Common Shares covered by the award, and that such amounts (if any) will be deemed to have been reinvested in additional Common Shares or otherwise reinvested.
     Options
     The Compensation Committee may grant Options either alone or in addition to other awards. As of May 31, 2008, Options covering an aggregate of 1,396,500 Common Shares were outstanding under the 1997 LTIP and Options covering an aggregate of 881,700 Common Shares had been exercised. The exercise price of each Option is determined by the Compensation Committee, but may not be less than 100% of the fair market value of the Common Shares on the date of the grant of the Option. For purposes of the 1997 LTIP, the fair market value of a Common Share on a particular date has been and will continue to be the closing sale price as reported on NYSE (or such other principal exchange on which the Common Shares may then be traded). The term of each Option is fixed by the Compensation Committee. Options become exercisable at such time or times as determined by the Compensation Committee and may be exercised by payment in full of the exercise price, either in cash or, at the discretion of the Compensation Committee, in whole or in part, in Common Shares or other consideration (including, if permitted by applicable law, outstanding awards) having a fair market value on the date the Option is exercised equal to the exercise price.
     Stock Appreciation Rights
     The Compensation Committee may grant SARs which are either free-standing or granted in tandem with Options (either at the time of or after the grant of the related Option but prior to the exercise, termination or expiration of the related Option). No SARs have been granted under the 1997 LTIP to date. Upon exercise of an SAR, the holder is entitled to receive the excess of the fair market value of the Common Shares for which the SAR is exercised as of the exercise date over the grant price of the SAR. The grant price (which may not be less than the fair market value of the Common Shares on the date of grant) and other terms of the SAR will be determined by the Compensation Committee. Payment by the Company upon the exercise of an SAR will be made in cash, Common Shares, other property or any combination thereof, as the Compensation Committee determines. Any SAR related to an Option will terminate and no longer be exercisable upon the exercise or termination of the related Option and any Option related to an SAR will terminate and no longer be exercisable upon the exercise or termination of the related SAR.
     Restricted Stock
     The Compensation Committee may grant restricted stock either alone or in addition to other awards. To date, no restricted stock has been granted under the 1997 LTIP. Restricted stock may not be transferred by the recipient until the restrictions established by the Compensation Committee lapse. Unless otherwise determined by the Compensation Committee, recipients of restricted stock are not required to provide consideration other than the rendering of services or the payment of any minimum amount required by law. Each recipient of restricted stock will have all of the rights of a shareholder of the Company, including the right to vote the underlying Common Shares and the right to receive any cash dividends related to the underlying Common Shares, unless the Compensation Committee otherwise determines. If a participant’s employment terminates during the restriction period, the participant will forfeit all restricted stock still subject to restriction, unless otherwise authorized by the Compensation Committee.
     Performance Awards
     The Compensation Committee may grant performance awards either alone or in addition to other awards. As described below under “Benefits Under the 1997 LTIP,” the Compensation Committee has granted performance awards to certain employees of the Company each year since the original adoption of the 1997 LTIP. The Compensation Committee has selected and anticipates that it will continue to select primarily multiple-year performance periods during which performance criteria determined by the Compensation Committee are measured for the purpose of determining the extent to which a performance award has been earned. The performance periods associated with the performance awards granted under the 1997 LTIP have generally covered three fiscal years although the Compensation Committee has also periodically selected six-month and quarterly performance periods. The performance levels to be achieved for each performance period and the amount of the performance award to be distributed are conclusively determined by the Compensation Committee. Performance awards may be paid in cash, Common Shares or a combination thereof, as the Compensation Committee determines. The outstanding performance award agreements generally provide that upon termination of employment, a participant’s performance awards are forfeited. However, if termination of employment is due to death, disability or retirement, a pro rata payout will be made for performance periods ending within 24 months after termination based on the number of months of employment completed by the participant during the performance period before the effective date of termination, provided that the applicable performance goals are achieved. No payout is to be made for performance periods ending more than 24 months after termination of employment.
     The Compensation Committee granted performance share awards for the first time beginning with the three-fiscal-year period beginning June 1, 2006. The Compensation Committee anticipates continued consideration of grants of long-term performance share awards and cash performance awards under the 1997 LTIP, in each case to be based on achieving measurable financial results over a multiple-year period. Unless otherwise determined by the Compensation Committee, recipients of performance awards are not required to provide consideration other than the rendering of services or the payment of any minimum amount required by law.
     Other Stock Unit Awards
     To enable the Company and the Compensation Committee to respond quickly to significant developments in applicable tax and other legislation and regulations and interpretations thereof, and to trends in executive compensation practices, the Compensation Committee is also authorized to grant to participants, either alone or in addition to other awards granted under the 1997 LTIP, awards of Common Shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, Common Shares or other property (“other stock unit awards”). Other stock unit awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law or for such other consideration as determined by the Compensation Committee and may be settled in Common Shares, cash or any other form of property in the discretion of the Compensation Committee. Common Shares (including securities convertible into Common Shares) purchased pursuant to purchase rights granted under other stock unit awards may be purchased for such consideration as the Compensation Committee determines, which price may not be less than the fair market value of such Common Shares or other securities on the date of grant.
Reason for Shareholder Reapproval of Performance Goals
     Shareholder reapproval of performance goals to which restricted stock, performance awards and other stock unit awards settled in Common Shares may be subject, is being sought to enable the Compensation Committee to structure awards under the 1997 LTIP so that any compensation that may be paid in respect of such awards will qualify as “qualified performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code and the related Treasury Regulations. Section 162(m) of the Internal Revenue Code generally limits the deduction that the Company may take for certain remuneration paid in excess of $1,000,000 to any “covered employee” of the Company in any one taxable year. Currently, Section 162(m) of the Internal Revenue Code only applies to the Company’s CEO as well as the three other highest compensated officers of the Company (not including the Company’s Chief Financial Officer). For an award granted under the 1997 LTIP, other than an Option or an SAR, to qualify as “qualified performance based compensation,” the lapse of restrictions on the award, and the distribution of cash, Common Shares or other property pursuant to such award, must be contingent upon satisfying one or more of the performance goals described below, as established and certified by the Compensation Committee, and the award must satisfy the other requirements under Section 162(m) of the Internal Revenue Code. The Treasury Regulations related to Section 162(m) require shareholder periodic reapproval of material terms of performance goals in certain instances. The shareholders of the Company are being asked to reapprove reapprove the material terms of the performance goals to which restricted stock, performance awards and other stock unit awards settled in Common Shares may be subject, to give the Compensation Committee the ability to structure these types of awards so that any amounts paid in respect of them under the 1997 LTIP may satisfy the requirements to be qualified performance based compensation under Section 162(m) of the Internal Revenue Code and, thus, deductible by the Company for tax purposes.
Performance Goals
     The 1997 LTIP provides that if the Compensation Committee determines at the time restricted stock, a performance award or other stock unit award settled in Common Shares is granted to a participant that the participant is likely to be a “covered employee” at the time the participant recognizes income for federal income tax purposes in connection with the award, then the Compensation Committee may provide as to such award that the lapsing of restrictions thereon and the distribution of cash, Common Shares or other property pursuant thereto, as applicable, will be subject to the achievement of one or more objective performance goals established by the Compensation Committee. These performance goals may be based on the achievement levels of one or any combination of the following:
•	earnings per share from continuing operations;

•	operating income;

•	revenues;

•	gross margin;

•	return on operating assets;

•	return on equity;

•	economic value added;

•	stock price appreciation;

•	total shareholder return (measured in terms of stock price appreciation and dividend growth); or

•	cost control of the Company, or of the affiliate or division of the Company for or within which the participant is primarily employed.
     Performance goals also may be based upon the achievement of specified levels of Company performance (or performance of the applicable affiliate or division of the Company) under one or more of the measures described above relative to the performance of other corporations. The performance goals must be set by the Compensation Committee within the time period prescribed by, and otherwise comply with the requirements of, Section 162(m) of the Internal Revenue Code.
Limitations on Number and Amount of Awards
     Under the 1997 LTIP, no participant may be granted awards in any one calendar year with respect to more than 200,000 Common Shares. In addition, the maximum value of the property, including cash, that may be paid or distributed to any participant pursuant to a grant of performance awards valued by reference to a designated amount of property other than Common Shares (“performance units”) made in any one calendar year is $2,500,000.
Common Shares Subject to 1997 LTIP
     Subject to adjustment as described below, the maximum number of Common Shares issuable over the life of the 1997 LTIP is 4,500,000 Common Shares. As of May 31, 2008, 1,396,500 Common Shares were subject to outstanding Options granted under the 1997 LTIP, a maximum of 399,427 Common Shares may be distributed in respect to outstanding performance awards granted under the 1997 LTIP, and 881,700 Common Shares had been issued upon exercise of Options granted under the 1997 LTIP.
     If any Common Shares subject to any award under the 1997 LTIP are forfeited, any award terminates or expires unexercised or any award is settled for cash or other property or exchanged for other awards, the Common Shares subject to such award will again be available for grant pursuant to the 1997 LTIP. The number of Common Shares available for awards under the 1997 LTIP will also be increased by the number of Common Shares withheld by or tendered to the Company in connection with the payment of the exercise price of an Option under the 1997 LTIP. To date, an aggregate of 37,406 Common Shares have been withheld by or tendered to the Company in connection with the payment of the exercise price of Options. The Common Shares deliverable under the 1997 LTIP may consist in whole or in part of either authorized and unissued Common Shares or issued Common Shares which have been reacquired by the Company.
     In the event of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, spin-off, reverse stock split, exchange of shares or similar transaction, or other change in corporate structure or capitalization affecting the Common Shares or the price thereof, the Compensation Committee will make such substitution or adjustment in the aggregate number or class of shares which may be delivered under the 1997 LTIP, in the aggregate or to any one participant and in the number, class and option price or exercise price of shares subject to the outstanding awards granted under the 1997 LTIP (including the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as it deems to be appropriate to maintain the purpose of the original grant.
     The Compensation Committee is authorized to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or non-recurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. However, with respect to any award subject to performance goals intended to comply with Section 162(m) of the Internal Revenue Code, the Compensation Committee may not adjust upwards the amount payable under the award, nor may the Compensation

Committee waive the achievement of the applicable performance goals except in the case of the death or disability of the participant. The Compensation Committee may correct any defect, supply any omission, or reconcile any inconsistency in the 1997 LTIP or any award in the manner and to the extent the Compensation Committee deems desirable to carry it into effect.
Benefits Under the 1997 LTIP
     The Compensation Committee has discretionary authority to grant awards under the 1997 LTIP. The 1997 LTIP does not contain any provisions for automatic grants. As a result, the future awards, benefits or amounts that may be received by any individual participant or group of participants are not determinable.
     The table below summarizes certain information regarding the Options that have been granted and potential cash performance award payouts, if any, at maximum under the 1997 LTIP since its inception to: (i) each named executive officer; (ii) all current executive officers as a group (the “Executive Group”); and (iii) all employees, including all current officers who are not executive officers, as a group (the “Non-Executive Officer Employee Group”). All of the awards were granted for compensatory purposes.
Common Shares Underlying Options Granted and
Cash Performance Award Payouts Made Since Inception of the 1997 LTIP

	Common Shares	Cash Performance
Name of Individual or	Underlying	Awards
Identity of Group	Option Awards (#)	Payouts ($)
John P. McConnell (1)	713,000	3,806,235
George P. Stoe (1)	40,000	518,248
John S. Christie (1)	430,000	1,822,650
Mark A. Russell (1)	-0-	-0-
Harry A. Goussetis (1)	80,000	722,006
Executive Group	1,914,000	9,688,204
Non-Executive Officer Director Group (2)	-0-	-0-
Non-Executive Officer Employee Group	1,974,000	11,952,844

(1)	For information regarding (i) cash performance awards earned by the named executive officers for the three-year performance periods ended May 31, 2008 and May 31, 2007 and the six-month performance period ended May 31, 2008 and (ii) cash performance awards earned by John P. McConnell for quarterly periods during Fiscal 2008 and Fiscal 2007, see the “Summary Compensation Table for Fiscal 2008 and Fiscal 2007” beginning on page 37 of this Proxy Statement. For information regarding unexercised Options held by each of the named executive officers as of May 31, 2008, see the “Outstanding Equity Awards at Fiscal Year-End for Fiscal 2008” table beginning on page 42 of this Proxy Statement.

(2)	No current director who is not an executive officer of the Company has been granted any Options or cash performance awards under the 1997 LTIP.

     The table below summarizes certain information regarding long-term cash performance awards and performance share awards granted in Fiscal 2008 for the three-year performance period ending May 31, 2010.
Potential Payouts Under Cash Performance Awards and
Performance Share Awards Granted during Fiscal 2008

					Potential Payouts Under Outstanding
	Potential Payouts Under Outstanding				Performance Share Awards
	Cash Performance Awards					Threshold	Target	Maximum
Name of	Performance				Performance	(# of	( # of	(# of
Individual or	Period Until	Threshold			Period Until	Common	Common	Common
Identity of Group	Payout	($)	Target($)	Maximum($)	Payout	Shares)	Shares)	Shares)
John P. McConnell (1)	Three year period				Three year period
	ending 05/31/10	475,000	950,000	1,425,000	ending 05/31/10	15,000	30,000	45,000

George P. Stoe (1)	Three year period				Three year period
	ending 05/31/10	300,000	600,000	900,000	ending 05/31/10	6,750	13,500	20,250

John S. Christie (1)	Three year period				Three year period
	ending 05/31/10	250,000	500,000	750,000	ending 05/31/10	6,250	12,500	18,750

Mark A. Russell (1)	Three year period				Three year period
	ending 05/31/10	175,000	350,000	525,000	ending 05/31/10	3,750	7,500	11,250

Harry A. Goussetis (1)	Three year period				Three year period
	ending 05/31/10	125,000	250,000	375,000	ending 05/31/10	3,250	6,500	9,750

	Three year period				Three year period
Executive Group	ending 05/31/10	1,845,833	3,691,667	5,537,500	ending 05/31/10	46,431	92,861	139,292

Non-Executive Officer Director	Three year period	—	—	—	Three year period	—	—	—
Group (2)	ending 05/31/10				ending 05/31/10

Non-Executive Officer Employee	Three year period				Three year period
Group	ending 05/31/10	2,751,458	5,502,917	8,254,375	ending 05/31/10	63,870	127,740	191,610

(1)	For additional information regarding cash performance awards and performance share awards granted to the NEOs for the three-year performance period ending May 31, 2010, see the “Grants of Plan-Based Awards for Fiscal 2008” table beginning on page 40 of this Proxy Statement. For additional information regarding cash performance bonus awards granted to the named executive officers for the six-month performance period ending November 30, 2008 and the twelve-month performance period ending May 31, 2009, see the “Cash Performance Bonus Awards Granted in Fiscal 2009” table beginning on page 46 of this Proxy Statement. For information regarding outstanding long-term cash performance awards for the three-year period award ending May 31, 2009, see the “Outstanding Equity Awards at Fiscal Year-End for Fiscal 2008” table beginning on page 42 of this Proxy Statement. For additional information regarding cash performance awards for the three-year period ending May 31, 2011 and performance share awards for the three-year period ending May 31, 2011, see the “Long-Term Performance Awards and Option Awards Granted in Fiscal 2009” table beginning on page 47 of this Proxy Statement.

(2)	No current director who is not an executive officer of the Company has been granted any cash performance awards or performance share awards under the 1997 LTIP.

     Because future grants of awards under the 1997 LTIP will be made to employees by the Compensation Committee based on a subjective determination of the relative current and future contribution that each employee has made and may make to the long-term welfare of the Company, past grants may not be reflective of future grants under the 1997 LTIP. The Compensation Committee may, in its discretion, continue to grant cash performance awards and/or performance share awards with payouts tied to the same performance goals used for past grants or select other performance goals from among those described under “Performance Goals” above.
Nonassignability of Awards
     Unless the Compensation Committee determines otherwise at the time an award is granted, no award granted under the 1997 LTIP may be sold, assigned, transferred, pledged or otherwise encumbered by a participant, otherwise than by will, by designation of a beneficiary to exercise the participant’s rights with respect to the award after the participant’s death, or by the laws of descent and distribution. Each award is exercisable, during a participant’s lifetime, only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative.
Amendment and Termination
     The Board may amend, alter or discontinue the 1997 LTIP, provided that no such action may impair the rights of a participant under an outstanding award without the participant’s consent. In addition, without shareholder approval, no amendment may be made which would (i) increase the total number of Common Shares reserved for delivery under the 1997 LTIP, (ii) change the class of employees eligible to participate in the 1997 LTIP, or (iii) otherwise require shareholder approval under applicable law or to satisfy the requirements imposed by Section 162(m) of the Internal Revenue Code and the related Treasury Regulations or the rules of any securities exchange on which the Company’s securities are listed or traded. The Compensation Committee may amend the terms of any outstanding award, prospectively or retroactively, but no such amendment may impair the rights of any participant without the participant’s consent.
Change in Control
     To maintain all of the participants’ rights in the event of a “change in control” of the Company, unless the Compensation Committee determines otherwise at the time of grant with respect to a particular award:
•	any Options and SARs outstanding as of the date the change in control is determined to have occurred, and which are not then exercisable and vested, will become fully exercisable and vested to the full extent of the original grant; however, if an SAR is held by a participant who is subject to Section 16(b) of the Exchange Act (a “Section 16(b) participant”), the SAR will not become fully vested and exercisable unless the SAR has been outstanding for at least six months;

•	the restrictions applicable to any restricted stock will lapse, and the restricted stock will become free of all restrictions and become fully vested and transferable to the full extent of the original grant;

•	all performance awards will be considered to be earned and payable in full, and any restriction will lapse and the performance awards will be immediately settled or distributed; and

•	the restrictions and other conditions applicable to any other stock unit awards or any other awards will lapse, and the other stock unit awards or other awards will become free of all restrictions or conditions and become fully vested and transferable to the full extent of the original grant.
In addition, the Compensation Committee may allow participants holding Options to elect, during the 60-day period following the change in control, to surrender the Options (or any portion thereof) which have not been exercised in exchange for a cash payment equal to the change in control price per share (as defined in the 1997 LTIP) over the exercise price per share. If the change in control is within six months of the date of grant of an Option held by a Section 16(b) participant, no such election may be made by the Section 16(b) participant with respect to the Option prior to six months from the date of grant. If the end of the 60-day period following the change in control is within six months of the date of grant of an Option held by a Section 16(b) participant, the Option (to the extent not exercised) will be cancelled in exchange for a cash payment to the Section 16(b) participant, made on the day which is six months and one day after the grant date of the Option, equal to the change in control price per share over the exercise price per share.
     For purposes of the 1997 LTIP, a change in control of the Company will be deemed to have occurred when any person, alone or together with its affiliates or associates, has acquired or obtained the right to acquire the beneficial ownership of 25% or more of the Company’s outstanding Common Shares, unless such person is:
•	the Company;

•	any employee benefit plan of the Company or a trustee of or fiduciary with respect to any such plan when acting in that capacity; or

•	any person who, on September 18, 1997, was an affiliate of the Company owning in excess of 10% of the Company’s outstanding Common Shares and the respective successors, executors, legal representatives, heirs and legal assigns of such person.
U.S. Federal Income Tax Consequences
     The following is a brief summary of the general U.S. federal income tax consequences relating to awards granted or which may be granted under the 1997 LTIP. This summary is based on U.S. federal tax laws and Treasury Regulations in effect on the date of this Proxy Statement and does not purport to be a complete description of the U.S. federal income tax laws. In addition, this summary is not intended to be exhaustive, does not constitute tax advice, and does not describe state, local or foreign tax consequences. Each participant should consult with his or her tax advisor concerning the tax consequences of participating in the 1997 LTIP.
Options
     A participant will not recognize taxable income when an Option is granted, and the Company will not receive a deduction at that time, assuming the Option does not have a readily ascertainable fair market value at the time it is granted. When an Option is exercised, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the Common Shares on the date of exercise over the aggregate exercise price, and the Company will be entitled to a corresponding deduction. Additionally, the same amount will be subject to employment taxes, including social security and Medicare taxes. If a participant pays the exercise price, in whole or in part, with previously acquired Common Shares, the participant will recognize ordinary income equal to the value of the excess of the number of Common Shares that the participant receives upon exercise over the number of the Common Shares the participant surrenders, less any cash used to pay the exercise price.
Stock Appreciation Rights
     A participant will not recognize taxable income when an SAR is granted, and the Company will not receive a deduction at that time. When an SAR is exercised, a participant will recognize ordinary income equal to the excess of the cash and/or the fair market value of the Common Shares the participant receives over the aggregate grant price of the SAR, if any, and the Company will be entitled to a corresponding deduction. Additionally, the same amount will be subject to employment taxes, including social security and Medicare taxes.
Restricted Stock
     Generally, a participant who has been granted restricted stock will not recognize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions create a “substantial risk of forfeiture” for federal income tax purposes and the participant does not make an election under Section 83(b) of the Internal Revenue Code. Generally, upon the lapse of the substantial risk of forfeiture, the participant will recognize ordinary income equal to the then fair market value of the Common Shares, less any consideration paid for such Common Shares, and the Company will be entitled to a corresponding deduction. Additionally, the same amount will be subject to employment taxes, including social security and Medicare taxes.
     A participant may elect pursuant to Section 83(b) of the Internal Revenue Code to recognize ordinary income on the date of grant of restricted stock equal to the fair market value of the Common Shares on the grant date (less any amount paid by the participant for the Common Shares underlying the award) and to have the applicable capital gain holding period commence as of that date. If a participant makes this election, the Company will be entitled to a corresponding deduction in the year of grant. If the restrictions on the restricted stock ultimately do not lapse, the participant may not take a tax deduction in connection with the forfeiture of the restricted stock subject to the election under Section 83(b) of the Internal Revenue Code.
Performance Shares and Performance Units
     A participant will not recognize taxable income when performance shares or performance units are granted, and the Company will not receive a deduction at that time. In general, the participant will recognize ordinary income when the performance shares or performance units are settled equal to the cash or the fair market value of the Common Shares the participant receives upon settlement, less any consideration paid, and the Company will be entitled to a corresponding deduction. Additionally, the same amount will be subject to employment taxes, including social security and Medicare taxes.
Other Stock Unit Awards
     A participant will not recognize taxable income when another stock unit award is granted, and the Company will not receive a deduction at that time. In general, the participant will recognize ordinary income when the other stock unit award is settled equal to the cash or the fair market value of the Common Shares the participant receives upon settlement, less any consideration paid, and the Company will be entitled to a corresponding deduction. Additionally, the same amount will be subject to employment taxes, including social security and Medicare taxes.
Miscellaneous
     When a participant sells the Common Shares received pursuant to the exercise or settlement of an award under the 1997 LTIP, the participant will generally recognize long-term capital gain or loss if, at the time of the sale, the participant has held the Common Shares for more than one year (or, in the case of a restricted stock award, more than one year from the date of the lapse of the substantial risk of forfeiture unless the participant made an election pursuant to Section 83(b) of the Internal Revenue Code as described above). If the participant held the Common Shares for one year or less, the gain or loss will be a short-term capital gain or loss.
Section 162(m) of the Internal Revenue Code
     Certain awards granted under the 1997 LTIP may qualify as “qualified performance based compensation” under Section 162(m) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. Section 162(m) of the Internal Revenue Code generally limits the deduction that the Company may take for certain remuneration paid in excess of $1,000,000 to any “covered employee” of the Company in any one taxable year. Currently, Section 162(m) of the Internal Revenue Code only applies to the Company’s CEO as well as the three other highest compensated officers of the Company (not including the Company’s Chief Financial Officer). For an award granted under the 1997 LTIP, other than an Option or an SAR, to qualify as “qualified performance based compensation,” the lapse of restrictions on the award, and distribution of cash, Common Shares or other property pursuant to such award must be contingent upon satisfying one or more of the performance goals described above, as established and certified by the Compensation Committee and the award must satisfy the other requirements under Section 162(m) of the Internal Revenue Code.

Sections 280G and 4999 of the Internal Revenue Code
     Sections 280G and 4999 of the Internal Revenue Code impose penalties on “excess parachute payments.” A parachute payment occurs when the value of all amounts paid to a “disqualified individual” within the meaning of Section 280G of the Internal Revenue Code in connection with a change in control is equal to or greater than three times the disqualified individual’s taxable compensation averaged over the five calendar years ending before the change in control (or over the disqualified individual’s entire period of service if that period is less than five calendar years). This average is called the “Base Amount.” An excess parachute payment is the amount equal to the excess of any parachute payments over 100% of the Base Amount.
     Under Section 4999 of the Internal Revenue Code, if a disqualified individual receives an excess parachute payment, the disqualified individual is subject to an excise tax equal to 20% of such excess parachute payment. This tax is due in addition to other federal, state and local income, wage and employment taxes. Also, under Section 280G of the Internal Revenue Code, the Company would not be able to deduct the amount of any disqualified individual’s excess parachute payment.
Section 409A of the Internal Revenue Code
     Section 409A of the Internal Revenue Code imposes certain restrictions on amounts deferred under non-qualified deferred compensation plans and a 20% additional tax on amounts that are subject to, but do not comply with, Section 409A of the Internal Revenue Code. It is intended that the awards granted under the 1997 LTIP will comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code and the related Treasury Regulations. The Board will amend the 1997 LTIP as necessary to comply with Section 409A of the Internal Revenue Code and the related Treasury Regulations on or before December 31, 2008 (or a later date specified by the Internal Revenue Service). Additionally, if necessary, the Compensation Committee will amend individual award agreements to the extent necessary to comply with Section 409A of the Internal Revenue Code and the related Treasury Regulations.
Recommendation and Vote Required to Reapprove Performance Goals
     The Board believes that the 1997 LTIP and the ability of the Compensation Committee to grant awards thereunder are important to keep the compensation and incentive plans of the Company competitive with those being offered by other comparable companies, thus enhancing the ability of the Company to attract and retain key employees having the experience and abilities necessary to manage its business.
     The proposal being presented to the Company’s shareholders for consideration only relates to the reapproval of the various performance goals which may be selected by the Compensation Committee in granting restricted stock, performance awards and other stock unit awards settled in Common Shares intended to be qualified performance based compensation under Section 162(m) of the Internal Revenue Code. It is not necessary for the Company’s shareholders to reapprove the 1997 LTIP itself or the other features thereof. The proposal to reapprove the performance goals will be submitted to the Company’s shareholders in the form of the following resolution:
     RESOLVED, that the performance goals set forth in the Worthington Industries, Inc. 1997 Long-Term Incentive Plan and discussed in the Company’s Proxy Statement for the Annual Meeting of Shareholders held on September 24, 2008, be, and the same hereby are, reapproved by the shareholders.
     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE “FOR” THE PROPOSAL TO REAPPROVE MATERIAL TERMS OF PERFORMANCE GOALS UNDER THE WORTHINGTON INDUSTRIES, INC. 1997 LONG-TERM INCENTIVE PLAN.
     Shareholder reapproval of the performance goals under the 1997 LTIP will require the affirmative vote of the holders of a majority of the Common Shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. The effect of an abstention is the same as a vote “AGAINST” the proposal. Broker non-votes will not be counted in determining the number of Common Shares necessary for approval.
PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of the Company’s Board has appointed KPMG LLP (“KPMG”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2009, and recommends that the shareholders of the Company vote for the ratification of that appointment. KPMG audited the Company’s consolidated financial statements as of and for the fiscal years ended May 31, 2008, and May 31, 2007, and the effectiveness of the Company’s internal control over financial reporting as of May 31, 2008. Representatives of KPMG are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.
     The appointment of the Company’s independent registered public accounting firm is made annually by the Audit Committee. The Company has determined to submit the appointment of the independent registered public accounting firm to the shareholders for ratification because of such firm’s role in reviewing the quality and integrity of the Company’s consolidated financial statements and internal control over financial reporting. Before appointing KPMG, the Audit Committee carefully considered that firm’s qualifications as the independent registered public accounting firm for the Company and the audit scope.
Recommendation and Vote Required to Ratify Appointment of KPMG
     THE AUDIT COMMITTEE AND THE BOARD RECOMMEND THAT THE SHAREHOLDERS OF THE COMPANY VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG.
     The affirmative vote of a majority of the Common Shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2009. The effect of an abstention is the same as a vote “AGAINST.” Even if the appointment of KPMG is ratified by the shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of KPMG and to engage another firm if the Audit Committee determines such action necessary or desirable. If the appointment of KPMG is not ratified, the Audit Committee will reconsider (but may decide to maintain) the appointment.
PROPOSAL 5: SHAREHOLDER PROPOSAL
     The Company expects the following proposal (the “Shareholder Proposal”) to be presented for consideration at the Annual Meeting by the Office of the Comptroller of New York City, as the custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Fire Department Pension Fund, and custodian of the New York City Board of Education Retirement System (collectively, the “New York City Pension Funds”), which together held an aggregate of 205,860 Common Shares as of April 7, 2008. The Office of the Comptroller’s address is: The City of New York, Office of the Comptroller, 1 Centre Street, New York, New York 10007-2341.
     A nearly identical proposal (the “2007 Proposal”) was submitted by the New York City Pension Funds for consideration at the Company’s 2007 Annual Meeting. The 2007 Proposal failed, receiving the affirmative vote of less than 20% of the Common Shares represented at the 2007 Annual Meeting and entitled to vote on the 2007 Proposal.
Shareholders’ Supporting Statement — Sexual Orientation Non-Discrimination Policy
     Submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds listed above.

SEXUAL ORIENTATION
WHEREAS, corporations with non-discrimination policies relating to sexual orientation have a competitive advantage to recruit and retain employees from the widest talent pool;
Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity;
The company has an interest in preventing discrimination and resolving complaints internally so as to avoid costly litigation and damage [sic] its reputation as an equal opportunity employer;
Atlanta, Seattle, Los Angeles, and San Francisco have adopted legislation restricting business with companies that do not guaranteed [sic] equal treatment for lesbian and gay employees and similar legislation is pending in other jurisdictions;
The company has operations in and makes sales to institutions in states and cities which prohibit discrimination on the basis of sexual orientation;
A recent National Gay and Lesbian Taskforce study has found that 16%-44% of gay men and lesbians in twenty cities nationwide experienced workplace harassment or discrimination based on their sexual orientation;
National public opinion polls consistently find more than three-quarters of the American people support equal rights in the workplace for gay men, lesbians, and bisexuals;
A number of Fortune 500 corporations have implemented non-discrimination policies encompassing the following principles:
1)	Discrimination based on sexual orientation and gender identity will be prohibited in the company’s employment policy statement.

2)	The company’s non-discrimination policy will be distributed to all employees.

3)	There shall be no discrimination based on any employee’s actual or perceived health condition, status, or disability.

4)	There shall be no discrimination in the allocation of employee benefits on the basis of sexual orientation or gender identity.

5)	Sexual orientation and gender identity issues will be included in corporate employee diversity and sensitivity programs.

6)	There shall be no discrimination in the recognition of employee groups based on sexual orientation or gender identity.

7)	Corporate advertising policy will avoid the use of negative stereotypes based on sexual orientation or gender identity.

8)	There shall be no discrimination in corporate advertising and marketing policy based on sexual orientation or gender identity.

9)	There shall be no discrimination in the sale of goods and services based on sexual orientation or gender identity, and

10)	There shall be no policy barring on [sic] corporate charitable contributions to groups and organizations based on sexual orientation.

     RESOLVED: The Shareholders request that management implement equal employment opportunity policies based on the aforementioned principles prohibiting discrimination based on sexual orientation and gender identity.
     STATEMENT: By implementing policies prohibiting discrimination based on sexual orientation and gender identity, the Company will ensure a respectful and supportive atmosphere for all employees and enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.
The Company’s Response
     As noted above, the nearly identical 2007 Proposal was presented by the New York City Pension Funds for consideration at the 2007 Annual Meeting and received the affirmative vote of less than 20% of the Common Shares represented at the 2007 Annual Meeting and entitled to vote on the 2007 Proposal.
     THE COMPANY’S BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE SHAREHOLDER PROPOSAL FOR THE FOLLOWING REASONS:
     The Board believes the Company’s current policies and practices make the Shareholder Proposal unnecessary and inappropriate. The Company has long held the belief that its objectives can best be achieved by providing equal employment opportunities for all. The Company’s goal is to make employment decisions based upon choosing the best person for the job.
     Since its founding in 1955, a basic tenet of the Company has been to operate under the “Golden Rule” of treating “customers, employees, investors and suppliers as we would like to be treated.” This belief has always been a cornerstone of the Company’s philosophy, which was formalized by the Company’s founder, John H. McConnell, many years ago. Under this philosophy, all individuals are to be treated with respect and dignity.
     The Company strives to recruit, hire, train, promote and compensate its employees based on their job-related qualifications, abilities, potential and performance. Company policy, as set forth in the Employee Handbook and Code of Conduct, absolutely forbids discrimination based on sex, race, color, religion, age, national origin, citizenship, disability or veteran status, or any other reason prohibited by federal, state or local law. Further, Company policy prohibits harassment of any employee based on sex, race, color, religion, age, national origin, citizenship, disability, veteran status, or any other similar basis, including those prohibited by federal, state or local law. Under Company policy, employees are required to report any instance of prohibited harassment. Violations of Company policy forbidding unlawful or inappropriate harassment or discrimination will result in disciplinary action up to and including termination. The Company’s Employee Handbook and Code of Conduct are distributed to all employees.
     The Company believes that its written equal employment opportunity and harassment policies should enumerate only the types of discrimination that are prohibited under generally applicable laws in order to highlight the fact that these particular types of discrimination are illegal. This does not mean that the Company does not share the proponents’ interest in preventing discrimination based on sexual orientation, or the interest of other groups in preventing discrimination for other reasons. However, the Company does not believe it appropriate to attempt to list each group whose members should not be discriminated against. Inevitably, some groups will not be listed and the Company does not want to imply that discrimination against individuals in a group not on the list is appropriate.
     The Company believes that if it begins adopting policies providing special benefits or special protection to certain groups, it dilutes its goal of treating everyone appropriately in all situations. The Company believes that the best policy is to strive to do what is right and to treat all employees and potential employees appropriately, with respect and dignity, under the Company’s Golden Rule of treating everyone as we would like to be treated.
     The Company has a long history of treating people well. It has been named numerous times as one of the “100 Best Companies to Work for in America.” The Company does not believe it would receive such recognition if any group of employees were treated poorly or unjustly. These awards are evidence of the Company’s success in achieving its goal of treating all employees with dignity and respect.
     The Board believes the Company’s philosophy and its current policies and practices have served it well over the years and would not be enhanced by attempting to adopt specific policies directed at a single group.
     FOR ALL OF THE ABOVE REASONS, THE BOARD RECOMMENDS VOTING “AGAINST” THE SHAREHOLDER PROPOSAL.
Required Vote
     The affirmative vote of a majority of the Common Shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the Shareholder Proposal is necessary to adopt the Shareholder Proposal. Abstentions will be counted in determining the required vote and will have the effect of votes “AGAINST” the Shareholder Proposal. Broker non-votes will not be counted in determining the required vote.
AUDIT COMMITTEE MATTERS
Report of the Audit Committee for the Fiscal Year Ended May 31, 2008
     The Audit Committee oversees the Company’s financial and accounting functions, controls, reporting processes and audits on behalf of the Board in accordance with the Audit Committee’s written charter. The Audit Committee is responsible for providing independent, objective oversight of the integrity and quality of the Company’s consolidated financial statements, the qualifications and independence of the Company’s independent registered public accounting firm, the performance of the Company’s internal auditors and independent registered public accounting firm and the annual independent audit of the Company’s consolidated financial statements. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s consolidated financial statements and the reporting process, for the appropriateness of the accounting principles and reporting policies that are used by the Company, for the establishment and maintenance of effective systems of disclosure controls and procedures and internal control over financial reporting, and for the preparation of the annual report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, KPMG, is responsible for auditing the Company’s annual consolidated financial statements included in the Annual Report on Form 10-K in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing its report thereon based on such audit, for issuing an audit report on the effectiveness of the Company’s internal control over financial reporting, and for reviewing the Company’s unaudited interim consolidated financial statements included in the Quarterly Reports on Form 10-Q.
     In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the Company’s audited consolidated financial statements, as of and for the fiscal year ended May 31, 2008, and discussed with management the quality, not just the acceptability, of the accounting principles as applied in the Company’s financial reporting, the reasonableness of significant judgments and accounting estimates, and the clarity and completeness of disclosures in the consolidated financial statements.
     In fulfilling its oversight responsibilities, the Audit Committee met with management, the Company’s internal auditors and KPMG throughout the year. Since the beginning of the fiscal year, the Audit Committee met with the Company’s internal auditors and KPMG, with and without management present, to discuss the overall scope of their respective annual audit plans, the results of their respective audits, the effectiveness of the Company’s internal control over financial reporting, including management’s and KPMG’s reports thereon and the bases for the conclusions expressed in those reports, and the overall quality of the Company’s financial reporting. Throughout that period, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of the deficiencies. In addition, the Audit Committee reviewed and discussed with KPMG all matters required by auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 114, Communication with Audit Committees, as amended.
     The Audit Committee has discussed with KPMG the independence of that firm from management and the Company. The Audit Committee has received from KPMG the written disclosures and a letter describing all relationships between KPMG and the Company and its subsidiaries that might bear on KPMG’s independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as modified. The Audit Committee has discussed with KPMG any relationships with or services to the Company or its subsidiaries that may impact the objectivity and independence of KPMG, and the Audit Committee has satisfied itself as to the independence of KPMG.
     Management and KPMG have represented to the Audit Committee that the Company’s audited consolidated financial statements, as of and for the fiscal year ended May 31, 2008, were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed those audited consolidated financial statements with management and KPMG.
     Based on the Audit Committee’s reviews and discussions referred to above and the Audit Committee’s review of the report of KPMG to the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included (and the Board approved such inclusion) in the Company’s Annual Report on Form 10-K for Fiscal 2008 filed with the SEC on July 30, 2008. The Audit Committee has also appointed KPMG as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2009, and recommends that the shareholders ratify such appointment.
     The foregoing report is provided by the Audit Committee of the Company’s Board.
Audit Committee
Carl A. Nelson, Jr., Chair
Michael J. Endres
Sidney A. Ribeau
Mary Schiavo
Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
     Under applicable SEC Rules, the Audit Committee is to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to ensure that the performance of these services does not impair the firm’s independence from the Company. The SEC Rules specify the types of non-audit services that independent registered public accounting firms may not provide to their audit clients and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.
     Consistent with applicable SEC Rules, the charter of the Audit Committee requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent registered public accounting firm to the Company or any of its subsidiaries. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee and, if it does, the decision of that member or members must be presented to the full Audit Committee at its next regularly scheduled meeting.
     All requests or applications for services to be provided by the independent registered public accounting firm must be submitted to the Audit Committee by both the independent registered public accounting firm and the Company’s Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC Rules governing auditor independence.

Independent Registered Public Accounting Firm Fees
     Fees billed for services rendered by KPMG for each of Fiscal 2008 and Fiscal 2007 were as follows:

Type of Fees	Fiscal 2008	Fiscal 2007
Audit Fees	$2,047,782	$1,957,664
Audit-Related Fees	—	2,800
Tax Fees	74,036	—
Total	$2,121,818	$1,960,464

     All of the services rendered by KPMG to the Company and its subsidiaries during Fiscal 2008 and Fiscal 2007 were pre-approved by the Audit Committee.
     In accordance with applicable SEC Rules, “Audit Fees” are fees for professional services rendered for: the audit of the Company’s consolidated financial statements; the review of the interim consolidated financial statements included in the Company’s Forms 10-Q; the audit of the Company’s internal control over financial reporting [with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects]; and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the applicable fiscal years.
     “Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements that are not reported under “Audit Fees.” Fiscal 2007 Audit-Related Fees related to KPMG’s review of the Company’s correspondence with the SEC.
     “Tax Fees” are fees for professional services rendered for tax compliance, tax advice and tax planning, and in Fiscal 2008 included fees for an international tax project.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
     The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports and proxy statements) to households. This method of delivery, often referred to as “householding,” would permit the Company to send a single annual report and/or a single proxy statement to any household at which two or more registered shareholders reside if the Company reasonably believes such shareholders are members of the same family or otherwise share the same address or that one shareholder has multiple accounts. The householding process may also be used for the delivery of Notices of Internet Availability of Proxy Materials, when applicable. In each case, the shareholder(s) must consent to the householding process in accordance with applicable SEC Rules. Each shareholder would continue to receive a separate notice of any meeting of shareholders and proxy card. The householding procedure reduces the volume of duplicate information shareholders receive and reduces the Company’s expenses. The Company may institute householding in the future and will notify registered shareholders affected by householding at that time. Shareholders sharing an address may request delivery of a single copy of annual reports to shareholders, proxy statements and Notices of Internet Availability of Proxy Materials by contacting the Investor Relations Department of the Company at Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085, Attention: Allison M. Sanders, Director of Investor Relations.
     Many broker/dealers and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own Common Shares of the Company, you may have received householding information from your broker/dealer, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement, the Company’s Annual Report to Shareholders or the Notice of Internet Availability of Proxy Materials, or if you wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding.

SHAREHOLDER PROPOSALS
     Shareholders of the Company seeking to bring business before an annual meeting of shareholders (an “annual meeting”) or to nominate candidates for election as directors at an annual meeting must provide timely notice thereof in writing to the Company’s Secretary. Under Section 1.08(A) of the Company’s Code of Regulations, to be timely, a shareholder’s notice with respect to business to be brought before an annual meeting must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 30 days prior to an annual meeting. However, if less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, the shareholder’s notice must be received no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. In order for a shareholder’s notice to be in proper form, it must include: (a) a brief description of the business the shareholder desires to bring before an annual meeting; (b) the reasons for conducting the proposed business at an annual meeting; (c) the name and address of the proposing shareholder; (d) the number of Common Shares beneficially owned by the proposing shareholder; and (e) any material interest of the proposing shareholder in the business to be brought before an annual meeting. The requirements applicable to nominations are described above in “CORPORATE GOVERNANCE – Nominating Procedures” beginning on page 9 of this Proxy Statement.
     A shareholder seeking to bring business before an annual meeting must also comply with all applicable SEC Rules. Under SEC Rule 14a-8, proposals of shareholders intended to be presented at the Company’s 2009 Annual Meeting must be received by the Company no later than April 17, 2009, to be eligible for inclusion in the Company’s proxy materials relating to the 2009 Annual Meeting. Upon receipt of a shareholder proposal, the Company will determine whether or not to include the proposal in the proxy materials in accordance with applicable SEC Rules.
     The SEC has promulgated rules relating to the exercise of discretionary voting authority pursuant to proxies solicited by the Board. Generally, a proxy may confer discretionary authority to vote on any matters brought before an annual meeting if the Company did not have notice of the matter at least 45 days before the date on which the Company first sent its proxy materials for the prior year’s annual meeting and a specific statement to that effect is made in the proxy statement or proxy card. If during the prior year, the Company did not hold an annual meeting, or if the date of the meeting has changed more than 30 days from the prior year, then notice must not have been received a reasonable time before the Company mails its proxy materials for the current year. Any written notice required as described in this paragraph must have been given by July 3, 2008, for matters to be brought before the 2008 Annual Meeting. Any written notice required as described in this paragraph must be given by July 1, 2009 for matters to be brought before the 2009 Annual Meeting.
     Any written notice to be given with respect to matters set forth in the three prior paragraphs of this “SHAREHOLDER PROPOSALS” section should be sent to the Company’s Secretary, Dale T. Brinkman, Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085 or by fax to (614) 840-3706.
     The Company’s 2009 Annual Meeting of Shareholders is currently scheduled to be held on September 23, 2009.
FUTURE ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT
     Registered shareholders can further reduce the costs incurred by the Company in mailing proxy materials by consenting to receive all future proxy statements, proxy cards, annual reports to shareholders and Notices of Internet Availability of Proxy Materials electronically via e-mail or the Internet. To sign up for electronic delivery of future proxy materials, you must vote your Common Shares electronically via the Internet by logging on to www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You will be responsible for any fees or charges that you would typically pay for access to the Internet.

ANNUAL REPORT ON FORM 10-K
     Audited consolidated financial statements for Worthington Industries, Inc. and its subsidiaries for Fiscal 2008 are included in the Annual Report to Shareholders which is being delivered with this Proxy Statement. Additional copies of these financial statements and the Company’s Annual Report on Form 10-K for Fiscal 2008 (excluding exhibits) may be obtained, without charge, by sending a written request to the Company’s Investor Relations Department at 200 Old Wilson Bridge Road, Columbus, Ohio 43085, Attention: Allison M. Sanders, Director of Investor Relations. The Company’s Annual Report on Form 10-K for Fiscal 2008 is also available on the Company’s web site at www.worthingtonindustries.com and can also be found on the SEC web site at www.sec.gov.
OTHER BUSINESS
     As of the date of this Proxy Statement, the Board knows of no business that will be presented for action by the shareholders at the Annual Meeting other than that discussed in this Proxy Statement. However, if any other matter requiring a vote of the shareholders properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board will vote and act according to their best judgment in light of the conditions then prevailing, to the extent permitted under applicable law.
     This Proxy Statement and the accompanying proxy card have been approved by the Board and are being mailed and delivered to shareholders by its authority.

By Order of the Board of Directors,

Dated: August 15, 2008	/s/ Dale T. Brinkman Dale T. Brinkman,
Secretary

APPENDIX I
WORTHINGTON INDUSTRIES, INC.
ANNUAL INCENTIVE PLAN FOR EXECUTIVES
     The purpose of the Plan is to advance the interests of the Company by providing designated officers and key employees with incentive compensation that is correlated with the achievement of specified performance goals. The Plan is intended to provide compensation, which qualifies as “qualified performance based compensation” within the meaning of Section 162(m) of the Code and Treasury Regulation §1.162-27(e).
SECTION 1
DEFINITIONS
     For purposes of the Plan, unless the context requires otherwise, the following terms shall have the respective meanings set forth in this Section:
     1.1 “Beneficiary” means the beneficiary or beneficiaries designated to receive any amounts payable under the Plan pursuant to Section 7.9 upon a Participant’s death.
     1.2 “Board” means the Board of Directors of Worthington.
     1.3 “Business Unit” means any business, operating or administrative unit of the Company which is identified and designated by the Committee, in its discretion, as a separate business unit for purposes of this Plan.
     1.4 “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.
     1.5 “Committee” means the Compensation and Stock Option Committee of the Board.
     1.6 “Common Shares” means the common shares, without par value, of Worthington, or any equity security issued in substitution, in exchange or in place of the common shares of Worthington.
     1.7 “Company” means Worthington and its Subsidiaries, collectively.
     1.8 “Disability” means a permanent and total disability as defined in the primary retirement plan of the Company in effect on the date the determination as to “Disability” is made — as of the effective date of this Plan, the Worthington Industries, Inc. Deferred Profit Sharing Plan. A Participant with a Disability shall be deemed “Disabled” for purposes of this Plan.
     1.9 “Employee” means an individual who is employed by and is on the payroll of the Company.
     1.10 “Employment” means that the Participant is an Employee of the Company. In this regard, the transfer of a Participant from Employment by one entity which is part of the Company to Employment by a different entity which is part of the Company shall not be deemed to be a termination of the Participant’s Employment. A Participant who is an Employee shall be deemed “Employed” for purposes of this Plan.
     1.11 “Incentive Compensation” means the compensation approved by the Committee to be awarded to a Participant for any Performance Period under the Plan.
     1.12 “Participant” means an officer or other key Employee of the Company whom the Committee designates as a participant under the Plan.

     1.13 “Payout Date” means the date the Committee establishes for the payment to a Participant of any Incentive Compensation award under the Plan, as provided in Section 5 of this Plan.
     1.14 “Performance Award” means an award by the Committee under this Plan that is subject to one or more of the Performance Criteria listed in Section 3.4 of this Plan.
     1.15 “Performance Criteria” means the criteria that are specified by the Committee pursuant to Section 3.4 of this Plan, any one or more of which may be used in establishing the conditions of a Performance Award.
     1.16 “Performance Period” means each fiscal year (or portion thereof) of the Company, or such other period of twelve (12) months or less, as determined by the Committee.
     1.17 “Plan” means this Worthington Industries, Inc. Annual Incentive Plan for Executives, as may be amended.
     1.18 “Retirement” means, unless the Committee specifies otherwise in the Performance Award, termination of Employment (other than for Cause) with the Company which qualifies as a retirement of the Participant under the Company’s normal policies.
     1.19 “Section 162(m) Employee” means a “covered employee” as defined under Section 162(m) of the Code.
     1.20 “Subsidiary” means any corporation which constitutes a “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code, and any limited liability company, partnership, joint venture, or other entity in which the Company controls, directly or indirectly, more than fifty percent (50%) of its voting power or equity interests.
     1.21 “Worthington” means Worthington Industries, Inc., an Ohio corporation, or its successor in interest.
SECTION 2
ADMINISTRATION
     The Plan shall be administered and interpreted by the Committee; provided that in no event shall the Plan be interpreted in a manner that would cause any award intended to be qualified performance based compensation under Section 162(m) of the Code to fail to so qualify with respect to a Section 162(m) Employee. The Committee shall establish performance objectives relating to the Performance Criteria for any Performance Period in accordance with Section 3 and certify whether and to what extent such performance objectives have been achieved. Any determination made by the Committee under the Plan shall be final and conclusive on the affected Participant. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are Employees of the Company) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. To the extent permitted by applicable law, the Committee may delegate its authority under this Plan; provided that the Committee shall in no event delegate its authority with respect to the compensation of a Section 162(m) Employee.
SECTION 3
ELIGIBILITY, PERFORMANCE AWARDS AND PERFORMANCE CRITERIA
     3.1 Determination of Eligibility by the Committee. For each Performance Period, the Committee shall select the Participants to whom Incentive Compensation may be awarded under the Plan for such Performance

Period consistent with the provisions of this Plan. Participants who participate in the Plan may also participate in other incentive or other benefit plans maintained by the Company.
     3.2 Granting Performance Awards. The Committee may grant Performance Awards pursuant to the Plan, in such amounts and on such terms (consistent with the provisions of the Plan), as the Committee shall determine.
     3.3 Amount of Performance Award. The amount of the Performance Award payable under the Plan if applicable performance objectives are met may be stated as a specific dollar amount, a percentage of a Participant’s base salary, a percentage (the sum of which may not be greater than one hundred percent (100%)) of an aggregate amount allocable to all or specified groups of Participants or in any other objectively determinable manner as determined by the Committee. Also, the amount of the Performance Award payable may be stated as a target amount due if applicable performance objectives are met and in larger or smaller increments if the applicable performance objectives are exceeded or partially met. The amount payable may not be increased solely due to another Participant’s termination of Employment or eligibility during a Performance Period. As determined by the Committee, the amount of any Performance Award payable under the Plan shall be subject to performance objectives, consistent with Section 3.4 of this Plan. Notwithstanding anything in the Plan to the contrary, during any fiscal year of the Company, no Participant may receive more than $3,000,000 through this Plan with respect to any single Performance Award.
     3.4 Performance Objectives. For each Performance Period, the Committee will establish for each Participant the performance objectives that will be applied to determine the amount of Incentive Compensation payable to such Participant under the Plan with respect to a Performance Award.
     The following Performance Criteria may be used by the Committee in setting performance objectives with respect to the Plan:
          (a) Income or earnings (before or after interest, taxes, depreciation, amortization and/or other items);
          (b) Earnings per Common Share;
          (c) Economic value added;
          (d) Sales or revenues;
          (e) Growth;
          (f) Operating income;
          (g) Return measures (including, but not limited to, return on assets, capital, invested capital, equity or revenue);
          (h) Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity or cash flow return on investment);
          (i) Gross, operating or other margins;
          (j) Productivity ratios or other productivity measures;
          (k) Common Share price (including, but not limited to, growth measures and total shareholder return);
          (l) Expense reduction, expense targets or cost control;

          (m) Operating or other efficiencies;
          (n) Market share;
          (o) Developing new markets, new products and/or new lines of revenue; or
          (p) Identifying and completing acquisitions.
     Performance Criteria may be stated in absolute terms or relative to comparison entities, indices or other measures to be achieved during a Performance Period. Performance Criteria may be applied solely with reference to the Company (or any Business Unit) or relatively between the Company (or any Business Unit) and one or more unrelated entities or business units or indices.
     The Committee shall establish performance objectives based on one or more Performance Criteria for each Performance Award to a Participant. The terms of the stated performance objectives for each applicable Performance Award must preclude the Committee’s discretion to increase the amount payable to any Section 162(m) Employee that would otherwise be due upon attainment of the performance objectives. The performance objectives specified need not be applicable to all Performance Awards, and may be particular or unique to an individual Participant’s function, duties or Business Unit.
     The Committee may provide in any Performance Award that any evaluation of performance may include or exclude the impact of any of the following events that occurs during a Performance Period: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary or nonrecurring items; (vi) acquisitions or divestitures; and (vii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Performance Awards to Section 162(m) Employees, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.
     3.5 Adjustments. The Committee will make appropriate adjustments to reflect the effect, if any, on any Performance Criteria and performance objectives of any Common Share dividend or split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or similar corporate change. This adjustment to the Performance Criteria and performance objectives will be made to the extent the Performance Criteria and performance objectives, as applicable, are based on Common Shares as of the effective date of the event and for the Performance Period in which the event occurs. Also, the Committee will make a similar adjustment to any portion of Performance Criteria and any performance objectives that are not based on Common Shares but which are affected by an event having an effect similar to those just described. To the extent allowable under Section 162(m) of the Code, the Committee may also make adjustments to take into account extraordinary or unusual events, the disposition or purchase of a business, or a change in accounting practice. Notwithstanding the foregoing provisions of this Section 3.5, no adjustment shall be made or is allowable under this Section 3.5 to the extent such adjustment would cause any award to a Section 162(m) Employee intended to qualify as qualified performance based compensation under Section 162(m) of the Code to fail to so qualify.
     3.6 Period for Determining Performance Objectives. Performance objectives with respect to any Performance Award will be established by the Committee in writing before the outcome is substantially certain but in no event later than the earlier of:
          (a) Ninety (90) days after the beginning of the applicable Performance Period; or
          (b) The expiration of twenty-five percent (25%) of the applicable Performance Period.
     3.7 Certification. As of the end of each Performance Period, the Committee will certify in writing the extent to which each Participant has or has not met the applicable performance objectives with respect to any Performance Award, the amount (if any) due to each Participant and whether any other material terms (if any) were satisfied. Also, no amount will be paid under this Plan (and no substitute amount will be paid under any other arrangement) if the conditions imposed by the Committee have not been met.
SECTION 4
EFFECT OF TERMINATION OF EMPLOYMENT
DURING A PERFORMANCE PERIOD OR PRIOR TO PAYOUT
     4.1 Forfeiture Upon Termination of Employment prior to end of Performance Period. Subject to Section 6.1 of this Plan, if a Participant’s Employment terminates for any reason other than death, Disability or Retirement prior to the end of a Performance Period, then such Participant shall immediately forfeit and relinquish any and all rights and claims to receive any Incentive Compensation hereunder for such Performance Period.
     4.2 Pro Rata Payment for Termination of Employment Due to Death, Disability or Retirement. Subject to Section 6.1 of this Plan, if during a Performance Period, a Participant’s Employment is terminated as a result of his or her death, Disability or Retirement, such Participant shall be eligible to receive a pro-rata portion of the Incentive Compensation that would have been payable if such Participant had remained Employed for the full Performance Period, which shall be determined and paid as follows:
          (a) Following the end of the Performance Period, the Committee will determine the extent to which the performance objectives applicable to the Participant’s Performance Award have been satisfied to measure the amount of the Performance Award that otherwise would have been payable to the Participant under this Plan had his or her Employment not terminated prior to the end of the Performance Period.
          (b) The Committee will then multiply the amount determined in accordance with Section 4.2(a) by a fraction, the numerator of which is the number of whole calendar months in which the terminated, deceased, Disabled or Retired Participant was Employed by the Company as a Participant in the Plan during the Performance Period and the denominator of which is the number of whole calendar months in the Performance Period.
          (c) Such resulting amount shall be paid at the time and in the manner provided for in Section 5 of this Plan.
     4.3 Termination of Employment after the Performance Period. If a Participant’s Employment terminates for any reason except for Cause after the end of a Performance Period but prior to the Payout Date, then such Participant shall be entitled to payment of any Incentive Compensation for such Performance Period, as determined by the Committee, on the Payout Date.
     “Cause” when used in connection with the termination of a Participant’s Employment, means the Participant has (a) caused the Company, other than pursuant to the advice of the Company’s legal counsel, to violate a law which, in the opinion of the Company’s legal counsel, is reasonable grounds for criminal penalties or material civil penalties against the Company; (b) engaged in misappropriation of a corporate opportunity, dishonesty, fraud, misappropriation of funds for personal gain or in violation of law, governmental or judicial orders or otherwise engaged in conduct which constitutes a material violation of the established written policies or procedures of the Company regarding the conduct of its Employees; (c) committed fraud or acted with willful misconduct or gross negligence with respect to the Company or the Participant’s Employment; (d) been indicted or similarly charged by applicable governmental authorities with, or been convicted of, a felony or any crime involving moral turpitude or a violation of federal or state securities laws; (e) engaged in repeated disobedience or insubordination (after written notice of the same from the Company and failure to cure with thirty (30) days after receipt of such notice, provided that such notice and right to cure shall only be required for the first occurrence), or has shown willful and persistent inattention to his or her duties (after written notice of the same and failure to cure within thirty (30) days after receipt of such notice, provided that such notice and right to cure shall only be required for the first occurrence); or (f) materially breached the Worthington Industries’ Code of Conduct or any agreement between the Participant and the Company.

     4.4 Leaves of Absence. A Participant’s Employment for purposes of this Plan shall not be deemed to have been terminated because of a leave of absence covered under the Federal Medical Family Leave Act or during any other period required to be treated as a leave of absence or required to be treated as continued Employment by virtue of any applicable statute or regulation. If a Participant is on any other approved leave of absence (not specifically addressed in the immediately preceding sentence) during a Performance Period, his or her Employment will not be deemed to have terminated for purposes of this Plan, except that such Participant shall not be eligible for Incentive Compensation for the period of the leave of absence, and the Incentive Compensation payable for such Performance Period will be prorated in accordance with Section 4.2 of this Plan based on the number of whole calendar months during the Performance Period in which the Participant was not on a leave of absence.
     4.5 Committee Determinations Controlling. All determinations regarding a Participant’s Employment, eligibility to participate in the Plan or in any Performance Period, or amounts owing to a Participant shall be made by the Committee, whose decision shall be final and binding on the affected Participant and any Beneficiary.
SECTION 5
PAYMENT OF INCENTIVE COMPENSATION
     Unless a Participant has made a valid election under a deferred compensation plan maintained by the Company no later than the date permitted under such plan and except as otherwise provided in Section 6.1 of this Plan, a Participant’s Incentive Compensation for each Performance Period, if any, shall be paid in a cash lump sum (net of applicable tax and other required withholdings) after (a) the results for such Performance Period have been finalized and (b) the Committee has made the certification described in Section 3.7 of this Plan; provided, however, that any Incentive Compensation shall be paid no later than the later of (i) the 15th day of the third month following the Participant’s first taxable year in which such Incentive Compensation is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A of the Code) or (ii) the 15th day of the third month following the end of the first taxable year of the service recipient (within the meaning of Section 409A of the Code) in which such Incentive Compensation is no longer subject to a substantial risk of forfeiture.
SECTION 6
CHANGE IN CONTROL
     6.1 Payment on Change in Control. Unless otherwise determined by the Committee in connection with the establishment of the Performance Award or as otherwise specified in a written agreement between the Company and the Participant, including the agreement establishing the terms of the Participant’s Performance Award, if, during a Performance Period, (i) a Change in Control occurs and (ii) on or after the date of the Change in Control, the Participant’s Employment terminates for any reason, then, notwithstanding Sections 4.1 and 4.2 of this Plan, the Performance Award of such Participant shall be considered to be earned and payable as of the date of termination of the Participant’s Employment in the amount designated as “Target” for such Performance Award.
     Unless a Participant has made a valid election under a deferred compensation plan maintained by the Company no later than the date permitted under such plan, the Incentive Compensation payable with respect to the Performance Award in accordance with the preceding paragraph of this Section 6.1 shall be paid within thirty (30) days following the date the Participant’s Employment terminates.
     6.2 Provisions Not Applicable. The provisions of this Section 6 shall not apply (i) if the Committee determines at the time of grant of a Performance Award that this Section 6 shall not apply in respect of such Performance Award or (ii) to any Change in Control when expressly provided otherwise by a three-fourths (3/4) vote of the Whole Board, but only if a majority of the members of the Board then in office and acting upon such matter shall be Continuing Directors.
     6.3 Definitions for Section 6. For purposes of this Section 6, unless the context requires otherwise, the following terms shall have the respective meanings set forth in this Section:

          (a) “Acquiring Person” means any Person or Group (including any individual, firm, corporation or other entity) who or which, together with all Affiliates and Associates of such Person or Group, has acquired or obtained the right to acquire the Beneficial Ownership of twenty-five percent (25%) or more of the Common Shares then outstanding.
          (b) “Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.
          (c) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Act (or any successor rule thereto).
          (d) “Beneficial Ownership” shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Act (or any successor rule thereto).
          (e) “Change in Control” means any Person or Group (other than (i) the Company, (ii) any employee benefit plan of the Company or any trustee of or fiduciary with respect to any such employee benefit plan when acting in such capacity, or (iii) any Person who, on the effective date of the Plan, is an Affiliate of the Company and owning in excess of ten percent (10%) of the outstanding Common Shares and the respective successors, executors, legal representatives, heirs and legal assigns of such Person), alone or together with the Affiliates and Associates of such Person or Group, has acquired or obtained the right to acquire the Beneficial Ownership of twenty-five percent (25%) or more of the outstanding Common Shares.
          (f) “Continuing Director” means any individual who was a member of the Board on the effective date of the Plan or thereafter elected by the shareholders of Worthington or appointed by the Board prior to the date as of which the Acquiring Person became a Substantial Shareholder (as such term is defined in Article Seventh of Worthington’s Amended Articles of Incorporation) or, an individual designated (before his or her initial election or appointment as a director) as a Continuing Director by three-fourths (3/4) of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors.
          (g) “Group” has the meaning given to that term in Sections 13(d)(3) and 14(d)(2) of the Act (or any successor sections thereto).
          (h) “Person” means a “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).
          (i) “Whole Board” means the total number of directors which Worthington would have if there were no vacancies.
     6.4 Golden Parachute Limitation. Subject to any other written agreement to the contrary between the Company and a Participant which implicitly or explicitly encompasses this Plan, including the agreement establishing the terms of the Participant’s Performance Award, if the sum of the payments described in this Section 6 and those provided under all other plans, programs or agreements between the Participant and the Company (collectively, the “Programs”) generate a loss of deduction under Section 280G of the Code (the “Loss Deduction”) or an excise tax under Section 4999 of the Code (the “Excise Tax”), the amounts paid to the Participant under this Plan in connection with a Change in Control shall be reduced so that the Participant’s total “parachute payment” as defined in Section 280G(b)(2)(A) of the Code under this Plan and the Programs will be $1.00 less than the amount that would generate a Loss Deduction or an Excise Tax but only if this reduction provides the Participant with an after-tax amount that is greater than the after-tax amount that would result if no such reduction were made. If there is a dispute regarding this reduction, the determination of whether a reduction is required, and/or the amount of reduction required, pursuant to this Section 6.4 shall be made by a nationally recognized certified public accounting firm designated by the Company and by applying principles, assumptions and procedures consistent with Section 280G of the Code. Any reduction pursuant to this Section 6.4 shall be made in compliance with Section 409A of the Code.

SECTION 7
MISCELLANEOUS PROVISIONS
     7.1 Non-Assignability. A Participant cannot alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits under the Plan prior to the actual receipt thereof, and any attempt to alienate, assign, pledge, encumber, transfer, sell or otherwise make a disposition prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits, shall be null and void.
     7.2 No Right to Continue in Employment. Nothing in the Plan confers upon any Participant the right to continue in the Employment of the Company, or interferes with or restricts in any way the right of the Company to discharge any Participant at any time.
     7.3 Indemnification of Committee Members. Each individual who is or was a member of the Committee shall be indemnified by the Company against and from any damage, loss, liability, cost and expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she is or may be a party, or in which he or she may be involved, by reason of any action taken or failure to act under the Plan, except for any such act or omission constituting willful misconduct or gross negligence. Each such individual shall be indemnified by the Company for all amounts paid by such individual in settlement thereof, with the Company’s approval, or paid by such individual in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled from the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
     7.4 No Plan Funding. The Plan shall at all times be entirely unfunded and no provision shall be made with respect to segregating any assets of the Company for payment of any amounts due hereunder. No Participant, Beneficiary, or other Person (as defined in Section 6.3 of this Plan) shall have any interest in any particular assets of the Company by reason of the right to receive any Incentive Compensation under the Plan until such payment is actually received by such Person. Participants and Beneficiaries shall have only the rights of general unsecured creditors of the Company.
     7.5 Governing Law. The Plan shall be construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law provisions.
     7.6 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Participants and their respective Beneficiaries, heirs, and personal representatives.
     7.7 Construction of Plan. The captions used in the Plan are for convenience of reference only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall also include the feminine and neuter, and the singular shall also include the plural, and conversely.
     7.8 Compliance with Section 409A of the Code. It is intended that the Plan be exempt from the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and the Plan will be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant.
     7.9 Beneficiaries. Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural Person (as defined in Section 6.3 of this Plan)) to receive any payments which may be made under this Plan following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate. If a Participant designates more than one Beneficiary, the rights of such Beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.
SECTION 8
AMENDMENT OR DISCONTINUANCE
     The Committee may at any time, and from time to time, without the consent of any Participant, amend, revise, suspend or discontinue the Plan, in whole or in part, subject to any shareholder approval required by applicable law, rules or regulations; provided, however, the Committee may not amend the Plan to change the method for determining Incentive Compensation or the Performance Criteria without the approval of the majority of votes cast by the shareholders of the Company in a separate vote to the extent required by Section 162(m) of the Code.
SECTION 9
EFFECT OF THE PLAN
     Neither the adoption of the Plan, nor any action of the Board or the Committee hereunder, shall be deemed to give any Participant any right to be granted Incentive Compensation hereunder. In addition, nothing contained in the Plan, and no action taken pursuant to its provisions, shall be construed to (a) give any Participant any right to any compensation, except as expressly provided herein; (b) be evidence of any agreement, contract or understanding, express or implied, that the Company will employ a Participant in any particular position or for any particular duration; (c) give any Participant any right, title, or interest whatsoever in, or to, any assets or investments which the Company may make to aid it in meeting its obligations hereunder; (d) create a trust or fund of any kind; or (e) create any type of fiduciary relationship between the Company and a Participant or any other Person (as defined in Section 6.3 of this Plan).
SECTION 10
TERM
     The Plan shall be effective upon its approval by Worthington’s shareholders on September 24, 2008; provided that such approval is consistent with the shareholder approval requirements of Section 162(m) of the Code.

APPENDIX II
WORTHINGTON INDUSTRIES, INC.
1997 LONG-TERM INCENTIVE PLAN
     Section 1. Purpose
     The purposes of the Worthington Industries, Inc. 1997 Long-Term Incentive Plan (the “Plan”) are to encourage selected key employees of Worthington Industries, Inc. and its subsidiaries (collectively the “Company”) to acquire a proprietary and vested interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of share owners, and to enhance the ability of the Company to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.
     Section 2. Administration
     The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees of the Company to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Award to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provision of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, and other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant; (vii) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding upon all persons, including the Company, any Participant, any shareholder, and any employee of the Company. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.
     Section 3. Duration of, and Shares Subject to Plan
     (a) Term. The Plan shall remain in effect until terminated by the Board, provided, however, that no Incentive Stock Option may be granted more than ten (10) years after the Effective Date of the Plan.
     (b) Shares Subject to the Plan. The maximum number of Shares in respect of which Awards may be granted under the Plan, subject to adjustment as provided in Section 3(c) of the Plan, is 4,500,000 Shares. Notwithstanding the foregoing, in no event shall more than 1,000,000 Shares be cumulatively available for Awards of Incentive Stock Options under the Plan and provided further that no Participant may be granted Awards in any one calendar year with respect to more than two hundred thousand (200,000) Shares.

For the purpose of computing the total number of Shares available for Awards under the Plan, there shall be counted against the foregoing limitations the number of Shares subject to issuance upon exercise or settlement of Award as of the dates on which such Awards are granted. Shares which were previously subject to Awards shall again be available for Awards under the Plan if any such Awards are forfeited, terminated, expire unexercised, settled in cash or property other than Shares or exchanged for other Awards (to the extent of such forfeiture, termination or expiration of such Awards), or if the Shares subject thereto can otherwise no longer be issued. Further, any Shares which are used as full or partial payment to the Company by a Participant of the purchase price of Shares upon exercise of a Stock Option shall again be available for Awards under the Plan.
Shares which may be issued under the Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company. No fractional shares shall be issued under the Plan.
     (c) Changes in Shares. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin off, exchange of shares or similar transaction or other change in corporate structure or capitalization affecting the Shares or the price thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee in its sole discretion deems equitable or appropriate, including without limitation such adjustments in the aggregate number, class and kind of Shares which may be delivered under the Plan, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of Shares subject to outstanding Options, Stock Appreciation Rights or other Awards granted under the Plan, and in the number, class and kind of Shares subject to, Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion, provided that the number of Shares or other securities subject to any Award shall always be a whole number.
     Section 4. Eligibility
     Any Employee (excluding any member of the Committee) shall be eligible to be selected as a Participant.
     Section 5. Stock Options
     Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option granted under the Plan shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve. Any such Option shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable. The provisions of Options need not be the same with respect to each recipient.
     (a) Option Price. The purchase price per Share purchasable under an Option shall be determined by the Committee in its sole discretion; provided that such purchase price shall not be less than the Fair Market Value of the Share on the date of the grant of the Option.
     (b) Option Period. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Incentive Stock Option shall be exercisable after the expiration of ten years from the date the Option is granted.

     (c) Exercisability. Options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant. Unless other determined by the Committee at or subsequent to grant, no Incentive Stock Option shall be exercisable during the year ending on the day before the first anniversary date of the granting of the Incentive Stock Option.
     (d) Method of Exercise. Subject to the other provisions of the Plan and any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the option price in such form or forms, including, without limitation, payment by delivery of cash, Shares or other consideration (including, where permitted by law and the Committee, Awards) having a Fair Market Value on the exercise date equal to the total option price, or by any combination of cash, Shares and other consideration as the Committee may specify in the applicable Award Agreement.
     (e) Incentive Stock Options. In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Participant which are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Company or of any parent or subsidiary corporation of the Company) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. The terms of any Incentive Stock Option granted hereunder shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.
     Section 6. Stock Appreciation Rights
     Stock Appreciation Rights may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 5. The provisions of Stock Appreciation Rights need not be the same with respect to each recipient. Any Stock Appreciation Right related to a Non-Qualified Stock Option may be granted at any time thereafter before exercise or expiration of such Option. Any Stock Appreciation Right related to an Incentive Stock Option must be granted at the same time such Option is granted. In the case of any Stock Appreciation Right related to any Option, the Stock Appreciation Right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of shares not covered by the Stock Appreciation Right. Any Option related to any Stock Appreciation Right shall no longer be exercisable to the extent the related Stock Appreciation Right has been exercised. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.
     Section 7. Restricted Stock
     (a) Issuance. Restricted Stock Awards may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan, for such consideration as determined by the Committee in its sole discretion and the Committee may issue such Awards for no consideration or for such minimum consideration as may be required by applicable law. Restricted Stock Awards shall contain such limitations, terms and conditions and other provisions as determined by the Committee in its sole discretion. The provisions of Restricted Stock Awards need not be the same with respect to each recipient.

     (b) Registration. Any Restricted Stock issued hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock awarded under the Plan, such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award.
     (c) Forfeiture. Except as otherwise determined by the Committee at the time of grant, upon termination of employment for any reason during the restriction period, all shares of Restricted Stock still subject to restriction shall be forfeited by the Participant and reacquired by the Company, for the purchase price paid by the Participant or such other consideration (or no consideration) as set by the Committee as part of the terms and conditions of the Award, provided that except as provided in Section 11, in the event of a Participant’s retirement, permanent disability, other termination of employment or death, or in cases of special circumstances, the Committee may, in its sole discretion, waive in whole or in part any or all remaining restrictions with respect to such Participant’s shares of Restricted Stock. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the grantee after the period of forfeiture, as determined or modified by the Committee, shall expire.
     Section 8. Performance Awards
Performance Awards may be issued hereunder to Participants, either alone or in addition to other Awards granted under the Plan, for such consideration as determined by the Committee, in its sole discretion, and the Committee may issue such Awards for no consideration or for such minimum consideration as may be required by applicable law. The performance criteria to be achieved during any Performance Period, the length of the Performance Period and the other terms and conditions and provisions with respect to the Award shall be determined by the Committee upon the grant of each Performance Award. Except as provided in Section 10, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property or any combination thereof, in the sole discretion of the Committee at the time of payment. The performance levels to be achieved for each Performance Period and the amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period. The maximum value of the property, including cash, that may be paid or distributed to any Participant pursuant to a grant of Performance Units made in any one calendar year shall be $2,500,000. The provisions of Performance Awards need not be the same with respect to each recipient.
     Section 9. Other Stock Unit Awards
     (a) Stock and Administration. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Stock Unit Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan. Other Stock Unit Awards may be paid in Shares, cash or any other form of property as the Committee shall determine.
     (b) Terms and Conditions. Other Stock Unit Awards granted under this Section 9 may be issued for such consideration as determined by the Committee in its sole discretion, and the Committee may issue such Awards for no consideration or for such minimum consideration as may be required by applicable law. Shares (including securities convertible into Shares) purchased pursuant to a purchase right awarded under this Section 9 shall be purchased for such consideration as the Committee shall in its sole discretion determine, which shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is awarded. The terms and conditions and other provisions with respect to Other Stock Unit Awards shall be determined by the Committee. The provisions of Other Stock Unit Awards need not be the same with respect to each recipient.
     Section 10. Change in Control Provisions
     (a) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, but subject to the provisions of Section 10(d), in the event of a Change in Control:
(i) Any Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant; provided, that in the case of a Participant holding a Stock Appreciation Right who is actually subject to Section 16(b) of the Exchange Act, such Stock Appreciation Right shall not become fully vested and exercisable unless it shall have been outstanding for at least six months at the date such Change in Control is determined to have occurred.
(ii) The restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant.
(iii) All Performance Awards shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed.
(iv) The restrictions and deferral limitations and other conditions applicable to any Other Stock Unit Awards or any other Awards shall lapse, and such Other Stock Unit Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.
     (b) Change in Control Cash-Out. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the “Exercise Period”), if the Committee shall determine at, or at any time after the time of grant, a Participant holding an Option shall have the right, whether or not the Option is fully exercisable and in lieu of the payment of the Purchase Price for the Shares being purchased under the Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Option to the Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change in Control Price per Share on the date of such election shall exceed the purchase price per Share under the Option (the “Spread”) multiplied by the number of Shares granted under the Option as to which the right granted under this Section 10(b) shall have been exercised; provided, that if the Change in Control is within six months of the date of grant of a particular Option held by a Participant who is an officer or director of the Company and is subject to Section 16(b) of the Exchange Act, no such election shall be made by such Participant with respect to such Option prior to six months from the date of grant. However, if the end of such 60-day period from and after a Change-in-Control is within six months of the date of grant of an Option held by a Participant who is an officer or director of the Company and is subject to Section 16(b) of the Exchange Act, such Option (unless theretofore exercised) shall be canceled in exchange for a cash payment to the Participant, effected on the day which is six months and one day after the date of grant of such Option, equal to the Spread multiplied by the number of Shares granted under the Option.
     (c) Pooling Transaction. Notwithstanding any other provision of this Plan, if any right granted pursuant to this Plan would make a Change in Control transaction ineligible for pooling-of-interests accounting under APB No. 16 that (after giving effect to any other actions taken to cause such transaction to be eligible for such pooling-of-interests accounting treatment) but for the nature of such grant would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute for the cash payable pursuant to such right Shares with a Fair Market Value equal to the cash that would otherwise be payable pursuant thereto.
     (d) Provisions not Applicable. The provisions of this Section 10 shall not apply (i) if the Committee determines at the time of grant that such Section shall not apply or (ii) to any Change in Control when expressly provided otherwise by a three-fourths vote of the Whole Board, but only if a majority of the members of the Board then in office and acting upon such matters shall be Continuing Directors.
     Section 11. Code Section 162(m) Provisions
     (a) Applicability. Notwithstanding any other provision of this Plan, if the Committee determines at the time Restricted Stock, a Performance Award or an Other Stock Unit Award is granted to a Participant that such Participant is, or is likely to be at the time he or she recognizes income for federal income tax purposes in connection with such Award a Covered Employee then the Committee may provide that this Section 11 is applicable to such Award.
     (b) Performance Goals. If an Award is subject to this Section 11, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, operating income, revenues, gross margin, return on operating assets, return on equity, economic value added, stock price appreciation, total stockholder return (measured in terms of stock price appreciation and dividend growth), or cost control, of the Company or an Affiliate or division of the Company for or within which the Participant is primarily employed, or such other measures as the Committee may determine to comply with the requirements of Section 162(m) of the Code and the regulations thereunder. Such Performance Goals also may be based upon the attaining specified levels of performance under one or more of the measures described above relative to the performance of other corporations. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code and the regulations thereunder.
     (c) Limitations on Adjustments. Notwithstanding any provision of this Plan other than Section 10, with respect to any Award that is subject to this Section 11, the Committee may not adjust upwards the amount payable pursuant to such Award, nor may it waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant.
     (d) Other Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 11 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance based compensation” within the meaning of Section 162 (m)(4)(B) of the Code or any successor thereto.

     Section 12. Amendments and Terminations
     The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of an Optionee or Participant under an Award theretofore granted, without the optionee’s or Participant’s consent, or that without the approval of the Stockholders would:
     (a) except as is provided in Section 3(c) of the Plan, increase the total number of shares reserved for the purpose of the Plan; or
     (b) change the employees or class of employees eligible to participate in the Plan.
The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without his consent.
     Section 13. General Provisions
     (a) No Assignment. Unless the Committee determines otherwise at the time the Award is granted, no Award, and no Shares subject to Awards described in Section 9 which have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution; provided that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant. Each Award shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative.
     (b) Term of Awards. The term of each Award shall be for such period of months or years from the date of its grant as may be determined by the Committee; provided that in no event shall the term of any Incentive Stock Option or any Stock Appreciation Right related to any Incentive Stock Option exceed a period of ten (10) years from the date of its grant.
     (c) No Right to Award. No Employee or Participant shall have any claim to be granted any Award under the Plan and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.
     (d) Written Agreement Required. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a fully executed copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.
     (e) Adjustments. Except as provided in Section 11, the Committee shall be authorized to make adjustments in Performance Award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.
     (f) Cancellations and Forfeitures. The Committee shall have full power and authority to determine whether, to what extent, and under what circumstances, any Award shall be canceled or suspended. In particular, but without limitation, all outstanding Awards to any Participant shall be canceled if the Participant, without the consent of the Committee, while employed by the Company or after termination of such employment becomes associated with, employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest as determined by the Committee.
In the event a Participant terminates his or her employment with the Company for any reason whatsoever, and within eighteen (18) months after the date thereof becomes associated with, employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest as determined by the Committee, the Committee, in its sole discretion, may require such Participant to return to the Company the economic value of any Award which is realized or obtained (measured at the date of exercise) by such Participant at any time during the period beginning on that date which is six months prior to the date of such Participant’s termination of employment with the Company.
     (g) Securities Laws Restrictions. No Shares shall be issued under the Plan unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable Federal and state securities laws. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
     (h) Deferrals. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of this Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents, with respect to the number of shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.
     (i) Payment Requirements. Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.
     (j) Withholding. The Company shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee shall be authorized to establish procedures for election by Participants to satisfy such withholding taxes by delivery of, or directing the Company to retain Shares.
     (k) Other Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is otherwise required, and such arrangements may be either generally applicable or applicable only in specific cases.
     (l) Applicable Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.
     (m) Invalid Provisions. If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.
     (n) Foreign Nationals. Awards may be granted to Employees who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.
     (o) No Right to Employment. Neither the adoption of the Plan nor the granting of any Award shall confer upon any employee of the Company any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate the employment of any of its employees at any time, with or without cause.
     (p) Treatment as Compensation for Other Purposes. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company unless expressly so provided by such other plan or arrangements, or except where the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive annual cash compensation. Awards under the Plan may be made in combination with or in tandem with, or as alternatives to, grants, awards or payments under any other Company plans. The Plan notwithstanding, the Company may adopt such other compensation programs and additional compensation arrangements as it deems necessary to attract, retain and reward employees for their service with the Company.
     Section 14. Effective Date of the Plan
     The Plan shall be effective on the Effective Date.

     Section 15. Definitions
     As used in the Plan, the following terms shall have the meanings set forth below:
     (a) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Share, Performance Unit, Dividend Equivalent, Other Stock Unit Award, or any other right, interest, or option relating to Shares granted pursuant to the provisions of the Plan.
     (b) “Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award granted by the Committee hereunder.
     (c) “Board” shall mean the Board of Directors of Worthington Industries, Inc.
     (d) “Change in Control” shall mean the following:
(i) A Change in Control shall have occurred when any Acquiring Person (other than (A) Worthington or any Worthington Subsidiary, (B) any employee benefit plan of the Company or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or (C) any person who, on the Effective Date of the Plan, is an Affiliate of this Company and owning in excess of ten percent (10%) of the outstanding shares of the Company and the respective successors, executors, legal representatives, heirs and legal assigns of such person), alone or together with its Affiliates and Associates, has acquired or obtained the right to acquire the beneficial ownership of twenty-five percent (25%) or more of the Shares then outstanding.
(ii) “Acquiring Person” means any person (any individual, firm, corporation or other entity) who or which, together with all Affiliates and Associates, has acquired or obtained the right to acquire the beneficial ownership of twenty-five percent (25%) or more of the Shares then outstanding.
(iii) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.
(iv) “Continuing Director” means any person who was a member of the Board on the Effective Date of the Plan or thereafter elected by the shareholders or appointed by the Board prior to the date as of which the acquiring Person became a Substantial Shareholder (as such term is defined in Article Six of the Company’s Certificate of Incorporation) or, a person designated (before his initial election or employment as a director) as a Continuing Director by three-fourths of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors.
(v) “Whole Board” means the total number of directors which the Company would have if there were no vacancies.
     (e) “Change in Control Price Per Share” shall mean the highest price per Share (i) paid by the Acquiring Person in connection with the transactions that results in the Change in Control; or (ii) paid or offered by the Acquiring Person, to acquire other Shares in excess of 1% of the outstanding shares, at any time after the change in control and before the Participant exercises his election under Section 10(b).

     (f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
     (g) “Committee” shall mean the Compensation and Stock Option Committee of the Board, composed of no fewer than three directors, each of whom is a Disinterested Person and an “outside director” within the meaning of Section 162(m) of the Code.
     (h) “Company” shall mean Worthington Industries, Inc., a Delaware corporation, and its subsidiaries, direct or indirect. Subsidiaries of the Company shall include any entity of which the Company owns 50% or more.
     (i) “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m)(3) of the Code.
     (j) “Disinterested Person” shall have the meaning set forth in Rule 16b-3(d)(3) promulgated by the Securities and Exchange Commission under the Exchange Act or any successor definition adopted by the Securities and Exchange Commission.
     (k) “Dividend Equivalent” shall mean any right granted pursuant to Section 14(h) hereof.
     (l) “Effective Date” shall mean September 18, 1997.
     (m) “Employee” shall mean any salaried employee of the Company. Unless otherwise determined by the Committee in its sole discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment and to have ceased to be an Employee if his or her employer ceases to be a subsidiary of Worthington, even if he or she continues to be employed by such employer.
     (n) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
     (o) “Fair Market Value” shall mean, with respect to any property, the fair market value of such property determined pursuant to the regulations issued under Section 422 of the Code or by such other methods or procedures as shall be established from time to time by the Committee.
     (p) “Incentive Stock Option” shall mean an Option granted under Section 5 hereof that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.
     (q) “Non-Qualified Stock Option” shall mean an Option granted under Section 5 hereof that is not intended to be an Incentive Stock Option.
     (r) “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.
     (s) “Other Stock Unit Award” shall mean any right granted to a Participant by the Committee pursuant to Section 9 hereof.

     (t) “Participant” shall mean an Employee who is selected by the Committee to receive an Award under the Plan.
     (u) “Performance Award” shall mean any Award of Performance Shares or Performance Units pursuant to Section 8 hereof.
     (v) “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goal specified by the Committee with respect to such Award are to be measured.
     (w) “Performance Share” shall mean any grant pursuant to Section 8 hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.
     (x) “Performance Unit” shall mean any grant pursuant to Section 8 hereof of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.
     (y) “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, limited liability company, other entity or government or political subdivision thereof.
     (z) “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge, or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.
     (aa) “Restricted Stock Award” shall mean an award of Restricted Stock under Section 7 hereof.
     (bb) “Shares” shall mean the shares of common stock, $.01 par value, of the Company and such other securities of the Company as the Committee may from time to time determine.
     (cc) “Stock Appreciation Right” shall mean any right granted to a Participant pursuant to Section 6 hereof to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise or, if the Committee shall so determine in the case of any such right other than one related to any Incentive Stock Option, at any time during a specified period before the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, other than in the case of substitute awards, shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be. Any payment by the Company in respect of such right may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.
     (dd) “Worthington” shall mean Worthington Industries, Inc., an Ohio corporation.

C/O NATIONAL CITY BANK
SHAREHOLDER SERVICES
OPERATIONS LOC 5352
P. O. BOX 94509
CLEVELAND, OH 44101-4509
Vote 24 hours a day, 7 days a week!
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Time, on September 23, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Worthington Industries, Inc. in mailing proxy materials, you can consent to receiving all future Proxy Statements, Proxy Cards, Notices of Internet Availability of Proxy Materials and Annual Reports to Shareholders electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time, on September 23, 2008. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Worthington Industries, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote by telephone or Internet, please do not
mail your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	WORIN1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WORTHINGTON INDUSTRIES, INC.		For	Withhold	For All
Vote On Directors:		All	All	Except
The Board recommends a vote FOR all nominees.

1.	To elect three directors, each to serve for a term of three years to expire at the 2011 Annual Meeting of Shareholders: 01) Michael J. Endres, 02) Peter Karmanos, Jr. and 03) Carl A. Nelson, Jr.	0	0	0

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote On Proposals:

The Board recommends a vote FOR Proposals 2, 3 and 4.		For	Against	Abstain

2.	To approve the Worthington Industries, Inc. Annual	0	0	0
	Incentive Plan for Executives.

The Board recommends a vote AGAINST Proposal 5.		For	Against	Abstain

5.	To adopt the shareholder proposal described in the accompanying	0	0	0
	Proxy Statement, if properly presented at the Annual Meeting.

3.	To reapprove the material terms of the performance goals under	0	0	0
	the Worthington Industries, Inc. 1997 Long-Term Incentive Plan.

4.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending May 31, 2009.

		Yes	No

Please indicate if you plan to attend the Annual Meeting.		0	0
The Common Shares represented by this Proxy, when properly executed, will be voted or not voted as specified. If no choice is indicated, the Common Shares represented by this Proxy, when properly executed, will be voted FOR all of the nominees for re-election as directors of the Company named in Proposal 1 and, if permitted by applicable law, FOR each of Proposals 2, 3 and 4 and AGAINST Proposal 5, in accordance with the recommendations of the Company’s Board of Directors. If any other matters are properly brought before the Annual Meeting or if any nominee for re-election as a director named in Proposal 1 is unable to serve, or for good cause will not serve, as a candidate for re-election as a director, the Common Shares represented by this Proxy will be voted in the discretion of the individuals designated to vote this Proxy, to the extent permitted by applicable law, on such matters or for such substitute nominee(s) as the Board of Directors of the Company may recommend.

Please sign your name exactly as it appears on this proxy card. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, an authorized officer should sign in full corporate name. If shareholder is a partnership or other entity, an authorized person should sign in the entity’s full name. If the Common Shares represented by this Proxy are held in joint tenancy, both holders must sign this proxy card.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
WEDNESDAY, SEPTEMBER 24, 2008, AT 2:00 P.M. EDT
WORTHINGTON INDUSTRIES, INC.
200 OLD WILSON BRIDGE ROAD
COLUMBUS, OHIO 43085
A live audio webcast will be available via Internet link at
www.worthingtonindustries.com and will be archived for 90 days.
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting of Shareholders, Proxy Statement, Annual Report to Shareholders and Form of Proxy are available online at www.proxyvote.com.

Worthington Industries, Inc.	Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WORTHINGTON INDUSTRIES, INC. PLEASE SIGN AND DATE THIS PROXY CARD WITHIN THE BOXES ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
Each shareholder identified on this proxy card hereby constitutes and appoints John P. McConnell, George P. Stoe and Dale T. Brinkman, and each of them, with full power of substitution, the lawful agents and proxies of the shareholder to attend the Annual Meeting of Shareholders of Worthington Industries, Inc. (the “Company”) to be held at Worthington Industries Headquarters located at 200 Old Wilson Bridge Road, Columbus, Ohio 43085, on Wednesday, September 24, 2008, at 2:00 p.m., Eastern Daylight Time, and any adjournment, and to vote all of the Common Shares of the Company that the shareholder is entitled to vote at such Annual Meeting or any adjournment, as directed on the reverse side with respect to the matters set forth on the reverse side, and to vote such Common Shares with discretionary authority on all other matters which are properly brought before the Annual Meeting and any adjournment.
All Proxies previously given or executed by each shareholder are hereby revoked. Each shareholder acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the September 24, 2008 meeting and the Company’s 2008 Annual Report to Shareholders.